Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

Dated as of November 24, 2003

Between

TIME WARNER INC.

and

WMG ACQUISITION CORP.

ARTICLE VII

Tax Matters

SECTION 7.01.	Preparation and Filing of Returns; Payment of Taxes
SECTION 7.02.	Refunds, Credits and Offsets
SECTION 7.03.	Cooperation
SECTION 7.04.	Transfer Taxes
SECTION 7.05.	FIRPTA Certificate
SECTION 7.06.	Tax Sharing Agreements
SECTION 7.07.	Purchase Price Adjustments and Allocation
SECTION 7.08.	Section 338(g) and Section 338(h)(10) Elections
SECTION 7.09.	Tax Cooperation
SECTION 7.10.	Non-U.S. Acquired Companies

ARTICLE VIII

Termination

SECTION 8.01.	Termination
SECTION 8.02.	Effect of Termination

ARTICLE IX

Indemnities

SECTION 9.01.	Survival of Representations and Warranties
SECTION 9.02.	Indemnification other than for Tax Matters
SECTION 9.03.	Limits on Indemnification
SECTION 9.04.	Tax Indemnification
SECTION 9.05.	Computation and Timing of Indemnifiable Losses
SECTION 9.06.	Indemnification as Exclusive Remedy
SECTION 9.07.	Interim Taxes

ARTICLE X

Other Matters

SECTION 10.01.	Notices
SECTION 10.02.	Amendments; No Waivers
SECTION 10.03.	Governing Law
SECTION 10.04.	Enforcement; Expenses of Litigation
SECTION 10.05.	Severability
SECTION 10.06.	Counterparts
SECTION 10.07.	Assignment
SECTION 10.08.	WAIVER OF JURY TRIAL
SECTION 10.09.	Entire Agreement

SECTION 10.10.	Captions
SECTION 10.11.	Specific Performance
SECTION 10.12.	Public Announcement

APPENDIX A	Definitions

SCHEDULE 1.01	Schedule of Shares
SCHEDULE 1.02(a)	Specified Warner Businesses Assets
SCHEDULE 1.02(b)	Certain Warner Recorded Music Businesses
SCHEDULE 6.13(a)	Warner Bros. Synch License
SCHEDULE 6.13(b)	New Line Arrangements
EXHIBIT A	Form of WBE Trademark License
EXHIBIT B	Form of WCI Trademark License
EXHIBIT C	Form of Seller Services Agreement
EXHIBIT D	Form of Purchaser Services Agreement
EXHIBIT E	Terms of Warrant A
EXHIBIT F	Terms of Warrant B
EXHIBIT G	Commitments

PURCHASE AGREEMENT dated as of November 24, 2003 (this “Agreement”), between TIME WARNER INC. (“Seller”) and WMG ACQUISITION CORP. (“Purchaser”).

WHEREAS Seller owns the Warner Recorded Music Business and the Warner Music Publishing Business (collectively, the “Warner Businesses”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase, directly or indirectly, the Warner Businesses; and

WHEREAS certain capitalized terms used in this Agreement are defined in Appendix A.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

SECTION 1.01.      The Stock Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing Seller shall, or shall cause the Share Sellers to sell to Purchaser, and Purchaser shall purchase, all the securities listed on Schedule 1.01 (the “Shares”). The entities listed on Schedule 1.01 are referred to in this Agreement individually as a “Company” and collectively as the “Companies”.

SECTION 1.02.      The Asset Purchase. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall cause the Asset Sellers to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept, all Right, title and interest of the Asset Sellers in, to and under the Acquired Assets together with all Rights attaching thereto.

(b)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser shall assume all Liabilities arising primarily from or relating to the Acquired Assets (such Liabilities, collectively, the “Assumed Liabilities”). Purchaser shall not assume any Excluded Liabilities.

SECTION 1.03.      Purchase Price. The aggregate purchase price for the Acquired Companies and the Acquired Assets shall be $2.606 billion (upon which interest shall accrete at the Prime Rate from and including December 1, 2003 to but excluding the Closing Date) (the “Closing Payment”) and the Warrants (together with the Closing Payment, the “Purchase Price”).

ARTICLE II

Documentation and Closing

SECTION 2.01.      The Closing. The Closing shall occur at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York at 10:00 a.m., New York City time on the later of (a) the fifth business day following the satisfaction or waiver of the conditions contained in Sections 2.02 and 2.03, other than those conditions that by their nature can be satisfied only on the Closing Date and (b) January 20, 2004. The date on which the Closing occurs shall be called the “Closing Date”. At the Closing:

(a)                                  The parties or their respective Affiliates, as the case may be, shall execute and deliver (i) a license agreement substantially in the form of Exhibit A (the “WBE Trademark License”), (ii) a license agreement substantially in the form of Exhibit B (the “WCI Trademark License” and, together with the WBE Trademark License, the “Seller Trademark Licenses”), (iii) an administrative services agreement substantially in the form of Exhibit C (the “Seller Services Agreement”), (iv) an administrative services agreement substantially in the form of Exhibit D (the “Purchaser Services Agreement”), (v) a warrant, the terms of which are set forth in Exhibit E (“Warrant A”), and (vi) a warrant, the terms of which are set forth in Exhibit F (“Warrant B” and, together with Warrant A, the “Warrants” and, together with the Seller Trademark Licenses, the Seller Services Agreement and the Purchaser Services Agreement, the “Ancillary Agreements”).

(b)                                 Purchaser shall:

(i)                                     in consideration for the Acquired Companies and the Acquired Assets, pay or cause to be paid to Seller or its designees, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two business days prior to the Closing Date, cash in U.S. dollars in an amount equal to the Closing Payment;

(ii)                                  deliver to Seller a receipt for the Shares and the Acquired Assets;

(iii)                               deliver to Seller a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date and certifying on behalf of Purchaser: (A) that attached thereto is a true, correct and complete copy of the certificate of incorporation and by-laws (or comparable constitutive documents) of Purchaser as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors or comparable governing body (and any committees thereof) of Purchaser authorizing, to the extent applicable, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the purchaser of the Shares, and that all such resolutions are still in full force and effect; and (C) the incumbency and specimen signature of all officers of Purchaser executing this Agreement, any Ancillary Agreement or the share certificates representing the Shares, and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of Purchaser as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii);

(iv)                              deliver to Seller certificates of the Secretary of State (or other applicable office) in the jurisdiction in which Purchaser is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of Purchaser;

(v)                                 deliver to Seller instruments of assumption appropriately executed by Purchaser in form and substance reasonably acceptable to Purchaser; and

(vi)                              deliver to Seller the certificate required to be delivered pursuant to Section 2.03(a).

(c)                                  Seller shall deliver to Purchaser:

(i)                                     in respect of the Companies, stock certificates evidencing the Shares registered in the name of Purchaser or its nominee, in form reasonably satisfactory to Purchaser, with all required stock transfer Tax stamps affixed and free and clear of all Encumbrances other than Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates;

(ii)                                  in respect of the Acquired Assets, such documents as Purchaser may reasonably require to effect the transfer to Purchaser of the Asset Sellers’ interests therein free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates;

(iii)                               a receipt for the Closing Payment;

(iv)                              a certificate of the Secretary or an Assistant Secretary of Seller and each Share Seller and Asset Seller, dated as of the Closing Date and certifying on behalf of Seller or such Share Seller or Asset Seller, as applicable: (A) that attached thereto is a true, correct and complete copy of the certificate of incorporation and by-laws (or comparable constitutive documents) of Seller or such Share Seller or Asset Seller as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors or comparable governing body (and any committees thereof) of Seller or such Share Seller or Asset Seller authorizing, to the extent applicable, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the sale and delivery of the Shares and the Acquired Assets, and that all such resolutions are still in full force and effect; and (C) the incumbency and specimen signature of all officers of Seller or such Share Seller or Asset Seller executing this Agreement, any Ancillary Agreement or the share certificates representing the Shares, and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of Seller or such Share Seller or Asset Seller as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv);

(v)                                 certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which Seller and each Share Seller and Asset Seller is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entities;

(vi)                              corporate minute books and stock register/transfer ledgers (or equivalents) of each of the Acquired Companies; and

(vii)                           the certificate required to be delivered pursuant to Section 2.02(a).

SECTION 2.02.      Purchaser Closing Conditions. The obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver by Purchaser of the following further conditions:

(a)                                  the representations and warranties of Seller contained in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and accurate in all respects and (ii) that are not so qualified shall be true and accurate in all material respects, in each case at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date). The covenants and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects. Purchaser shall have received a certificate from Seller signed by an executive officer thereof with respect to the matters described in this Section 2.02(a);

(b)                                 any waiting period (and any extension thereof) under the HSR Act or any other relevant antitrust Law or foreign investment Law applicable to the purchase of the Acquired Companies and the Acquired Assets contemplated hereby shall have expired or shall have been terminated;

(c)                                  no Action shall be pending by any Governmental Authority against Purchaser or Seller seeking to restrain the Transactions;

(d)                                 there shall not be pending any Law or Governmental Order directing that the Transactions not be consummated or which has the effect of rendering it unlawful to consummate such Transactions;

(e)                                  since the Balance Sheet Date, except for matters set forth on Schedule 3.08, there shall not have occurred any change, effect, event, occurrence or state of facts that has had or could reasonably be expected to have a Material Adverse Effect; and

(f)                                    Purchaser shall have received duly executed copies of the closing deliveries set forth in Sections 2.01(a) and 2.01(c), and such documents shall be in full force and effect.

SECTION 2.03.      Seller Closing Conditions. The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller of the following further conditions:

(a)                                  the representations and warranties of Purchaser contained in this Agreement (i) that are qualified as to materiality or material adverse effect shall be true and accurate in all respects and (ii) that are not so qualified shall be true and accurate in all material respects, in each case at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date). The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all respects. Seller shall have received a certificate from Purchaser signed by an executive officer thereof with respect to the matters described in this Section 2.03(a);

(b)                                 any waiting period (and any extension thereof) under the HSR Act or any other relevant antitrust Law or foreign investment Law applicable to the purchase of the Acquired Companies and the Acquired Assets contemplated hereby shall have expired or shall have been terminated;

(c)                                  no Action shall be pending by any Governmental Authority against Purchaser or Seller seeking to restrain the Transactions;

(d)                                 there shall not be pending any Law or Governmental Order directing that the Transactions not be consummated or which has the effect of rendering it unlawful to consummate such Transactions; and

(e)                                  Seller shall have received duly executed copies of the closing deliveries set forth in Sections 2.01(a) and 2.01(b), and such documents shall be in full force and effect.

SECTION 2.04.      Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the “breaching party”) delivers to the other party (the “waiving party”) written notice of any breach by the breaching party of any representation or warranty contained in this Agreement or any certificate delivered pursuant hereto that the breaching party certifies is reasonably expected to result in Losses in excess of $75 million, and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article IX, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach (but shall retain any claims with respect to the accuracy of the disclosure contained in the certificate itself), notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto. This Section 2.04 shall apply only if the waiving party has knowledge of the relevant breach as a result of disclosure thereof by the other party in a certificate thereof under Section 2.02(a) or 2.03(a). A breaching party shall be permitted to give notice pursuant to this Section only if, as of the date this Agreement, the breaching party made the applicable representation or warranty in good faith and had no knowledge of such breach and only if such notice shall be accompanied by documentation available to the breaching party that leads it to conclude Losses in excess of $75 million are reasonably expected to result from such breach. Any written notice delivered pursuant to this Section 2.04 shall specifically refer to the fact that it is being delivered pursuant to this Section 2.04 and any such notice shall be deemed a failure of the condition set forth in Section 2.02(a), if the breaching party is Seller, or a failure of the condition set forth in Section 2.03(a), if the breaching party is Purchaser. If, following delivery of a notice under this Section 2.04, the waiving party elects not to close, the waiving party may terminate this Agreement (any such termination to be deemed a termination under Section 8.01) and the breaching party shall, within five days of such termination, pay the waiving party or its designee, in immediately available funds by wire transfer in U.S. dollars, an amount equal to the documented out-of-pocket expenses of such waiving party, including (if Purchaser is the waiving party) Purchaser’s direct and indirect equity holders, incurred in connection with this Agreement and the transactions contemplated hereby and the related financing thereof (including (if Purchaser is the waiving party) all fees and expenses payable to financing sources or hedging counterparties and the Representatives of Purchaser and/or its financing sources).

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Purchaser that, except with respect to the Excluded Assets and the Excluded Liabilities and except as set forth in the letter, dated as of the date of this Agreement from Seller to Purchaser (the “Seller Disclosure Letter”):

SECTION 3.01.      Organization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller owns all of the capital stock, directly or indirectly, of all the Share Sellers and Asset Sellers. Each of the Share Sellers, the Asset Sellers and the Acquired Companies is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, which jurisdiction is set forth in the Seller Disclosure Letter, and has the requisite power to own its properties and to carry on its business as it is now being conducted and to perform all of its respective obligations under all Contracts, (b) is not in violation of its certificate of incorporation or bylaws (or comparable organizational documents) and (c) is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except, in the case of each of clauses (a), (b) and (c), with respect to Acquired Companies other than the Companies and the Significant Subsidiaries, for such circumstances that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to Closing, complete and correct copies of the certificate of incorporation and by-laws (or comparable constitutive documents) of Seller, each Share Seller, each Asset Seller, each Company and each Significant Subsidiary shall be made available to Purchaser.

SECTION 3.02.      Authority; Enforceability. Seller and each of its Subsidiaries has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller or such Subsidiary is, or is specified to be, a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller and each of its Subsidiaries of this Agreement and the Ancillary Agreements to which Seller or such Subsidiary is, or is specified to be, a party and the performance by Seller and such Affiliate of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller and each of its Subsidiaries. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. At or prior to the Closing, Seller and each of its Subsidiaries shall have duly executed and delivered each Ancillary Agreement to which Seller or such Subsidiary is specified to be a party, and each Ancillary Agreement shall constitute a legal, valid and binding obligation of Seller or such Subsidiary, enforceable against Seller or such Subsidiary in accordance with its terms.

SECTION 3.03.      Non-Contravention. The execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Ancillary Agreements to which Seller or such Subsidiary is, or is specified to be, a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or comparable constitutive documents) or any resolution adopted by the board of directors (or comparable governing body) or stockholders of Seller, any Acquired Company, any Share Seller or any Asset Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Acquired Assets or to Seller, any Acquired Company, any Share Seller, any Asset Seller or any of their assets or properties or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on the Acquired Assets or on any of the assets or properties of any Acquired Company pursuant to, any Contract to which Seller, any Share Seller, any Asset Seller or any Acquired Company is a party or by which any of their respective properties or assets is bound or affected except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, consent, right of termination, amendment or acceleration or Encumbrance as has not had and could not reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04.      Governmental Consents. The execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Ancillary Agreements to which Seller or such Subsidiary is, or is specified to be, a party do not and will not require any consent, approval, authorization or other Governmental Order of, action by, filing with or notification to any Governmental Authority, except for (a) the filing of a notification and report form under the HSR Act, (b) all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust Laws or foreign investment Laws in order to consummate the

Transactions, (c) filings that may be required under the Exchange Act, (d) compliance with and filings and notifications under applicable Environmental Laws, (e) those that may be required as a result of the nature of the business or ownership of Purchaser and (f) those the failure of which to obtain or make have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05.      Capital Stock of the Companies. (a) Schedule 3.05(a) of the Seller Disclosure Schedule sets forth, for each of the Companies, (i) the entire authorized capital stock of such Company, and (ii) the number of issued and outstanding shares of such authorized capital stock of such Company. All of such issued and outstanding shares identified on Schedule 3.05(a) as being held by Seller and its Subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable, have not been issued in violation of any Contract or preemptive or similar rights, the Securities Act or other applicable Law, and are owned of record and beneficially by Seller and its Subsidiaries as set forth in the Seller Disclosure Letter, free and clear of any Encumbrances. There are no other outstanding shares, options, warrants, calls, rights or commitments or any other agreements of any character relating to dividend or voting rights or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any Company, except for irrevocable proxies and powers of attorney granted in the ordinary course for the voting of securities required by applicable Laws.

(b)                                 The transfer and delivery of the Shares by the Share Sellers to Purchaser as contemplated by this Agreement shall transfer good title to the Shares to Purchaser, free and clear of all Encumbrances except Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates.

SECTION 3.06.      Subsidiaries. (a) Set forth in Schedule 3.06(a) of the Seller Disclosure Letter is the number of authorized, issued and outstanding shares of capital stock, ordinary shares, partnership interests, membership interests or other ownership interests of each Significant Subsidiary. All the outstanding shares of capital stock, ordinary shares, partnership interests, membership interests or other ownership interests, as applicable, of each Significant Subsidiary are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any Contract, preemptive or similar rights or the Securities Act or other applicable Law. Except with respect to the Dormant Subsidiaries or as set forth in Schedule 3.06(a) or 3.06(b) of the Seller Disclosure Letter, there are no other outstanding shares of capital stock, partnership interests, membership interests, other ownership interests, options, warrants, calls, rights or commitments or any other agreements of any character relating to dividend or other distribution rights or to the purchase, sale, allotment, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock, share capital, partnership interests, membership interests or other ownership interests, as applicable, of any Subsidiary of the Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock, share capital, partnership interests, membership interests or other ownership interests, as applicable, of any Subsidiary of the Companies, except for proxies and powers of attorney for the voting of securities required by applicable Laws except, in each case, for buy/sell, put/call and similar arrangements arising under the constitutive or formation documents of non-wholly owned Subsidiaries of the Companies.

(b)                                 Set forth in Schedule 3.06(b) of the Seller Disclosure Letter is a list of all the Subsidiaries of the Companies and such list indicates which Subsidiaries are Significant Subsidiaries. Such list identifies, for each such entity, the Share Seller or Acquired Company with an ownership interest in such entity and the percentage interest held by such Share Seller or Acquired Company. The ownership interests set forth in Schedule 3.06(b) of the Seller Disclosure Letter are owned of record by such Share Seller or Acquired Company as set forth in the Seller Disclosure Letter free and clear of any Encumbrances.

(c)                                  Set forth in Schedule 3.06(c) of the Seller Disclosure Letter is a list of all investments held by any Acquired Company in any Person (other than Acquired Companies) as of the date of this Agreement that has a fair market value in excess of $5 million.

SECTION 3.07.      Financial Statements. (a) The unaudited combined balance sheet of the Warner Recorded Music Business as of August 31, 2003 and the related unaudited combined statements of income and cash flows for the Warner Recorded Music Business for the nine months ended August 31, 2003, included in the Seller Disclosure Letter fairly present in conformity with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis, the combined financial position of the Warner Recorded Music Business as of the date thereof and its combined results of operations for the period then ended, subject to normal year-end adjustments in the case of any unaudited interim financial statements.

(b)                                 The audited combined balance sheets of the Warner Recorded Music Business as of November 30, 2002, and the related audited combined statements of income and cash flows for the Warner Recorded Music Business for the fiscal year ended November 30, 2002, included in the Seller Disclosure Letter fairly present in conformity with GAAP, applied on a consistent basis, the combined financial position of the Warner Recorded Music Business as of the dates thereof and its combined results of operations for the periods then ended.

(c)                                  The unaudited combined balance sheet of the Warner Music Publishing Business as of August 31, 2003 and the related unaudited combined statements of income and cash flows for the Warner Music Publishing Business for the nine months ended August 31, 2003, included in the Seller Disclosure Letter fairly present in conformity with GAAP, applied on a consistent basis, the combined financial position of the Warner Music Publishing Business as of the date thereof and its combined results of operations for the period then ended, subject to normal year-end adjustments in the case of any unaudited interim financial statements.

(d)                                 The unaudited combined balance sheets of the Warner Music Publishing Business as of November 30, 2002, and the related unaudited combined statements of income and cash flows for the Warner Music Publishing Business for the fiscal year ended November 30, 2002, included in the Seller Disclosure Letter fairly present in conformity with GAAP, applied on a consistent basis, the combined financial position of the Warner Music Publishing Business as of the dates thereof and its combined results of operations for the periods then ended. Subject to any adjustments of the nature contemplated by Section 3.07(e), the financial information set forth in the audited financial statements referred to in Section 6.11(a)(iii)(B) shall not differ in any material respect from the financial information set forth in the unaudited financial statements referred to in this Section 3.07(d).

(e)                                  Notwithstanding anything to the contrary contained in this Section 3.07, the unaudited financial statements referred to in Sections 3.07(a), 3.07(c) and 3.07(d) shall not be deemed to be inconsistent with GAAP by virtue of any of the following: (i) absence of footnotes, (ii) absence of comparative period financial information, (iii) failure to comply with the presentation format prescribed by GAAP, or (iv) failure of the financial statements to reflect fully interest and income Taxes or (v) the treatment of Excluded Assets and Excluded Liabilities pursuant to Schedule 3.07(f) of the Seller Disclosure Letter.

(f)                                    Except as disclosed in Schedule 3.07(f) of the Seller Disclosure Letter, the financial statements set forth in this Section 3.07 do not include or reflect any Excluded Assets or Excluded Liabilities.

SECTION 3.08.      Absence of Certain Changes. From the Balance Sheet Date to the date of this Agreement, the Warner Businesses have been conducted in the ordinary course consistent with past practices and there has not been:

(a)                                  any change, effect, event, occurrence or state of facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 any material guarantee by an Acquired Company of any indebtedness for borrowed money or other Liabilities of third parties other than in the ordinary course of business consistent with past practices;

(c)                                  any creation or other incurrence of any material Encumbrance (other than Permitted Encumbrances) on any asset of the Warner Businesses or any incurrence of any material Liability, in each case, other than in the ordinary course of business consistent with past practices;

(d)                                 (i) any change in any method of accounting, method of Tax accounting or accounting principles or practice by Seller or any of its Subsidiaries with respect to the Warner Businesses, except for any such change required by reason of a concurrent change in GAAP or (ii) any Tax election, or settlement or compromise of any Liability for Taxes or amendment of any Tax Returns that would result in any material increase in the Liability for Taxes of Purchaser or its Affiliates (including, after the Interim Date, the Acquired Companies) not indemnified by Seller, or any material increase in payments made to Seller pursuant to this Agreement in respect of any Post-Interim Date Tax Period;

(e)                                  any material acquisition or disposition of assets of the Warner Businesses, or waiver of material Rights of the Warner Businesses; or

(f)                                    except (i) for normal increases in compensation in the ordinary course of business consistent with past practice; (ii) as required by applicable Law; or (iii) to satisfy contractual obligations existing prior to the Balance Sheet Date under any Warner Employee Plan or Warner Employment Agreement, any (A) grant of any severance or termination pay, in an aggregate amount exceeding or reasonably expected to exceed $750,000; (B) entrance into any written employment, deferred compensation, consulting or other similar agreement (or any amendment to any such existing agreement) with any Warner Employee with guaranteed annual cash compensation or fees in excess of $750,000; (C) increase in benefits payable under any existing severance or termination pay plans, policies or arrangements or employment agreements, with respect to any Warner Employee with guaranteed annual cash compensation or fees in excess of $750,000, who shall be a Transferred Employee, if the aggregate amount of such benefits payable following such increase exceeds or is reasonably expected to exceed $750,000; or (D) increase in compensation, bonus, fringe benefits or other benefits payable to any Warner Employee with guaranteed annual cash compensation or fees in excess of $750,000; and in the case of clauses (A) through (D), there have not been any grants, new agreements or amendments to existing agreements, or increases in compensation, bonus or other benefits to Warner Employees with guaranteed annual cash compensation or fees less than or equal to $750,000 that in the aggregate are material to the Warner Businesses; (E) establishment, adoption, entrance into, amendment or termination of any Warner Employee Plan or any Warner Employment Agreement that provides for guaranteed annual cash compensation or fees in excess of $750,000; or (F) grants of any equity or equity-based awards or profit participation to any Warner Employee; or

(g)                                 any Contract or commitment to do any of the foregoing.

SECTION 3.09.      No Undisclosed Material Liabilities. There is no Liability that will be a Transferred Liability that would be required to be disclosed in a balance sheet for the Warner Businesses prepared in accordance with GAAP or in the notes thereto other than Liabilities (i) reflected in the Balance Sheet or (ii) incurred after the Balance Sheet Date in the ordinary course of the Warner Businesses. Other than Liabilities referred to in clauses (i) and (ii) and Liabilities of the types described in Sections 3.08, 3.10, 3.12, 3.15, 3.17, 3.18 and 3.19, there is no Liability that will be a Transferred Liability that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.      Material Contracts. As of the date of this Agreement, none of the Acquired Companies is a party to or is bound by, and none of the Acquired Assets includes any:

(a)                                  Contract containing a covenant limiting the freedom of any Acquired Company to engage in any line of business in any geographic area or to compete with any Person that materially limits the conduct of the Warner Businesses, taken as a whole, as presently conducted or limiting the ability of any Acquired Company to incur indebtedness for borrowed money or create Encumbrances (other than covenants or restrictions created by the constitutive or formation documents of such Acquired Company (in the case of a non-wholly owned Subsidiaries of the Companies) and limitations on Encumbrances on such Contract itself or on Rights conveyed by such Contract);

(b)                                 Warner Employment Agreement with a Warner Employee whose current guaranteed annual cash compensation is in excess of $750,000 and that is not terminable by the relevant Acquired Company by notice of not more than 90 days for a cost of less than $750,000;

(c)                                  Contract or transaction with (i) Seller or any Affiliate of Seller (other than any Acquired Company), other than individual transactions entered into in the ordinary course of business on an arm’s-length basis, or (ii) any current or former officer, director or employee of any Acquired Company or any Affiliate of such individual (other than Warner Employment Agreements covered by Section 3.10(b));

(d)                                 Contract under which (i) any Person (other than any Acquired Company) has directly or indirectly guaranteed Liabilities of any Acquired Company or (ii) any Acquired Company has directly or indirectly guaranteed Liabilities of any Person (other than any Acquired Company) (in each case, which guarantee obligation exceeds $3 million, other than, in each case, endorsements for the purpose of collection in the ordinary course of the Warner Businesses consistent with past practice);

(e)                                  Artist Contract or Production/Label Contract with respect to (i) any album (with album interpreted to include CDs or any other similar product) that was among the “top-15” albums (measured by worldwide unit sales) for the Warner Recorded Music Business for any of 2000, 2001, 2002 or 2003 (through the date of this Agreement); and the Seller Disclosure Letter identifies any artist who is the featured performer on any such album and is signed to an Artist Contract with the Warner Recorded Music Business and who has less than three new, studio, non-specialty albums remaining to be delivered to the Warner Recorded Music Business under the applicable Artist Contract and (ii) the artists listed in Schedule 3.10(e)(1) of the Seller Disclosure Letter; the Seller Disclosure Letter identifies any Contract disclosed pursuant to this Section 3.10(e) that contains any “change of control” or similar provisions that would be triggered by the Transactions or the sale of the Acquired Companies; and Schedule 3.10(e)(2) of the Seller Disclosure Letter fairly and accurately sets forth the information purported to be set forth therein with respect to the Artist Contracts and Production/Label Contracts described in this Section 3.10(e);

(f)                                    Music Publishing Contract relating to a Musical Composition that was in the “top-100” in net publisher’s share for the Warner Music Publishing Business in the United States for any of 2000, 2001, 2002 or 2003 (through the date of this Agreement); and Schedule 3.10(f) of the Seller Disclosure Letter fairly and accurately sets forth the information purported to be set forth therein with respect to the Music Publishing Contracts described in this Section 3.10(f);

(g)                                 Contract that contains an obligation on the part of any Acquired Company (i) to utilize Manufacturing services or Physical Distribution services (other than any such obligation to any Acquired Company), other than a Contract that is terminable without penalty on no more than 90 days’ notice by the relevant Acquired Company or (ii) to provide Manufacturing services or Physical Distribution services if, in the case of this clause (ii), such obligation can no longer be complied with by the Warner Businesses following the closing of the acquisition transaction contemplated by the Cinram Agreement;

(h)                                 Contract creating an Encumbrance upon any assets that are material, individually or in the aggregate, to the Warner Businesses, taken as a whole;

(i)                                     power of attorney or similar instrument not made in the ordinary course of business;

(j)                                     Contract (other than this Agreement) for the purchase or sale of any of the assets (including equity interests) of the Warner Businesses after the date hereof, other than (A) purchases or sales in the ordinary course of the Warner Businesses consistent with past practice and (B) buy/sell, put/call and similar arrangements relating to partnerships, joint ventures and similar entities or to jointly-owned copyrights;

(k)                                  acquisition or disposition Contract providing for indemnification by the relevant Acquired Company or, in the case of Acquired Assets, the relevant Asset Seller, of any Person with respect to Liabilities relating to any current or former business of the relevant Acquired Company or Asset Seller or any predecessor Person; and there are no claims pending or, to the knowledge of Seller, threatened against any Acquired Company or, in the case of Acquired Assets, the relevant Asset Seller, by any Person under such indemnification provisions;

(l)                                     material Contract relating in whole or in part to the Warner Owned Intellectual Property Rights or the Warner Licensed Intellectual Property Rights (including any license or other agreement under which the relevant Acquired Company or, in the case of Acquired Assets, the relevant Asset Seller, is licensee or licensor of any Intellectual Property), other than Artist Contracts, Production/Label Contracts, Music Publishing Contracts, Contracts for the sale of downloads for resale purposes or licenses of electronic Rights in Recordings and licensing Contracts not relating to all or substantially all of the Recordings or Musical Compositions, as the case may be, owned or controlled by either the Warner Music Publishing Business or the Warner Recorded Music Business;

(m)                               Contract under which the relevant Acquired Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than any Acquired Company) or any other note, bond, debenture or other evidence of indebtedness of any Acquired Company (other than in favor of any Acquired Company) in any such case which the outstanding balance, individually, is in excess of $5 million;

(n)                                 Contract under which the relevant Acquired Company has, directly or indirectly, (i) made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than any Acquired Company, or any Person set forth in Schedule 3.06(c) of the Seller Disclosure Letter and other than extensions of trade credit in the ordinary course of the Warner Businesses consistent with past practices) or (ii) agreed to make after the date of this Agreement any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than any Acquired Company and other than extensions of trade credit in the ordinary course of the Warner Businesses consistent with past practices), in any such case which, individually, is in excess of $5 million, other than Artist Contracts, Production/Label Contracts and Music Publishing Contracts;

(o)                                 partnership, joint venture or other similar Contract (other than compilation joint ventures): (i) where the related joint venture, partnership or other similar entity relates to the Warner Recorded Music Business and: (A) generated total revenues in excess of $10 million during any of the 2000, 2001, 2002 or 2003 (through the date of this Agreement) fiscal years; or (B) generated total losses in excess of $5 million during any of the 2000, 2001, 2002 or 2003 (through the date of this Agreement) fiscal years; or (ii) that requires expenditures (including funding obligations) on the part of the relevant Acquired Company or, in the case of the Acquired Assets, the relevant Asset Seller, in excess of $5 million in any fiscal year commencing with 2003;

(p)                                 Artist Contract, Production/Label Contract, Music Publishing Contract or Warner Employment Agreement, containing, to the knowledge of Seller, any “key-man” provision, including any provision which gives rise to any breach of Contract, right of termination, loss of any benefit or increase in Liability of the Warner Businesses or any requirement to pay any penalty or damages by the Warner Businesses thereof, in each case described if a specified individual shall fail to participate in an activity related to such Contract or shall cease to be an employee of Seller or any of its Affiliates or shall cease to be employed in a specified capacity by Seller or any of its Affiliates;

(q)                                 Artist Contract relating to a “top-50” artist (measured by worldwide unit sales) for the Warner Recorded Music Business for any of 2000, 2001, 2002 or 2003 (through the date of this Agreement) containing any provision that provides for reversions or expiration of Rights in favor of any third party;

(r)                                    Contract pursuant to which any Person is sold downloads for resale purposes or is licensed electronic Rights in Recordings, in each case covering all or substantially all of the Recordings owned or controlled by the Warner Recorded Music Business and with a remaining term in excess of one year;

(s)                                  Contract providing for any earn-out, buy/sell or put/call with a reasonably expected Liability of $5 million or more; or

(t)                                    Contract other than as set forth above that is material to the Warner Businesses, taken as a whole, other than Artist Contracts, Production/Label Contracts, Music Publishing Contracts, Contracts for the sale of downloads for resale purposes, licenses of electronic Rights in Recordings and licensing Contracts not relating to all or substantially all of the Recordings or Musical Compositions, as the case may be, owned or controlled by either the Warner Music Publishing Business or the Warner Recorded Music Business;

Except as described in Schedule 3.10 to the Seller Disclosure Letter, complete and correct copies of the written Contracts required to be identified pursuant to this Section 3.10 (all such Contracts, collectively, the “Material Contracts”) (and complete and correct written summaries of any such oral Contracts) have been made available to Purchaser, other than, in each case, with respect to Artist Contracts, Production/Label Contracts and Music Publishing Contracts. Complete and correct copies of all Warner Employment Agreements shall be delivered or made available to Purchaser as soon as practicable after the date hereof. Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) neither Seller or any of its Affiliates (including the Acquired Companies) is and, to the knowledge of Seller, no other party is in default under, or in breach or violation of, any Material Contract, (ii) to the knowledge of Seller, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Seller or any of its Affiliates (including the Acquired Companies) or the Acquired Assets (in each case, with or without notice or lapse of time or both) pursuant to, any Material Contract and (iii) other than Material Contracts that have terminated or expired in accordance with their terms and other than Artist Contracts, Production/Label Contracts and Music Publishing Contracts, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

SECTION 3.11.      Compliance with Laws and Court Orders. The Warner Businesses have been since the Balance Sheet Date and are being conducted in compliance in all material respects with all applicable Laws. All material Warner Permits that are required to operate the Warner Businesses have been issued to the Acquired Companies, and such Warner Permits are in full force and effect and no proceeding is pending or, to Sellers’ knowledge, threatened to revoke or limit any thereof.

SECTION 3.12.      Litigation. (a) There is no action, suit, investigation, claim or proceeding pending against, or, to the knowledge of Seller, threatened against Seller or any of it Affiliates (including any Acquired Company), or any order, judgment or decree of any court or arbitrator or any Governmental Authority that (i) has had or could reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect, other than (without limiting clause (ii) below) any action, suit, investigation, claim or proceeding pending against, or, to the knowledge of Seller, threatened as of the date of this Agreement or any order, judgment or decree of any court or arbitrator or any Governmental Authority as of the date of this Agreement, (ii) as of the date of this Agreement, could reasonably be expected to result in (A) damages to the Warner Businesses in excess of $3 million or (B) injunctive relief which would restrict the conduct of the Warner Businesses in any respect material to the Warner Business or significantly increase the cost of conduct of the Warner Businesses or (iii) as of the date of this Agreement, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

(b)                                 Except with respect to (i) costs relating to its certificates, (ii) legal expenses yet to be incurred, (iii) class members who choose to opt out of the settlement class and (iv) monetary Liabilities imposed after the date of this Agreement in any of the following actions in which settlement has not been finally approved by the relevant judicial authority as of the date of this Agreement, the Warner Businesses shall have no further monetary Liability with respect to the following actions: In re: Compact Disc Minimum Advertised Price Antitrust Litigation, MDL Docket No. 1361; In re: Compact Disc Antitrust Litigation File No. MDL 1216; and, Doris D. Ottinger et al. v. EMI Music et al., as the same may be refiled or resubmitted. The remaining monetary obligations of the Acquired Companies under the proposed settlements of the foregoing litigation are escrowed in full.

(c)                                  The accounting policies of the Warner Businesses with respect to litigation reserves and accruals comply, in all material respects, with GAAP.

SECTION 3.13.      Title. The Seller Disclosure Letter sets forth (i) all real property owned by the Acquired Companies or included in the Acquired Assets (the “Owned Properties”) and (ii) all material leases, subleases or other agreements under which the Acquired Companies use or occupy or have the right to use or occupy, now or in the future, any real property (the “Leased Properties”). The Owned Properties and the Leased Properties are the only real property and interests in real property owned or leased by Seller and its Affiliates that are used primarily in the Warner Businesses and the Owned Properties and the Leased Properties are not used to any material extent in any other businesses of Seller or its Affiliates. The Acquired Companies and the Asset Sellers have good, unencumbered title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) owned, leased, used or held for use by the Acquired Companies or primarily in the Warner Businesses, other than those properties or assets for which the absence of such title or leasehold interest has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14.      Sufficiency of the Acquired Assets. The assets of the Acquired Companies and the Acquired Assets, together with the Excluded Assets and the Rights conveyed to Purchaser under this Agreement and the Ancillary Agreements, constitute all the material assets owned, leased, used or held for use in the Warner Businesses. The assets of the Acquired Companies and the Acquired Assets, together with the Rights conveyed to Purchaser under this Agreement and the Ancillary Agreements, constitute all the assets necessary to conduct the Warner Businesses as currently conducted.

SECTION 3.15.      Intellectual Property Rights. Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                  The Acquired Companies and, with respect to the Acquired Assets, the Asset Sellers have not infringed, misappropriated or otherwise violated any Intellectual Property Rights or other proprietary Rights of any third party. There is no notice, claim, action, suit, investigation or proceeding against, or, to the knowledge of Seller, threatened against or affecting, Seller or its Subsidiaries or any present or former officer, director or employee of Seller or its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by any of the Acquired Companies or, with respect to the Acquired Assets, any of the Asset Sellers of any of the Warner Owned Intellectual Property Rights or any of the Acquired Companies’ or, with respect to the Acquired Assets, any of the Asset Sellers’ Rights in the Warner Licensed Intellectual Property Rights, (ii) alleging that the use or exploitation of the Warner Owned Intellectual Property Rights or the Warner Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured, used, imported or sold by the Acquired Companies and, with respect to the Acquired Assets, the Asset Sellers do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right or other proprietary Right of any third party or (iii) alleging that any of the Acquired Companies or, with respect to the Acquired Assets, any of the Asset Sellers has infringed, misappropriated or otherwise violated any Intellectual Property Right or other proprietary Right of any third party. No representation or warranty is given in this Section 3.15(a) with respect to (A) Intellectual Property Rights in, or infringement by, any Recording being produced, manufactured, marketed, distributed or sold by or on behalf of the Warner Businesses pursuant to any Artist Contract or Production/Label Contract, (B) Intellectual Property Rights in, or infringement by, any Musical Composition that is the subject of any Music Publishing Contract or (C) whether the counterparties to the Artist Contracts, Production/Label Contracts and Music Publishing Contracts of the Warner Businesses have the rights contemplated by such Contracts.

(b)                                 The Warner Licensed Intellectual Property Rights and the Warner Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary, used or held for use in the conduct of the Warner Businesses. The consummation of the Transactions shall not alter, impair or extinguish any Warner Owned Intellectual Property Rights or Warner Licensed Intellectual Property Rights, other than such alterations, impairments or extinguishments that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Of the Warner Music Publishing Business net publisher’s share generated by the “top-200” Musical Compositions in net publisher’s share for the Warner Music Publishing Business in the United States for any of 2000, 2001, 2002 or 2003

(through the date of this Agreement), no more than 45% was attributable to Rights in Musical Compositions that either (i) have reverted or are susceptible to the exercise of a Right of reversion under applicable provisions of the United States Copyright Act of 1976, as amended, during the period commencing on the date of this Agreement and ending 12 years after the date hereof or (ii) have terminated or expired or will terminate or expire in the accordance with the terms and conditions of the applicable Music Publishing Contract, during the period commencing on the date of this Agreement and ending 12 years after the date hereof. Schedule 3.15(c) of the Seller Disclosure Letter sets forth a list of the “top-200” Musical Compositions in net publisher’s share for the Warner Music Publishing Business in the United States for any of 2000, 2001, 2002 or 2003 (through the date of this Agreement).

SECTION 3.16.      Licenses and Permits. Each license, franchise, permit, certificate, approval or other similar authorization from any Governmental Authority affecting, or relating in any way to, the Warner Businesses (collectively, the “Warner Permits”), (i) is valid and in full force and effect and (ii) neither Seller nor any of its Subsidiaries (including the Acquired Companies), as the case may be, is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Warner Permits other than those permits whose failure to obtain has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.17.      Tax Matters. Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                  (i) all Tax Returns required to be filed by or with respect to the Acquired Companies or the Acquired Assets, taking into account any extensions, have been timely filed, such Tax Returns are complete and accurate and all Taxes required to be paid by the Acquired Companies or with respect to the Acquired Assets have been timely paid or are being contested in good faith; (ii) there are no disputes or claims concerning any Liability for Taxes relating solely to Acquired Assets or the assets or business of the Acquired Companies claimed or raised by any Taxing Authority in writing (including any portion of a larger dispute or claim relating solely to the Acquired Assets or the assets or business of the Acquired Companies) and (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Acquired Companies or with respect to the Acquired Assets and for which Purchaser may be responsible under this Agreement;

(b)                                 no Acquired Company is party to or the subject of any ruling requests (other than, in the case of non-U.S. Acquired Companies, any requests for rulings made without identification of the parties), private letter rulings, closing agreements, settlement agreements, revenue agent reports, or similar agreement with any Governmental Authority relating to Taxes for any periods for which the statute of limitations has not yet run;

(c)                                  no lien for Taxes exists with respect to any of the assets of the Acquired Companies or any of the Acquired Assets other than Permitted Encumbrances;

(d)                                 no Acquired Company will be required to include in a taxable period after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including as a result of (i) the installment method of accounting, the completed contract method of accounting or the cash method of accounting, (ii) any intercompany transaction entered into on or prior to the Closing to which an Acquired Company is a party or (iii) any prepaid amount received on or prior to the Closing;

(e)                                  there are no “overall foreign losses” or “separate limitation losses” within the meaning of Section 904(f) of the Code, or any “dual consolidated losses” within the meaning of Treasury Regulation Section 1.1503-2, in each case that are properly allocable to any of the Acquired Companies;

(f)                                    each Acquired Company and, with respect solely to the Acquired Assets, each Asset Seller, has withheld or collected and timely paid over to the appropriate Taxing Authority (or is properly holding for such payment) all Taxes required by Law to be withheld or collected; and

(g)                                 each non-U.S. Acquired Company that is wholly owned directly or indirectly by Seller prepares and files Tax Returns based on a taxable year ending on November 30.

SECTION 3.18.      Employee Plans. (a) The Seller Disclosure Letter sets forth a list of each material U.S. Warner Employee Plan.

(b)                                 With respect to each material U.S. Warner Employee Plan, the Seller has provided or made available to the Purchaser a copy (or a true, complete and current summary description) thereof and, to the extent applicable: (i) the most recent IRS determination letter; (ii) a summary of any material proposed changes anticipated to be made at any time within the twelve months immediately following the date hereof; and (iii) for the two most recent years (A) the Form 5500 and attached schedules and (B) summary financial data. Seller has also provided to Purchaser a true and complete list of all Warner Employees whose total guaranteed annual compensation currently exceeds $750,000 and the aggregate termination costs if such Warner Employees who currently earn more than $750,000 annually were terminated effective July 1, 2004. For purposes of this Section 3.18, a Warner Employee Plan is “material” if (x) it is a defined benefit pension plan maintained in Germany or Japan or a defined benefit pension plan maintained in a country other than Germany or Japan with respect to which, as of the date of this Agreement, there is an accrued liability (on a “PBO” basis) of $25 million or more (regardless of whether such liability is funded) or (y) it is a defined contribution pension plan with respect to which there is, as of the date of this Agreement, an unfunded accrued liability that (A) exceeds $10 million or (B) does not exceed $10 million but, when taken together with such unfunded accrued liabilities of all Warner Employee Plans that are defined contribution pension plans (other than those described in clause (A)), exceeds

$50 million. Copies of all Warner Employee Plans and all Seller Employee Plans (or, in each case, if no plan document exists, a true, complete and current summary plan description or, if none exists, a true, complete and current summary description) in each case under which any severance or vacation benefits are provided will be delivered or made available to Purchaser as soon as practicable after the date hereof.

(c)                                  Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Warner Employee Plan, each Material Contract that is a Warner Employment Agreement and each Seller Employee Plan with respect to which the Acquired Companies have any obligation under Section 5.01(b) hereof, has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including any applicable requirements of any relevant regulatory or fiscal body; (ii) each Warner Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) no event has occurred and no condition exists that would subject the Acquired Companies, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien or penalty imposed by applicable Law in connection with a Seller Employee Plan. For each pension Warner Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(d)                                 With respect to any Seller Employee Plan that is a U.S. multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), except as has not had and could not reasonably be expected to have a Material Adverse Effect, none of the Acquired Companies has incurred any liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability as of the Closing Date if any Acquired Company were to engage as of the Closing Date in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such U.S. multiemployer plan.

(e)                                  Neither Seller nor any of its Affiliates (including the Acquired Companies) has any knowledge of any material (i) strikes, (ii) slowdowns, (iii) work stoppages, (iv) lockouts or (v) threats of any of the foregoing, by or with respect to any Warner Employees.

(f)                                    Schedule 3.18(f) of the Seller Disclosure Letter sets forth a list of each material Warner Employee Plan maintained outside the jurisdiction of the United States, or which covers any employee residing or working outside the United States (the “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes or Laws; and

(ii) all Foreign Benefit Plans that are required to be funded under applicable Law are fully funded, and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable company or subsidiary entity.

(g)                                 Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no action, suit, complaint, charge, arbitration, proceeding or investigation by or before any Governmental Authority brought by or on behalf of any Warner Employee, labor organization or other representative of Warner Employees is pending or threatened against any of the Acquired Companies.

(h)                                 Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Seller, no claim or proceeding is pending with respect to any misclassification of a Warner Employee as an independent contractor.

(i)                                     Schedule 3.18(i) sets forth a list of each Seller Employee Plan that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as expressly contemplated by Section 5.02(d), could result in (i) the payment to any Warner Employee of any money or other property, (ii) the provision of any benefits or other rights of any Warner Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Warner Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(j)                                     Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Seller Employee Plan that is maintained outside the jurisdiction of the United States or that covers any employee residing or working outside the United States, other than defined benefit pension plan obligations described in Section 5.01(b)(x), there exist no significant unfunded accrued Liabilities with respect to Warner Employees that have not been reflected on the financial statements subject to the representation and warranty in Section 3.07.

SECTION 3.19.      Environmental Compliance. Except as to matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                  no written notice of violation or Liability, request for information, order, demand, citation or summons has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of Seller, threatened with respect to any matters relating to the Warner Businesses or the Acquired Companies and arising under or relating to any Environmental Law;

(b)                                 the Acquired Companies and, with respect to the Acquired Assets, the Asset Sellers, have all Environmental Permits required for their respective operations as currently conducted and the Acquired Companies and, with respect to the Acquired Assets, the Asset Sellers are, and at all prior times were, in compliance with the terms of such Environmental Permits and with all applicable Environmental Laws;

(c)                                  there are no Liabilities of, or in any way relating to, any Acquired Company or, with respect to the Acquired Assets, any Asset Seller, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there is no currently or formerly existing condition, situation or set of circumstances which could reasonably be expected to result in any such Liability; and

(d)                                 no Hazardous Substance has been discharged, disposed of, arranged to be disposed or dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any real property currently or formerly leased, owned, operated or otherwise used in connection with the Warner Businesses or the Acquired Companies.

SECTION 3.20.      Brokers. Except for Morgan Stanley & Co., no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller in any of the Acquired Companies. Seller is solely responsible for the fees and expenses of Morgan Stanley & Co.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that, except as set forth in the letter, dated as of the date of this Agreement, from Purchaser to Seller (the “Purchaser Disclosure Letter”):

SECTION 4.01.      Organization. Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02.      Authority; Enforceability. Purchaser and each of its Affiliates have the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser or such Affiliate is, or is specified to be, a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser and each of its Affiliates of this Agreement and the Ancillary Agreements to which Purchaser or such Affiliate is, or is specified to be, a party and the performance by Purchaser and such Affiliate of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Purchaser and such Affiliate. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms. At or prior to the Closing, Purchaser and each of its Affiliates shall have duly executed and delivered each Ancillary Agreement to which

Purchaser or such Affiliate is specified to be a party, and each Ancillary Agreement shall constitute a legal, valid and binding obligation of Purchaser or such Affiliate, enforceable against Purchaser or such Affiliate in accordance with its terms.

SECTION 4.03.      Non-Contravention. The execution, delivery and performance by Purchaser and each of its Affiliates of this Agreement and the Ancillary Agreements to which Purchaser or such Affiliate is, or is specified to be, a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws or any resolution adopted by the board of directors (or comparable governing body) of Purchaser or such Affiliate, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or such Affiliate any of its assets or properties or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to exercise any remedy under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser or such Affiliate pursuant to, any Contract to which Purchaser or such Affiliate is a party or by which any of its assets or properties is bound or affected, except for any such conflict, violation, consent, right of termination, amendment or acceleration or Encumbrance as could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions.

SECTION 4.04.      Governmental Consents. The execution, delivery and performance by Purchaser and each of its Affiliates of this Agreement and the Ancillary Agreements to which Purchaser or such Affiliate is, or is specified to be, a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for (a) the filing of a notification and report form under the HSR Act, (b) all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust Law or foreign investment Law in order to consummate the Transactions, which filings, consents, approvals and authorizations are set forth in the Purchaser Disclosure Letter, (c) filings that may be required under the Exchange Act and (d) those that may be required as a result of the nature of the business or ownership of Seller.

SECTION 4.05.      Purchase for Investment. Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. Purchaser (i) is acquiring the Shares solely for investment with no present intention to distribute any of the Shares to any Person and (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

SECTION 4.06.      Availability of Funds. Purchaser possesses executed, firm financing commitments (the “Financing Commitments”) that together are sufficient to enable it to purchase the Shares and the Acquired Assets in accordance with the terms of this Agreement and to pay all related fees and expenses. True and correct copies of such commitments are attached hereto as Exhibit G. The financing required to purchase the Shares and the Acquired Assets in accordance with the terms of this Agreement and to pay all related fees and expenses, is referred to herein as the “Financing”. As of the date of this Agreement, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to purchase the Shares and the Acquired Assets in accordance with the terms of this Agreement and to pay all related fees and expenses.

SECTION 4.07.      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser except for any such Person whose fees and expenses shall be the responsibility of Purchaser.

SECTION 4.08.      Purchaser. (a) Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b)                                 Prior to the Closing, Purchaser shall deliver to Seller a complete and correct description of its capital structure and ownership and that of its equity holders (excluding the Investors). On the date set for Closing, the Investors shall cause Purchaser to be capitalized with an initial capitalization of not less than $1,400,000,000. At Closing, the Investors and their Affiliates shall, directly or indirectly, own all the outstanding equity securities of Purchaser.

ARTICLE V

Employee Matters

SECTION 5.01.      General. (a) Purchaser shall ensure that the Acquired Companies continue the employment of each actively employed Warner Employee, effective as of 12:00 A.M. on the Closing Date. With respect to any Warner Employee who is not actively employed as of such time but who is on an approved or legally required leave due to short or long term disability leave, Purchaser will offer employment to any such inactive Warner Employee on the date he or she returns from such leave pursuant to the terms of such leave and applicable law; provided, however, that any such inactive U.S. Warner Employee, and any such inactive non-U.S. Warner Employee covered by an employer plan (rather than a statute) that is a Seller Employee Plan other than a Warner Employee Plan, will continue to be covered during such leave under the applicable Seller Employee Plan that is a short term or long term disability plan. Active Warner Employees who so continue their employment shall, effective as of 12:00 A.M. on the date such employment continues, and inactive Warner Employees who accept Purchaser’s offer of employment following their return from an approved or legally required leave, shall be collectively referred to herein as “Transferred Employees” for the period such Warner Employees remain employed by Purchaser. Nothing herein shall prohibit Purchaser from terminating the employment of any Warner Employee on or following the Closing Date.

(b)                                 Except as set forth in Section 5.01(c), Purchaser shall, or shall cause the Acquired Companies to, effective as of the Closing Date, (i) retain, assume or otherwise be responsible for all employee or employment related Liabilities of Seller and its Subsidiaries (including the Acquired Companies) with respect to all Warner Employees, regardless of whether such Liabilities relate to events or circumstances existing or occurring before, on or following the Closing Date, (ii) retain or assume sponsorship of, and all Liabilities under, the Warner Employee Plans, (iii) retain, assume or otherwise be responsible for all Liabilities that relate to Warner Employees under Seller Employee Plans, (iv) assume, continue to honor or otherwise be responsible for each Warner Employment Agreement and (v) continue, assume or otherwise be responsible for (or, subject to applicable Law, enter into reasonable substitute agreements for) any collective bargaining agreement, workers’ council agreement or other labor union agreement (or portions thereof) covering any Warner Employees. Within six months following the Closing Date, Seller and Purchaser shall cooperate to determine (x) the present value (on a “PBO” basis), as of the Closing Date, of the aggregate projected benefit obligations (not including benefits such as health or disability benefits) with respect to Warner Employees under Seller Employee Plans (it being understood that the term “Seller Employee Plans” includes Warner Employee Plans) that are defined benefit pension plans (other than any U.S. defined benefit plan) (the “Obligation Value”) and (y) the fair market value, as of the Closing Date, of the aggregate funded assets with respect to such plans (the “Asset Value”). Reasonably promptly after such determination, Seller shall pay to Purchaser the amount, if any, by which (1) the excess, if any, of the Obligation Value over the Asset Value exceeds (2) $25 million. Between the date of this Agreement and the Closing Date, Seller and Purchaser shall agree on the methodology with respect to such determination. As soon as practicable following the date hereof, Seller and Purchaser shall, together with their respective designated actuaries, use best efforts to agree upon a commercially reasonable method pursuant to which Purchaser may discharge its Liabilities under this Section 5.01(b) with respect to Seller Employee Plans (other than Warner Employee Plans) after the Closing Date by means of a lump-sum payment rather than a stream of payments. The calculation of PBO and other Liabilities under this Section 5.01(b) shall be based on actuarial assumptions and methods determined in accordance with FAS No. 87 (or other appropriate FAS Statement or, outside the U.S., IAS equivalent standard) to the extent used by Seller in its audited financial statements determined as of the last day of its fiscal year ending prior to the Closing Date.

(c)                                  Notwithstanding the provisions of Section 5.01(b), Purchaser shall not have any obligation to retain, assume or otherwise be responsible for any Liabilities under or relating to any U.S. defined benefit pension plan, any U.S. retiree medical plan, any non-qualified deferred compensation plan or any severance plan (regardless of how denominated, for example, in the U.K., social plans including any notice period) to the extent such severance plan covers employees not actively employed on the date of this Agreement.

SECTION 5.02.      Compensation and Benefits. (a) For a period of one year following the Closing Date, Purchaser shall, or shall cause the Acquired Companies to, ensure that (i) each Transferred Employee receives base salary that is no less favorable than the base salary provided to such Transferred Employee by Seller and its Subsidiaries (including the Acquired Companies) immediately preceding the Closing Date and other cash-based compensation, bonus and incentive opportunities that are no less favorable (subject to reasonable targets established by the Purchaser and the Acquired Companies) than the opportunities provided to such Transferred Employee by Seller and its Subsidiaries (including the Acquired Companies) in the applicable periods immediately preceding the Closing Date, (ii) the Transferred Employees receive employee benefits that are appropriate and competitive for Warner’s industry and (iii) each Transferred Employee who is terminated during such period receives severance payments and benefits that are no less favorable than those that would have been provided to such individual under the applicable plans, programs, policies, agreements and arrangements of Seller and its Subsidiaries (including the Acquired Companies).

(b)                                 Purchaser shall, or shall cause the Acquired Companies to, recognize all service of the Transferred Employees with Seller and its Subsidiaries (including the Acquired Companies), or any predecessor employer, for all purposes of eligibility and vesting, but not benefit accrual under a defined benefit pension plan (other than as required by Law), under the employee benefit plans of Purchaser in which they are permitted to participate following the Closing Date, to the extent that the analogous Seller Employee Plan recognized such service. With respect to any such plan, Purchaser shall, or shall cause the Acquired Companies to, (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and actively at work requirements, except to the extent that the analogous Seller Employee Plan recognized or applied such conditions, exclusions, waiting periods and actively at work requirements and (ii) provide each Transferred Employee (and any covered spouse or dependent) with credit for any co-payments and deductibles paid in connection with the analogous Seller Employee Plan prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any plan in which such employee is eligible to participate.

(c)                                  Purchaser shall, or shall cause the Acquired Companies to, honor all unused vacation and other time-off earned or accrued by the Transferred Employees prior to the Closing Date in accordance with the policies of Seller and its Subsidiaries (including the Acquired Companies) in effect immediately prior to the Closing Date. Purchaser shall, or shall cause the Acquired Companies to, ensure that each Transferred Employee who received an annual bonus in respect of 2002 and/or had a target bonus in respect of 2003, receives an annual bonus in respect of 2003 that is no less than such bonus in respect of 2002 or such target bonus in respect of 2003 (or, if both apply, the greater of the two); provided, however, that such Transferred Employee remains employed through December 31, 2003 or is involuntarily terminated without cause prior to such date; and provided, further that such bonus and vacation amounts have been accrued on the financial statements subject to the representation and warranty in Section 3.07.

(d)                                 Seller agrees that all Transferred Employees shall, as of the Closing Date, be 100% vested in their (i) account balances under all Seller Employee Plans maintained in the United States that are defined contribution plans and (ii) accrued benefits under all Seller Employee Plans maintained in the United States that are defined benefit plans.

(e)                                  Seller shall cooperate with and assist Purchaser to the fullest extent reasonably possible in providing employee benefit plans and programs to Transferred Employees for the period covered by Section 5.02(a) including, where reasonably appropriate, continued participation by Transferred Employees in Seller Employee Plans, and in providing appropriate transition services in such regard in a manner, and for a period, consistent with the terms of the Seller Services Agreement.

SECTION 5.03.      Local Modifications. Notwithstanding anything to the contrary in this Article V, Purchaser and Seller shall cooperate in good faith to the extent that applicable local Law or local practice requires or makes desirable modifications to the provisions contained in this Article V and hereby agree to implement any such modification which shall, to the extent practicable, be consistent with the general provisions of this Article V.

ARTICLE VI

Covenants

SECTION 6.01.      Conduct of Business Prior to the Closing. Except as contemplated by this Agreement and except as set forth in the Seller Disclosure Letter, prior to the Closing, Seller shall cause the Warner Businesses to be conducted in all material respects in the ordinary course of the Warner Businesses and consistent with past practice and to use its reasonable efforts (consistent with past practice) to keep intact its business, keep available the services of its employees and preserve its relationships with customers and others with whom it deals. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as set forth in the Seller Disclosure Letter, Seller shall cause the Asset Sellers (in connection with the Acquired Assets) and the Acquired Companies not to do any of the following without the prior written consent of Purchaser:

(a)                                  amend, waive any material provision of, or otherwise modify its certificate of incorporation or by-laws (or comparable constitutive documents);

(b)                                 terminate, waive any material provision of, amend or otherwise modify in any material respect any Material Contract other than in the ordinary course of business;

(c)                                  enter into any Contract of the type described in Section 3.10, other than clauses (e), (f) and (t) thereof, or enter into any Artist Contract, Production/Label Contract or Music Publishing Contract (or series of Contracts relating to a particular counterparty) (i) providing for any non-contingent payments or advance by the Warner Businesses of more than $5 million (or amend any existing Contract to provide for any such payments or advance) or (ii) containing any “change of control” or similar provisions that would be triggered by the Transactions or the sale of the Acquired Companies;

(d)                                 establish, adopt, enter into, terminate, amend, materially change the funding or accrual funding or otherwise modify in any material respect, in relation to any Warner Employee, any Seller Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Seller Employee Plan if it were in existence as of the date of this Agreement, except, in each case, as required by Law and except that this provision does not apply to Warner Employment Agreements that are not Material Contracts;

(e)                                  grant to any Warner Employee any increase in cash compensation or other material increase in the fringe benefits of such Warner Employee or provide any material non-cash benefit, except in the ordinary course of the Warner Businesses consistent with past practice or as is required under (i) existing Warner Employment Agreements, (ii) any renewal of a Warner Employment Agreement in the ordinary course of the Warner Businesses or (iii) any Warner Employee Plan, or grant any severance or termination pay to any Warner Employee except as required under any existing severance plans or Contracts or as required by applicable Law, loan or advance any money or other property to any Warner Employee or grant any equity or equity-based awards to any Warner Employee;

(f)                                    sell, transfer or lease any of its assets to, or enter into any Contract or transaction with, Seller or any of its Subsidiaries (other than the Acquired Companies) except for (i) payments of cash and (ii) arm’s-length intercompany transactions in the ordinary course of the Warner Businesses consistent with past practice;

(g)                                 enter into any lease, sublease, license or other occupancy Contract of real property, as lessor or lessee, except any renewals of existing leases in the ordinary course of the Warner Businesses consistent with past practice;

(h)                                 (1) change its fiscal year or make any change in any method of accounting or accounting practice or policy other than those required by GAAP or (2) make any Tax election, or settle or compromise any Liability for Taxes or amend any Tax Return that would result in any material increase in the Liability for Taxes of Purchaser or its Affiliates (including, after the Interim Date, the Acquired Companies) not indemnified by Seller, or any material increase in payments made to Seller pursuant to this Agreement in respect of any Post-Interim Date Tax Period;

(i)                                     issue any shares of capital stock or share capital or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock or share capital;

(j)                                     (1) acquire by merging or consolidating with, or by purchasing a substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or other entity or division thereof or (2) acquire any assets with a fair market value in excess of $5 million, individually or

$15 million in the aggregate, other than, in the case of this clause (2), acquisitions of Rights in Recordings or Musical Compositions;

(k)                                  sell, lease, license or otherwise dispose of, or subject to any Encumbrance, any of its assets (whether real, personal, tangible or intangible) for consideration in excess of $5 million in the aggregate, other than (i) licenses of Intellectual Property Rights in the ordinary course of the Warner Businesses consistent with past practice and (ii) sales of inventory or obsolete equipment no longer used or useful in the Warner Businesses in the ordinary course of the Warner Businesses consistent with past practice of inventory or obsolete equipment no longer used or useful in the Warner Businesses;

(1)                                  delay or postpone the payment of accounts payable and other obligations or accelerate the collection of accounts receivable, settle, release, waive or compromise any claims, Liabilities or legal proceedings for consideration in excess of $3 million individually; or settle, release, waive or compromise any Right with a fair market value in excess of $3 million individually; in each case other than in the ordinary course of the Warner Businesses consistent with past practice;

(m)                               incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with the 2003 budget and 2004 plan included as Schedule 6.01(m) of the Seller Disclosure Letter or enter into any new line of business; or

(n)                                 authorize any of, or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

SECTION 6.02.      Access to Information. (a) From the date hereof until the Closing, Seller shall, insofar as permitted by Law, cause the Acquired Companies and the Asset Sellers to afford the employees, agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, facilities, and Records of the Warner Businesses, as Purchaser reasonably deems necessary or advisable, and to those Employees to whom Purchaser reasonably requests access. All information obtained by Purchaser and its employees, agents and representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Confidentiality Agreement.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to the Closing, for a period of four years after the Closing (or, with respect to any Records necessary for the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment, until Seller agrees and so notifies Purchaser in writing that such retention is no longer necessary), the Acquired Companies shall, and Purchaser shall cause the Acquired Companies to (i) retain the Records of the Acquired Companies relating to periods prior to the Closing and (ii) upon reasonable notice, afford the employees, agents and representatives of Seller reasonable access (including the right to make photocopies, at Seller’s expense), during normal business hours, to such Records, other than any such Records of the types described in Section

6.06(b)(ii). Seller shall reimburse Purchaser promptly upon demand for all out-of-pocket expenses incurred by Purchaser in connection therewith.

(c)                                  In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or any Acquired Company after the Closing or for any other reasonable purpose, for a period of four years after the Closing (or, with respect to any books and records necessary for the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment, until Purchaser agrees and so notifies Seller in writing that such retention is no longer necessary), Seller shall (i) retain the books and records of Seller and its Subsidiaries which relate to the Warner Businesses, including the Acquired Companies for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser, any Acquired Company and (ii) upon reasonable notice, afford the employees, agents and representatives of Purchaser and the Acquired Companies reasonable access (including the right to make photocopies, at the expense of Purchaser), during normal business hours, to such Records, other than any such Records of the types described in Section 6.06(b)(ii). Purchaser shall reimburse Seller promptly upon demand for all out-of-pocket expenses incurred by Seller in connection therewith.

SECTION 6.03.      Regulatory and Other Authorizations; Notices and Consents. (a) Each of Seller and Purchaser shall:

(i)                                     use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, including those necessary to cause the conditions in Sections 2.02(b) and 2.03(b) to be satisfied;

(ii)                                  no later than 10 days after the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Transactions under the HSR Act and shall, as promptly as practicable, file any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form shall comply with the HSR Act. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall comply with the HSR Act;

(iii)                               as soon as practicable after the date hereof, make an appropriate filing to any other Governmental Authority responsible for the enforcement of antitrust Law with respect to the Transactions and shall, as promptly as practicable, file any supplemental information requested in connection therewith. Any such filing shall comply with the relevant antitrust Law. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the relevant antitrust Law. Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the relevant Governmental Authorities and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the relevant antitrust Law. Any such supplemental information shall comply with the relevant antitrust Law; and

(iv)                              use its best efforts to contest any Action seeking to restrain or enjoin the Transactions and to avoid the imposition of such restraint or injunction, and if any such Governmental Order has been granted or issued, use its best efforts to have such Governmental Order vacated or lifted.

(b)                                 For purposes of Section 6.03(a), “best efforts” shall not require Seller to agree to divest, merge, consolidate, separate, liquidate, dissolve or otherwise modify in a manner adverse to Seller, or agree to any conduct-based relief that adversely affects, any business of Seller (other than the Warner Businesses) or any part thereof.

(c)                                  Seller shall or shall cause the Acquired Companies and, with respect to the Acquired Assets only, the Asset Sellers, to give such notices to third parties (other than Governmental Authorities) and use their reasonable efforts to obtain such third party consents as are necessary in connection with the Transactions. Purchaser shall cooperate and use its reasonable efforts to assist Seller in giving such notices and obtaining such consents. Notwithstanding anything in the foregoing to the contrary, neither party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

SECTION 6.04.      Notice of Developments. Prior to the Closing, each party shall, promptly after obtaining knowledge of the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which could reasonably be expected to result in the inaccuracy or breach of any representation or warranty or covenant of such party in this Agreement, give notice thereof to the other party and shall use its reasonable best efforts to prevent or to remedy promptly such breach; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder and shall not be or be deemed to be a cure for any such breach.

SECTION 6.05.      Insurance; Risk of Loss. (a) Seller shall keep, or cause to be kept, all insurance policies, or suitable replacements therefore, to the extent relating to the Warner Businesses, in full force and effect through the close of business on the Closing Date. As of the close of business on the Closing Date, Seller shall terminate or cause its Affiliates to terminate all coverage relating to the Warner Businesses under the general corporate policies of insurance of Seller for the benefit of all of its controlled

Subsidiaries; provided, however, that (i) no such termination of any policy in force as of the Closing Date shall be effected so as to prevent the Warner Businesses from recovering under such policies for losses from events occurring prior to the Closing Date, it being understood that the Warner Businesses shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; and (ii) no such termination of any claims made policy in force as of the Closing Date shall be effected so as to prevent the Warner Businesses from recovering under such policies for losses from events occurring prior to the Closing Date and for which Purchaser has given Seller written notice of such loss within 90 days of the Closing Date. Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Warner Businesses based on (A) events occurring on or after the close of business on the Closing Date and (B) events occurring on or prior to the Closing Date with respect to which notice has not been received by the date set forth in clause (ii) of the preceding sentence. Seller shall notify each applicable insurance company for any claims made prior to the Closing Date and, with respect to clause (ii) above, for any claims made within 90 days of the Closing Date. After the Closing Date, Purchaser shall promptly (in all cases within ten days of receipt of any notice) notify Seller of any claims arising from events that occurred prior to the Closing Date that may be covered by Seller’s insurance policies. Purchaser shall cooperate as fully as practicable with Seller and its insurers in the investigation and defense of any such claim. Notwithstanding anything to the contrary contained in this Section 6.05, with respect to directors and officers liability, employment practices liability and fiduciary liability policies, in each case covering pre-Closing claims, Seller shall ensure, for a period of six years following the Closing Date, that the terms, conditions, deductibles and limits of such policies as they relate to the Warner Businesses shall be no less favorable than the terms, conditions, deductibles and limits of such policies as they relate to Seller. In the event of any change in its policies pertaining to the matters covered in the preceding sentence, Seller agrees to notify Purchaser within 30 days of such change.

(b)                                 To the extent that, after the Closing Date, the Acquired Companies, Seller or, in respect of the Acquired Assets only, the Asset Sellers requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Seller shall, for a period of not less than five years following the Closing Date, promptly supply such information to the Acquired Companies, or Purchaser shall or shall cause the Acquired Companies promptly to supply such information to Seller or the Asset Sellers, as the case may be.

SECTION 6.06.      Books and Records. (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Warner Businesses from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller and Purchaser that might result from the Transactions. After the Closing, upon reasonable notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Warner Businesses as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.06(a). Neither party shall be required by this Section 6.06(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or result in any actual breach of the Law or give rise to any other actual compliance concern.

(b)                                 As soon as reasonably practical after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all Records in the possession of Seller or its Affiliates (other than the Acquired Companies) relating to the Warner Businesses; provided, however, that:

(i)                                     Purchaser recognizes that certain Records may relate primarily to Seller or to subsidiaries or divisions of Seller other than the Warner Businesses and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Purchaser;

(ii)                                  Seller may retain all Records prepared in connection with the sale of the Shares and the Acquired Assets, including in connection with discussions held with other parties and analyses relating to any of the Acquired Companies; and

(iii)                               Seller may retain any Tax Returns and Purchaser shall be provided with copies of such Tax Returns only to the extent that they relate to separate Tax Returns or separate Liability for Taxes of any of the Acquired Companies or Purchaser.

SECTION 6.07.      Further Action. Prior to and after the Closing, each of the parties shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the Transactions.

SECTION 6.08.      Confidentiality. (a) Purchaser acknowledges that the information provided or to be provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate with respect to information relating solely to the Warner Businesses; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller’s representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)                                 Notwithstanding the foregoing, with respect to information relating to the Acquired Companies (as to which the Confidentiality Agreements shall have terminated in accordance with Section 6.08(a)), Seller and its Representatives (as defined in the Confidentiality Agreements) shall be bound by the terms of Section 1(b) of the

Confidentiality Agreements from and after the Closing. The covenant set forth in this Section 6.08(b) shall terminate three years after the Closing Date.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreements, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure to the extent required by Code Section 6011 and the regulations thereunder in order to avoid the Transactions being treated as a “Confidential Transaction” as defined by such regulations, except that (i) this provision shall not permit disclosure until the earliest of (A) the date of the public announcement of discussions relating to the Transactions, (B) the date of the public announcement of the Transactions or (C) the date of the execution of an agreement (with or without conditions) to enter into the Transactions and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement shall in any way limit any party’s ability to consult any Tax advisor (including a Tax advisor independent from all other entities involved in the transaction) regarding the Tax treatment or Tax structure of the transaction or to respond to or otherwise comply with any request from any Taxing Authority (including Tax audits).

(d)                                 Seller recognizes that by reason of its ownership of the Warner Businesses it and its Affiliates have acquired confidential information and trade secrets concerning the operation of the Warner Businesses, the use or disclosure of which could cause Purchaser or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller covenants to Purchaser that Seller and its Affiliates will not, for a period of two years following the date of this Agreement, except in performance of its obligations to Purchaser or with the prior written consent of Purchaser, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Warner Businesses that it may learn or has learned by reason of its ownership of the Warner Businesses, unless (i) it is in the public domain or comes into the public domain (other than as a result of a disclosure by Seller or its Affiliates), (ii) it is generally made available to third parties without any limitation on its use or disclosure or (iii) disclosure is required by applicable Law (including in connection with the filing of any Tax Return or the conduct of any Tax audit).

SECTION 6.09.      Excluded Assets; Assumed Liabilities. Prior to the Closing, Seller shall cause (a) all Excluded Assets that reside in any Acquired Company to be transferred to Seller or a Subsidiary of Seller (other than any Acquired Company) and (b) the Excluded Liabilities to be discharged or assumed by Seller or Subsidiary of Seller (other than an Acquired Company), in each case without Liability to any Acquired Company or Purchaser. Seller covenants that, after giving effect to the foregoing, the Transferred Liabilities shall not include any Excluded Liabilities and the Acquired Companies shall not own or lease any Excluded Assets. Seller covenants that, with respect to the Manufacturing and Physical Distribution businesses purchased by Cinram

International Inc., (i) neither Cinram International Inc., nor any of its Affiliates, shall have any Right to any Acquired Assets or any assets of an Acquired Company and (ii) no Person shall have a claim against Purchaser for any Liability to the extent relating to such Manufacturing and Physical Distribution businesses, in each case other than pursuant to the Included Cinram Contracts.

SECTION 6.10.      Intercompany Receivables and Payables. Seller shall ensure that all gross receivables and payables (including cash balances) of each Acquired Company from, to or with, as applicable, Seller and its Subsidiaries are discharged or distributed in full effective by the close of business on the day prior to the Closing; provided, however, that Seller shall not be required to discharge or distribute or cause to be discharged or distributed (i) any trade receivable or trade payable incurred in the ordinary course of the Warner Businesses or (ii) any receivable or payable between two Acquired Companies that are organized in the same jurisdiction and under common control by one or more Acquired Companies also formed in such jurisdiction. From and after the date of this Agreement, neither Seller nor any of its Subsidiaries shall take any action that would result in a net increase to the receivables, payables or cash balances, except as otherwise provided in clause (i) of the proviso contained in the immediately preceding sentence or pursuant to the normal operation of Seller’s cash management system.

SECTION 6.11.      Cooperation. (a) In the period between the date of this Agreement and Closing, Seller shall (i) provide, and shall cause its Subsidiaries and its and their Representatives to provide, all cooperation reasonably necessary in connection with Purchaser obtaining the Financing, including (A) management presentations to banks, (B) sessions with rating agencies, (C) assistance with preparation and execution of definitive credit documentation, security agreements and guarantees, all of which shall be conditional upon the Closing and (D) requesting employees of the Warner Business to execute and deliver customary certificates, (ii) provide, and shall cause its Subsidiaries and its and their Representatives to provide, all cooperation reasonably necessary in connection with Purchaser’s preparations for a post-closing refinancing of the Financing, including (A) assistance with preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and (B) participation in due diligence sessions and sessions with rating agencies, and (iii) use its best efforts to prepare as promptly as possible audited combined balance sheets and related audited combined statements of income and cash flows as of, and for (A) the fiscal years ended, November 30, 2001 and November 30, 2003 for each of the Warner Recorded Music Business and Warner Music Publishing Business and (B) the fiscal year ended November 30, 2002 for the Warner Music Publishing Business.

(b)                                 In connection with Seller’s preparation of audited combined balance sheets and related audited combined statements of income and cash flows as of and for the fiscal year ended November 30, 2003 for each of the Warner Recorded Music Business and the Warner Music Publishing Business, Purchaser and its Representatives (including KPMG) shall have all reasonable access to those employees of Seller and its Subsidiaries participating in such preparation, including the right to review all applicable accounting Records, management work papers, schedules or additional documents relating to the preparation of such financial statements and, subject to Purchaser signing a customary “hold harmless” letter in favor of Seller’s independent auditors, access to Seller’s auditors and the work papers, schedules or additional documents relating to the preparation of such financial statements comparable to the access afforded to management of Seller and of the Warner Businesses.

(c)                                  Following the Closing, Seller shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all cooperation reasonably necessary in connection with Purchaser’s post-closing refinancing of Purchaser’s debt financing with respect to the Transactions and, if the financial statements referred to in Section 6.11(a)(iii) have not been delivered to Purchaser prior to Closing, Seller shall provide, and shall cause its Subsidiaries to provide, and shall request its independent auditors to provide, all cooperation reasonably necessary in connection with the preparation of such financial statements.

(d)                                 Nothing in this Section 6.11 shall require (i) Seller to provide Purchaser with (A) any financial information, or financial information in any format, that is not available to Seller from its financial statements or its books of account or (B) any financial statements, other than as contemplated by Sections 3.07 and 6.11(a)(iii) or (ii) require Seller or any of its Subsidiaries to make available any of their respective employees for times or time periods that will significantly interfere with the prompt and timely discharge by such employees of their normal duties.

SECTION 6.12.      Acquisition Proposals. (a) Seller shall not, and shall cause each Acquired Company and each of Seller’s and such Acquired Company’s respective directors, officers, employees, agents, consultants, advisors, or other representatives of such Person, including legal counsel, accountants and financial advisors (“Representatives”) not to, directly or indirectly, solicit, initiate, encourage, or otherwise facilitate, any inquiries or the making of any proposals or offers from, discuss or negotiate with, provide any confidential information or data to, or consider the merits of any unsolicited inquiries, proposals or offers from any third party (other than Purchaser) relating to any transaction involving the sale of the Warner Businesses or any merger, consolidation, business combination, or similar transaction involving any of the Acquired Companies; provided, however, that this Section 6.12 shall not apply to any such transaction if the transaction forms part of any sale, merger, consolidation, business combination or similar transaction in respect of Seller or all or substantially all the assets of Seller. Seller shall, and shall cause each Acquired Company and, with respect to the Acquired Assets, each Asset Seller and each of Seller’s and such Acquired Company’s or such Asset Seller’s respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller shall, and shall cause each of the Acquired Companies or Asset Sellers to, promptly notify Purchaser if any such inquiries, proposals or offers are received by any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with or about the Acquired Companies or the Warner Businesses, and shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Acquired Companies and the Warner Businesses to return all confidential information heretofore furnished to such Person by or on behalf of the Acquired Companies or the Warner Businesses.

(b)                                 At the Closing, Seller shall (to the maximum extent that it is permitted to do so) assign, grant and convey to Purchaser all the rights under confidentiality agreements between it and its Affiliates or Representatives, on one hand, and Persons other than Affiliates of Purchaser, on the other hand, that were entered into in connection with or relating to a possible sale of the Warner Businesses or any part thereof (collectively, the “Other Confidentiality Letters”), including the right to enforce all terms of the Other Confidentiality Letters. Seller and its Affiliates or representatives shall not waive any rights under the Other Confidentiality Letters. At the Closing, Seller shall deliver to Purchaser copies of the Other Confidentiality Letters.

SECTION 6.13.      Continuing Relationships. (a) Seller shall, and shall cause the applicable Acquired Companies to, enter into or extend, as applicable, the Warner Bros. Arrangements, each for a fixed four-year term following the Closing Date and on substantially the same terms as the current Warner Bros. Arrangements, except that, with respect to the Warner Sunset Soundtrack Contract, Warner Bros. Entertainment Inc. shall have the right to distribute itself up to two soundtracks of its choice in each of the second, third and fourth years of such Contract. The Warner Music Publishing Business shall enter into a perpetual synch license in favor of Warner Bros. Studio and its Affiliates on the terms set forth in Schedule 6.13(a).

(b)                                 Seller shall, and shall cause the applicable Acquired Companies to, enter into or extend, as applicable, the New Line Arrangements, each for a fixed four-year term following the Closing Date and on substantially the same terms as the current New Line Arrangements, except as modified by the terms set forth in Schedule 6.13(b).

(c)                                  Seller shall discuss in good faith with Purchaser the continuation or expansion of any formal or informal relationships that may exist from time to time between the Warner Businesses, on the one hand, and Seller and its Affiliates (other than the Acquired Companies) on the other hand, including any administration agreements entered into between the Warner Music Publishing Business, on the one hand, and Seller or its Affiliates (other than the Acquired Companies) on the other hand.

SECTION 6.14.      No-Solicit; No-Hire. For a period ending two years from the Closing Date, Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit for employment or employ any Transferred Employee; provided, however, that this Section 6.14 shall not prohibit Seller or any of its Affiliates from soliciting for employment or employing (a) a person who responds to a general, non-targeted employment solicitation by Seller or such Affiliate of Seller, as the case may be, or (b) a person who, at the time of such solicitation for employment or employment, is no longer an employee of the Warner Businesses.

SECTION 6.15.      Synthetic Closed System. (a) It is the intent of the parties that, as of December 1, 2003, the Warner Businesses shall be operated for the economic account of Purchaser as if the Warner Businesses were a stand-alone entity and as if no receivables generated by the Warner Businesses on or before November 30, 2003 had been securitized. In furtherance of that objective, (i) Seller shall provide Purchaser with weekly cash management reports for the Warner Businesses, (ii) on the later of (A) two days following the satisfaction or waiver of the conditions contained in Section 2.02 and 2.03 (other than those conditions that by their nature can be satisfied only on the Closing Date) and (B) January 17, 2004, Seller shall determine and shall deliver a statement (the “Estimated Adjustment Statement”) setting forth estimates of the items below (the “Adjustment Items”) and (iii) within 30 days following the later of the Closing Date or delivery of the 2003 audited, combined balance sheets referred to in Section 6.11(a)(iii)(A), Seller shall determine, and shall deliver a statement (the “Adjustment Statement”) setting forth the Adjustment Items:

(i)                                     cash on such balance sheets as of the close of business on November 30, 2003 and, to the extent not included, deposits in transit less outstanding checks;

(ii)                                  (A) the cash swept from the Warner Businesses by Seller and its Subsidiaries (other than the Acquired Companies) and (B) the cash contributed to the Warner Businesses from Seller and its Subsidiaries (other than the Acquired Companies), in each case, from December 1, 2003 to the Closing Date;

(iii)                               the cash or other consideration paid by the Warner Businesses with respect to Excluded Liabilities and any Liabilities for which Purchaser is indemnified under this Agreement, in each case from December 1, 2003 to the Closing Date;

(iv)                              the cash or other consideration received by the Warner Businesses with respect to Excluded Assets from December 1, 2003 to the Closing Date;

(v)                                 the total dividends or distributions paid by the Warner Businesses to Seller and its Subsidiaries (other than Acquired Companies) from December 1, 2003 to the Closing Date; and

(vi)                              the cash or other consideration received by Seller, its Subsidiaries (other than Acquired Companies) and special purpose entities formed for the purpose of receiving such consideration from December 1, 2003 to the Closing Date in respect of receivables that were generated by the Warner Businesses on or before November 30, 2003 and that relate to any receivables financing arrangement established by Seller.

(b)                                 The Adjustment Statement shall become final and binding upon the parties on the 60th day following delivery thereof, unless Purchaser gives written notice of its good faith disagreement with the Adjustment Statement (an “Adjustment Notice of Disagreement”) to Seller prior to such date, in which case the Adjustment Statement shall be final and binding as to those items which are not the subject of an Adjustment Notice of Disagreement. Any Adjustment Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If an Adjustment Notice of Disagreement is received by Seller in a timely manner, then the Adjustment Statement as to particular disputed items shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Adjustment Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Arbitrator. During the 60-day period following the delivery of a Adjustment Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Adjustment Notice of Disagreement. At the end of such 60-day period, Seller and Purchaser shall submit to an internationally recognized independent public accounting firm agreed to by the parties in writing (the “Arbitrator”) for arbitration any and all matters that remain in dispute and were properly included in the Adjustment Notice of Disagreement. Purchaser and Seller shall use their reasonable best efforts to cause the Arbitrator to submit its written statement of its adjudication within 30 days after submission of the matter to the Arbitrator. The determination of the Arbitrator shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. The fees and expenses of the Arbitrator pursuant to this Section 6.15(b) shall be borne as determined by the Arbitrator.

(c)                                  If, following determination of the Adjustment Items in connection with the Estimated Adjustment Statement, the total value of the Adjustment Items in Sections 6.15(a)(i), 6.15(a)(ii)(B) and 6.15(a)(iv) (the “Seller Items”) exceeds the total value of the Adjustment Items in Sections 6.15(a)(ii)(A), 6.15(a)(iii), 6.15(a)(v) and 6.15(a)(vi) (the “Purchaser Items”), then Purchaser shall pay or cause to be paid to Seller or its designee at Closing an amount equal to the amount by which the total value of the Seller Items exceeds the total value of the Purchaser Items. If, following determination of the Adjustment Items in connection with the Estimated Adjustment Statement, the total value of the Purchaser Items exceeds the total value of the Seller Items, then Seller shall pay or cause to be paid to Purchaser or its designee at Closing an amount equal to the amount by which the total value of the Purchaser Items exceeds the total value of the Seller Items.

(d)                                 If, following determination of the Adjustment Items in connection with an Adjustment Statement, the total value of the Seller Items, less any amount paid by Purchaser to Seller at the Closing pursuant to Section 6.15(c), exceeds the total value of the Purchaser Items, less any amount paid by Seller to Purchaser at the Closing pursuant to Section 6.15(c), then Purchaser shall pay or cause to be paid to Seller or its designee an amount equal to the amount by which the total value of Seller Items, less any amount paid by Purchaser to Seller at the Closing pursuant to Section 6.15(c), exceeds the total value of the Purchaser Items, less any amount paid by Seller to Purchaser at the Closing pursuant to Section 6.15(c). If, following determination of the Adjustment Items in connection with an Adjustment Statement, the total value of the Purchaser Items, less any amount paid by Seller to Purchaser at the Closing pursuant to Section 6.15(c), exceeds the total value of the Seller Items, less any amount paid by Purchaser to Seller at the Closing pursuant to Section 6.15(c), then Seller shall pay or cause to be paid to Purchaser or its designee an amount equal to the amount by which the total value of Purchaser Items less any amount paid by Seller to Purchaser at the Closing pursuant to Section 6.15(c), exceeds the total value of the Purchaser Items, less any amount paid by

Purchaser to Seller at the Closing pursuant to Section 6.15(c). To the extent that particular Adjusted Items were not disputed or shall have become final and binding, Seller or Purchaser shall pay to the other the amounts owed under this Section 6.15(d). The amounts payable under this Section 6.15(d) shall be paid within 10 business days following the day on which such amounts shall have become final and binding. Interest on unpaid amounts due under this Section 6.15(d) shall accrue at 10% from the due date.

(e)                                  Seller agrees that, to the extent it or its Subsidiaries (other than the Acquired Companies) receive any cash or other consideration from any third parties in respect of the Warner Businesses from and after December 1, 2003, Seller shall cause such cash or other consideration to be promptly remitted to the Warner Businesses. Assuming the occurrence of the Closing, Purchaser agrees that, to the extent the Acquired Companies receive any cash or other consideration in respect of the Excluded Assets from and after December 1, 2003, Purchaser shall cause the Acquired Companies to remit such cash or other consideration promptly to Seller.

(f)                                    Notwithstanding anything to the contrary in this Section 6.15, payments made on receivables (other than non-trade intercompany receivables) of the Warner Businesses after November 30, 2003 shall be for the economic account of Purchaser, whether or not any receivables financing arrangement, to the extent relating to receivables of an Acquired Company, has been terminated in accordance with Section 6.16.

SECTION 6.16.                 Receivables Financing.     Prior to the Closing, Seller shall terminate any receivables financing arrangement to the extent relating to receivables of an Acquired Company so that, as of Closing, the receivables (other than non-trade intercompany receivables) of the Acquired Companies shall be free and clear of any Encumbrances arising as a result of any receivables financing arrangement and shall be receivables of the Warner Businesses.

SECTION 6.17.               Hanna Barbera Copyrights.     Prior to Closing, Seller shall, and shall cause its Subsidiaries to, transfer the Hanna Barbera Copyrights to the Warner Music Publishing Business, either in the form of copyright transfers or in the form of sales of the Persons holding such Hanna Barbera Copyrights.

ARTICLE VII

Tax Matters

SECTION 7.01.                 Preparation and Filing of Returns; Payment of Taxes.      (a) Seller shall timely prepare and file, or cause to be prepared and filed, on a basis consistent with past practice, all Tax Returns with respect to the Acquired Companies for any taxable period that ends on or before the Closing Date. Subject to Section 9.04, Seller shall timely pay or cause to be paid any Taxes shown on such Tax Returns as owing.

(b)                                 Seller shall timely prepare and file, or cause to be prepared and filed, on a basis consistent with past practice, all Tax Returns with respect to any affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is a member for any Straddle Period. Subject to Section 9.04, Seller shall timely pay or cause to be paid any Taxes shown on such Tax Returns as owing.

(c)                                  Except as provided in Section 7.01(b), Purchaser shall timely prepare, or cause to be prepared, on a basis consistent with past practice, all Tax Returns with respect to the Acquired Companies for any Straddle Period and shall present such Tax Returns to Seller for review at least 30 days (or 10 days in the case of such Tax Returns that are required to be filed more frequently than annually) before the date on which such Tax Returns are required to be filed. Purchaser shall not file such Tax Returns without the written consent of Seller, which consent shall not be unreasonably withheld or delayed. Seller shall pay Purchaser the amount of any Taxes shown on such Tax Returns for which Seller is responsible under Section 9.04, such payment to be made at least 5 days prior to the date on which the Tax Returns relating to such Taxes are required to be filed. Promptly upon receiving the written consent of Seller (and any amounts for which Seller is responsible pursuant to the immediately preceding sentence), Purchaser shall file, or cause to be filed, such Tax Returns and pay or cause to be paid any Taxes shown on such Tax Returns as owing.

(d)                                 Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Acquired Companies for any taxable period that begins after the Closing Date. Subject to Section 9.04, Purchaser shall timely pay any Taxes shown on such Tax Returns as owing.

SECTION 7.02.               Refunds, Credits and Offsets.       (a) The amount or economic benefit of: (i) any refunds, credits or offsets of Taxes of any of the Acquired Companies, or of any affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or has been a member for any Pre-Closing Tax Period with respect to which Seller has indemnified Purchaser under Section 9.04 (subject to Section 9.07); (ii) any Tax benefit realized by Purchaser or its Affiliates (including after the Interim Date the Acquired Companies) in a Post-Interim Date Tax Period as a result of any corresponding offsetting adjustment to any Taxes with respect to which Seller has indemnified Purchaser under Section 9.04 (subject to Section 9.07) in any audit, examination, suit, contest or other Tax proceeding of Seller or its Affiliates; and (iii) any refunds, credits or offsets of Taxes of any of the Acquired Companies in a Post-Interim Date Tax Period resulting from a deduction with respect to the exercise of stock options or the receipt or vesting of restricted shares issued by Seller, but only to the extent of Taxes in the jurisdiction of the employer company, shall be for the account of Seller or its Affiliates. Notwithstanding the foregoing, if any refund of Taxes described in this Section 7.02(a) is subsequently reduced or disallowed as a result of an adjustment required by any Taxing Authority, Seller shall promptly pay the amount so reduced or disallowed (including any interest thereon) to Purchaser. Except as described in the first sentence of this Section 7.02(a), the amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Acquired Companies for any Post-Interim Date Tax Period shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes for any Straddle Interim Period or any Straddle Period, as the case may be, shall be equitably apportioned between the Pre-Interim Date Tax Period and the Post-Interim Date Tax Period or the Pre-Closing Tax Period and the Post-Closing Tax Period, as the case may be, pursuant to the principles set forth in Section 9.04(d). Notwithstanding anything to the contrary in this Section 7.02(a), the amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Acquired Companies for any Pre-Interim Date Tax Period that arise as a result of the carryback to a Pre-Interim Date Tax Period of any Tax attribute of the Acquired Companies attributable to a Post-Interim Date Tax Period shall be for the account of Purchaser; provided, that Purchaser or the Acquired Company shall elect to carry forward such Tax attribute where permitted by Law.

(b)                                 Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this Section 7.02 to receive the amount or economic benefit of a refund, credit, offset to Tax or other Tax benefit the amount of such refund, credit, offset or other Tax benefit within 10 days after such refund is received or after such credit or offset is applied against another Liability for Taxes, or after such other Tax benefit is actually realized, as the case may be. Taxes and Tax benefits shall be determined after taking into account any other available Tax attributes (e.g., net operating losses) of the relevant party.

(c)                                  Purchaser and Seller agree that Seller (or the appropriate Affiliate of Seller) shall claim, to the extent available under applicable Law, all Tax deductions arising by reason of the exercise of options on, or receipt or vesting of restricted shares of, Seller stock. Purchaser and Seller further agree not to treat any such Tax deductions as an adjustment to the Purchase Price for Tax purposes, unless a final determination causes any such Tax deduction to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes. Notwithstanding anything in this Agreement to the contrary, Seller shall be allowed to cause any Acquired Company to pay any Person other than an Acquired Company to assume its obligations with respect to the exercise of options on, or receipt or vesting of restricted shares of, Seller stock. Seller shall be responsible for all expenses, including withholding Taxes, related to any such exercise, receipt or vesting, or assumption, as applicable. Any payment described in this Section 7.02(c) that is made by any of the Acquired Companies shall be treated as payment of an Excluded Liability for purposes of this Agreement.

SECTION 7.03.      Cooperation.      Seller, the Acquired Companies and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes and in any other matters relating to Taxes, including (a) by maintaining and making available to each other all books and records and all relevant correspondence with Governmental Authorities in connection with Taxes and (b) by promptly informing each other of notice of any Tax audit or other Tax proceeding in respect of which the other party or any of its Affiliates may have a Liability.

SECTION 7.04.      Transfer Taxes.      All transfer, documentary, sales, use, stamp, registration and applicable real estate transfer and stock transfer Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Transactions shall be borne equally by Seller and Purchaser.

SECTION 7.05.      FIRPTA Certificate.      Seller shall deliver to Purchaser at the Closing a certificate or certificates in form and substance reasonably satisfactory to Purchaser certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

SECTION 7.06.      Tax Sharing Agreements.      Seller shall cause the provisions of any Tax sharing agreement between Seller or any of its Affiliates other than the Acquired Companies, on the one hand, and any of the Acquired Companies on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.

SECTION 7.07.      Purchase Price Adjustments and Allocation.      (a) Seller and Purchaser shall treat any amounts payable pursuant to Section 6.15, Section 7.02 (subject to Section 7.02(c)), Section 7.04 or Article IX as an adjustment to the Purchase Price for Tax purposes, unless a final determination causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes.

(b)                                 On or prior to the Closing Date, Seller and Purchaser shall agree to an allocation of the Purchase Price among the Acquired Companies (and the assets of any Acquired Company that is a disregarded entity for U.S. Federal income Tax purposes) and the Acquired Assets. Seller and Purchaser agree to further allocate any amounts allocated to a 338(h)(10) Acquired Company pursuant to the immediately preceding sentence (plus any Assumed Liabilities of 338(h)(10) Acquired Companies) (for each 338(h)(10) Acquired Company, the “338(h)(10) Amount”) among the assets of such 338(h)(10) Acquired Company in accordance with Section 7.07(c).

(c)                                  Within 60 days after the Closing Date, Purchaser shall deliver to Seller a statement (the “338(h)(l0) Election and Asset Allocation Statement”) allocating each 338(h)(10) Amount among the assets of the relevant 338(h)(10) Acquired Company (and among the assets of any Acquired Company that is a disregarded entity for U.S. Federal income Tax purposes); provided that such allocations shall be consistent with U.S. Federal income Tax Law. If no changes are proposed in writing to Purchaser within 30 days after delivery of the 338(h)(10) Election and Asset Allocation Statement, Seller shall be deemed to have agreed to the 338(h)(10) Election and Asset Allocation Statement. If within 30 days after delivery of the 338(h)(10) Election and Asset Allocation Statement, Seller notifies Purchaser in writing that Seller objects to an allocation set forth in the 338(h)(10) Election and Asset Allocation Statement, Purchaser and Seller shall use commercially reasonable effort to resolve such dispute within 30 days; provided, however, that, if Purchaser and Seller are unable to resolve their dispute within such 30-day period, Purchaser and Seller shall jointly retain the Arbitrator to resolve the disputed items. Upon resolution of the disputed items, the allocations reflected on the 338(h)(10) Election and Asset Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Arbitrator shall be borne equally by Purchaser and Seller.

(d)                                 If an adjustment is made to the Purchase Price pursuant to Section 7.07(a), Seller and Purchaser agree, for all Tax purposes, to allocate the adjustment among the Acquired Companies and/or the Acquired Assets and/or the assets of the 338(h)(10) Acquired Companies and/or the assets of any Acquired Company that is a disregarded entity for U.S. Federal income tax purposes based upon the item or items to which such adjustment is principally attributable. Neither Seller nor Purchaser (nor any of their respective Affiliates) shall file any Tax Return, or take a position with a Taxing Authority, that is inconsistent with this Section 7.07 or that treats the Transactions in a manner inconsistent with the terms of this Agreement.

SECTION 7.08.      Section 338(g) and Section 338(h)(10) Elections.       (a) Neither Purchaser nor Seller nor any Affiliate of either thereof shall make any election pursuant to Section 338(g) of the Code and the U.S. Treasury Regulations promulgated thereunder (or any comparable election under state or local Tax Law) with respect to any Acquired Company that is a foreign corporation for U.S. Federal income Tax purposes.

(b)                                 At Purchaser’s request, Seller shall join Purchaser in timely making an election (each, a “338(h)(10) Election”) under Section 338(h)(10) of the Code (and any comparable provisions of state or local Law) with respect to the acquisition by Purchaser of all U.S. Acquired Companies (other than New Chappell Inc., Warner Bros. Publications U.S. Inc., WEA International Inc., J. Ruby Productions, Inc. and Chappell and Intersong Music Group (Germany) Inc.) (collectively, the “338(h)(10) Acquired Companies”). Seller and Purchaser shall each execute (or cause to be executed) on a timely basis all documentation required to be submitted to any Taxing Authority in accordance with any applicable Tax Law for each 338(h)(10) Election.

SECTION 7.09.      Tax Cooperation.    Notwithstanding anything in this Agreement to the contrary, the parties shall cooperate in good faith to develop structures that optimize for both parties the Tax consequences of the acquisition of various non-U.S. Acquired Companies. The parties agree to use their reasonable efforts to minimize any subpart F income includible by Purchaser as a result of the actions required to be taken pursuant to Section 6.09 or Section 6.10 or otherwise, subject to Section 9.04. Seller shall take no actions that affect the Tax attributes or Tax structure of the Acquired Companies or the Acquired Assets without the consent of Purchaser, which consent shall not be unreasonably withheld.

SECTION 7.10.      Non-U.S. Acquired Companies.      As soon as reasonably practicable, but in no event later than 10 days prior to the Closing Date, Seller shall deliver to Purchaser a schedule that sets forth each Acquired Company with respect to which an election has been made for U.S. federal income Tax purposes on IRS Form 8832.

ARTICLE VIII

Termination

SECTION 8.01.      Termination.      (a) This Agreement may be terminated at any time prior to the Closing:

(i)                                     by the mutual written consent of Seller and Purchaser;

(ii)                                  by either Seller or Purchaser, upon written notice to the other, if the Closing shall not have occurred by 120 days of the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(iii)                               by either Seller or Purchaser, upon written notice to the other, in the event that any Governmental Authority shall have issued a judgment or taken any Action restraining, enjoining or otherwise prohibiting the Transactions and such judgment or Action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(a)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the occurrence of such judgment or Action.

(b)                                 In the event of termination pursuant to Section 8.01:

(i)                                     Purchaser and Seller shall return to each other all documents and other material received from the other, or any of their respective Representatives (or the Acquired Companies and the Asset Sellers, in the case of Purchaser) relating to the Transactions, whether so obtained before or after the execution hereof; and

(ii)                                  all confidential information received by any party hereto shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.      Effect of Termination.      In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party except that (a) the last sentence of Section 2.04, the last sentence of Section 6.02(a), Section 8.01, this Section 8.02, and Article X shall survive any such termination, and (b) nothing herein shall be deemed to release any party from any Liability for any willful and material breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement; provided, however, that the last sentence of Section 2.04 shall, if applicable, constitute the sole remedy of the waiving party except for actions for fraud on the part of the breaching party.

ARTICLE IX

Indemnities

SECTION 9.01.      Survival of Representations and Warranties.      The representations and warranties contained in this Agreement shall survive the Closing and expire 18 months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.17 (Tax Matters) shall survive until and expire 90 days after the expiration of the applicable statute of limitations (giving affect to any waiver, mitigation or extension thereof) and (ii) the representations and warranties contained in Sections 3.01, 3.02, 3.05 and 3.06 shall survive the Closing indefinitely (collectively, the “Fundamental Representations”). If written notice of a claim (other than a claim arising from a breach which has been deemed to have been waived pursuant to Section 2.04) has been given in accordance with Section 9.02(d) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 9.02.      Indemnification other than for Tax Matters.        (a) After the Closing, Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of, relating to, or resulting from:

(i)                                     subject to Section 9.03, the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or any certificate delivered pursuant to Section 2.02(a) (other than any representation or warranty contained in Section 3.17 (Tax Matters) which shall be governed by Section 9.04);

(ii)                                  subject to Section 9.02(f), the breach of any covenant or agreement by Seller contained in this Agreement;

(iii)                               any Excluded Liability;

(iv)                              the assertion of any claim, demand or Liability against any Purchaser Indemnified Party arising out of, relating to or in connection with any assertion by any current or former shareholder, warrantholder, optionholder or other securityholder of Seller or any of its Affiliates (including any Acquired Company), in its capacity as such, of any impropriety with respect to (A) any actions or transactions of or involving Seller or any of its Affiliates (including any Acquired Company) prior to or at the Closing and (B) the Transactions; or

(v)                                 the assertion of any claim, demand or Liability against any Purchaser Indemnified Party arising out of, relating to or in connection with any fee, commission or like payment due any broker, finder or financial advisor for Seller or any Acquired Company in connection with the Transactions.

(b)                                 After the Closing, Seller and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser for any and all Losses arising out of, relating to or resulting from:

(i)                                     subject to Section 9.03, the inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered pursuant to Section 2.03(a);

(ii)                                  subject to Section 9.02(f), the breach of any covenant or agreement by Purchaser contained in this Agreement;

(iii)                               all Liabilities of the Acquired Companies (except to the extent Seller has expressly indemnified Purchaser hereunder) other than Excluded Liabilities;

(iv)                              all Assumed Liabilities (except to the extent Seller has expressly indemnified Purchaser hereunder); or

(v)                                 all Liabilities assumed by Purchaser pursuant to Article V.

(c)                                  Subject to Section 2.04, each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each party set forth in this Agreement that have been or are made in favor of such party, and each party’s obligation to indemnify the other will not be affected in any manner, notwithstanding (i) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation or (iii) the Closing hereunder.

(d)                                 Any party seeking indemnification under this Section 9.02 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of an Indemnifying Party under this Section 9.02 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 9.02 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.02 except to the extent (and only to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel must be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 20 Business Days (or sooner, if the nature of the Third Party Claim so requires) of the receipt of such notice from the Indemnified Party; provided, however, that, if (i) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (ii) such action or Third Party Claim involves, or is reasonably likely to have a material effect on, any matter beyond the scope of the indemnification obligation of the Indemnifying Party or (iii) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that in any case the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments which will be paid by the Indemnifying Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

(e)                                  Sections 9.02(a)(i) and 9.02(b)(i) shall not apply with respect to any Losses arising out of, relating to or arising from (and no indemnification hereunder shall be available with respect to) any inaccuracy or breach of any representation and warranty that has expired as provided in Section 9.01.

(f)                                    Sections 9.02(a)(ii) and 9.02(b)(ii) shall not apply with respect to any Losses arising out of (and no indemnification hereunder shall be available with respect to) any breach of Section 6.02(a), 6.03(a), 6.04, 6.11 or 6.12.

(g)                                 The respective indemnification obligations of the parties with respect to all Tax matters shall be governed by Section 9.04, and this Section 9.02 shall not be applicable to any such matters.

SECTION 9.03.      Limits on Indemnification.      (a) No amount shall be payable by Seller pursuant to Section 9.02(a)(i) or by Purchaser pursuant to Section 9.02(b)(i), as applicable, unless the aggregate amount of Losses indemnifiable under Section 9.02(a)(i) or 9.02(b)(i), as applicable, exceeds 1% of the Closing Payment (and then only to the extent of such excess).

(b)                                 No amount shall be payable by Seller pursuant to Section 9.02(a)(i) or by Purchaser pursuant to Section 9.02(b)(i), as applicable, for any individual item or series of related items where the amount of Losses relating thereto is less than $500,000, and such items shall not be aggregated for purposes of Section 9.03(a).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Losses which may be recovered from Seller pursuant to Section 9.02(a)(i) or from Purchaser pursuant to Section 9.02(b)(i), as applicable, shall be an amount equal to 10% of the Closing Payment; provided, however, that Losses relating to Fundamental Representations shall not be subject to, and shall be excluded from, the calculation of such maximum amount and such Losses shall be not be subject to, and shall be excluded from, the calculation and the provisions of Section 9.03(a). It is understood by the parties hereto that the limitation set forth in the immediately preceding sentence does not apply to, and will not limit in any manner, Purchaser’s or Seller’s right to indemnification pursuant to any other provisions of this Agreement.

(d)                                 For purposes of Sections 9.02(a)(i) and 9.02(b)(i), the representations and warranties made by Seller or Purchaser in this Agreement, as applicable, shall be read without regard to any Material Adverse Effect or materiality qualifiers contained therein, except with respect to the representations and warranties made by Seller in Sections 3.08(a), 3.10(1) and 3.10(t) and in the last sentence of Section 3.07(d).

SECTION 9.04.      Tax Indemnification.      (a) Following the Closing, Seller shall indemnify Purchaser and its Affiliates (including the Acquired Companies) and hold them harmless from: (i) all Liability for Taxes of the Acquired Companies and for Taxes related to the Acquired Assets for any Pre-Closing Tax Period; (ii) all Liability for Taxes whenever arising out of actions taken pursuant to Section 6.09 or Section 6.10 or with respect to any distribution of property, receivables or cash made by any Acquired Company to Seller or any of its Subsidiaries prior to the Closing, including with respect to any resulting subpart F income; (iii) all Liability for Taxes as a result of the sale of the Shares and the Acquired Assets and the 338(h)(10) Elections; (iv) all Liability (as a result of Treasury Regulations Section 1.1502-6(a) or otherwise) for Taxes of any Person that is or was a member of any affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or was a member during any Pre-Closing Tax Period; (v) any breach by Seller or any of its Affiliates (other than, after the Closing, the Acquired Companies) of any representation set forth in Section 3.17 (determined without regard to any Material Adverse Effect or materiality qualifiers) or in any certificate delivered pursuant to Section 7.05 or any covenant contained in Article VII (other than any covenant contained in Section 7.09); (vi) all Liability for Taxes realized by Purchaser or its Affiliates (including after the Interim Date the Acquired Companies) in a Post-Interim Date Tax Period as a result of any corresponding offsetting adjustment to any Taxes with respect to which Seller has indemnified Purchaser under Section 9.04 (subject to Section 9.07) in any audit, examination, suit, contest or other Tax proceeding of Seller or its Affiliates; and (vii) all Liability for reasonable legal fees and expenses attributable to any item in clauses (i) through (vi). Notwithstanding the foregoing, Seller shall not have any indemnification obligation for (i) any Liability for Taxes attributable solely to a breach by Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies) of any covenant contained in Article VII (other than any covenant contained in Section 7.09); and (ii) any Liability for Taxes attributable to any action taken after the Closing by Purchaser, any of its Affiliates (including the Acquired Companies) or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required by or permitted by this Agreement or any action taken, or any Liability for Taxes incurred, in the ordinary course of the Warner Businesses) (each, a “Purchaser Tax Act”).

(b)                                 Following the Closing, Purchaser shall, and shall cause each of the Acquired Companies to, indemnify Seller and its Affiliates and hold them harmless from: (i) all Liability for Taxes of the Acquired Companies and for Taxes related to the Acquired Assets for any Post-Closing Tax Period; (ii) all Liability for Taxes described in Section 9.07; (iii) any breach by Purchaser or any of its Affiliates (including the Acquired Companies) of any covenant contained in Article VII (other than any covenant contained in Section 7.09) or any Purchaser Tax Act; and (iv) all Liability for reasonable legal fees and expenses attributable to any item in clauses (i) through (iii).

(c)                                  Subject to Section 9.05(b), any indemnity payment to be made hereunder shall be paid within 10 days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five business days prior to the date on which the relevant Taxes (including any estimated Tax payments), which Taxes shall be determined, in the case of Seller, without regard to any available Tax attributes (e.g., net operating losses) and, in the case of Purchaser, after taking into account any other available Tax attributes, are required to be paid to the relevant Taxing Authority. To the extent indemnity is sought with respect to a particular Tax for a Pre-Closing Tax Period, estimated payments with respect to such Tax made by or on behalf of any of the Acquired Companies on or prior to the Closing Date shall be credited to any indemnity obligation in respect of such Tax for the Pre-Closing Tax Period; provided such estimated payments actually reduce the Liability for Taxes.

(d)                                 In the case of any Straddle Interim Period or Straddle Period, as the case may be, (i) real, personal and intangible property Taxes (“Property Taxes”) shall be apportioned between the Pre-Interim Date Tax Period and the Post-Interim Date Tax Period or the Pre-Closing Tax Period and the Post-Closing Tax Period, as the case may be, on a daily pro-rata basis and (ii) all Taxes other than Property Taxes shall be apportioned between the Pre-Interim Date Tax Period and the Post-Interim Date Tax Period or the Pre-Closing Tax Period and the Post-Closing Tax Period, as the case may be, on a closing of the books basis.

(e)                                  Reasonably promptly after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under this Section 9.04 (a “Tax Controversy”) by it against the other party, the Indemnified Party shall notify the Indemnifying Party of the Tax issue, and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Controversy; provided, however, that the failure to forward such notices and communications to the Indemnifying Party shall not release the Indemnifying Party from any of its obligations under this Section 9.04 except to the extent (and only to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. Except as provided in this Section 9.04(e), the Indemnifying Party may elect to control, and may elect, at its sole cost and expense, to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action (a “Tax Proceeding”) with respect to a Tax Controversy for which it would be required to indemnify the other party if it acknowledges in writing that it has sole Liability for any Taxes that might arise therefrom or in connection therewith and such as will not materially increase the unindemnified Liabilities for Taxes of the Indemnified Party; provided, however, that the Indemnifying Party shall keep the other party reasonably informed about such Tax Proceedings. Except as provided in this Section 9.04(e), if the Indemnifying Party does not elect to control a Tax Proceeding with respect to a Tax Controversy pursuant to this Section 9.04(e), the Indemnified Party shall have sole discretion in handling, settling or contesting such Tax Proceeding (at the cost and expense, to the extent reasonable, of the Indemnifying Party). The Indemnifying Party shall not settle any Tax proceeding with respect to a Tax Controversy on a basis that would materially adversely affect the Indemnified Party without obtaining the Indemnified Party’s written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall not settle any Tax Controversy without obtaining the Indemnifying Party’s written consent, which shall not be unreasonably withheld. Any out-of-pocket expenses incurred by the Indemnified Party in handling, settling or contesting a Tax Controversy that the Indemnifying Party has elected to control under this Section 9.04 shall be borne by the Indemnified Party. Seller and Purchaser shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax Proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues. Seller may assume sole control of any such Tax proceeding for any Straddle Period if it acknowledges in writing that it has sole Liability for any Taxes that might arise in such proceeding.

(f)                                    The indemnification provisions in this Agreement relating to Taxes shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

SECTION 9.05.      Computation and Timing of Indemnifiable Losses.       (a) Any amount payable pursuant to this Article IX shall be decreased to the extent of any insurance proceeds received (after deduction of related costs and expenses) by the recipient of such amount in respect of an indemnifiable Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder, other than any such Taxes in respect of indemnity payments received by Seller in respect of Taxes described in Section 9.07 or by Purchaser in respect of Taxes described in Section 9.04(a)(vi) (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the accrual or payment of any such Loss (including foreign tax credits or deductions arising from the recognition of subpart F income), in each case, when and as such Tax cost or benefit is actually realized pursuant to 9.05(b).

(b)                                 For purposes of determining when payments are made pursuant to this Article IX, (i) Taxes and Tax benefits of Seller shall be determined without regard to any available Tax attributes (e.g., net operating losses) and (ii) Taxes and Tax benefits of Purchaser shall be determined after taking into account any other available Tax attributes (e.g., net operating losses).

(c)                                  Notwithstanding anything in this Agreement to the contrary, Seller shall, without contest, pay to Purchaser the amount of Taxes payable by Purchaser in respect of any subpart F income (calculated by Purchaser in good faith in accordance with Section 9.05(a)) as a result of actions taken by Seller or its Subsidiaries pursuant to Section 6.09 or Section 6.10 of this Agreement or with respect to any distribution of property, receivables or cash made by any Acquired Company to Seller or any of its Subsidiaries prior to the Closing, no later than 5 days prior to the date on which such Taxes (including estimated Taxes) are required to be paid. Any dispute over Seller’s failure to pay Purchaser all amounts described in the immediately preceding sentence within the time-frame described therein shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for non-administered Arbitration of Disputes, by a sole arbitrator; provided, however, that notwithstanding the results of such arbitration, Seller shall retain the right to dispute the amounts of any payments made to the Purchaser pursuant to the immediately preceding sentence as provided in Section 9.05(d). The seat of the arbitration shall be New York City. The Neutral Organization designated to perform the function specified in Rules 5, 6 and 7 shall be CPR. The party commencing arbitration (the “Claimant”) shall address to the other party (the “Respondent”) in notice of arbitration. The Respondent shall deliver its notice of defense to Claimant within fifteen days after receipt of the notice of arbitration. After receipt of the notice of defense, either party may request that CPR appoint the arbitrator. CPR shall appoint the arbitrator within 5 business days if possible. The arbitrator shall render his or her award within 6 weeks of his or her appointment as arbitrator, subject to extension for good cause shown by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

(d)                                 If Seller disagrees with the amount of Taxes paid to Purchaser pursuant to Section 9.05(c), Purchaser and Seller shall resolve such dispute in the manner described in Section 7.07(c); provided, that Seller shall in all events be required to pay Purchaser the amount of any Taxes calculated pursuant to Section 9.05(c) at the time specified therein regardless of any disputes (including as to offsets) in respect of such amount. If the amount of such Taxes, as finally resolved, is less than the amount paid by Seller to Purchaser, Purchaser shall promptly remit the difference to Seller. If the amount of such Taxes, as finally resolved, is more than the amount paid by Seller to Purchaser, Seller shall promptly pay the difference to Purchaser.

SECTION 9.06.      Indemnification as Exclusive Remedy.       The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing monetary remedy available to any party for any breach of any representation, warranty or covenant by the other party contained herein; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligation under this Agreement or (ii) actions for fraud on the part of a party to this Agreement.

SECTION 9.07.      Interim Taxes.      Notwithstanding Section 9.04(a)(i), Seller shall not be obligated to indemnify Purchaser for Taxes attributable to (i) the operations of the Acquired Companies or the Acquired Assets in the ordinary course of the Warner Businesses or the assets used in connection therewith or (ii) any action taken by Seller solely at the request of Purchaser, in each case from December 1, 2003 to and including the Closing Date, calculated as if the actions taken pursuant to Section 6.09 and Section 6.10 occurred on November 30, 2003. For the avoidance of doubt, this Section 9.07 does not apply with respect to any other clause of Section 9.04(a) or any interest income received or accrued on any intercompany indebtedness or cash balances or with respect to other Excluded Assets held by any of the Acquired Companies for which Seller shall be responsible.

ARTICLE X

Other Matters

SECTION 10.01.    Notices.      All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

Time Warner Inc.
75 Rockefeller Plaza
New York, NY 10019
Fax: (212) 258-3172
Attn: General Counsel

with copies to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Fax: (212) 474-3700
Attn: Richard Hall, Esq.

if to Purchaser, to:

WMG Acquisition Corp.
In care of Thomas H. Lee Partners, L.P.
75 State Street
Boston, Massachusetts 02109
Fax: (617) 227-3514
Attn: Scott Sperling

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attn: John Finley, Esq.
Brian Stadler, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 10.02.    Amendments; No Waivers.       (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any Right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other Right, power or privilege. The Rights and remedies herein provided shall be cumulative and not exclusive of any Rights or remedies provided by Law.

SECTION 10.03.    Governing Law.      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 10.04.    Enforcement; Expenses of Litigation.      (a) Each party hereby consents to the exclusive jurisdiction of any New York state or United States Federal court sitting in the City of New York with respect to disputes arising out of this Agreement.

(b)                                 Except as set forth in Article IX, there are not any intended third party beneficiaries of any provision of this Agreement.

(c)                                  Upon final and non-appealable judgment by a court of competent jurisdiction with respect to any disputes arising out of this Agreement, the party against which judgment has been entered shall reimburse the prevailing party for all reasonable fees and expenses incurred in connection with the defense or prosecution, as the case may be, of such dispute.

SECTION 10.05.    Severability.      If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the extent possible.

SECTION 10.06.    Counterparts.       This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.07.    Assignment.      Neither this Agreement nor any of the Rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either party without the prior written consent of the other party other than with respect to security interests arising out of the Financing. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Purchaser may assign all or a portion of its rights hereunder to one or more Affiliates, provided that no such assignment shall relieve Purchaser of any obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.08.    WAIVER OF JURY TRIAL.      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.09.    Entire Agreement.       This Agreement, together with the Ancillary Agreements and the Confidentiality Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 10.10.    Captions.       The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

SECTION 10.11.    Specific Performance.      The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

SECTION 10.12.    Public Announcement.      The initial press release regarding the transactions contemplated hereby shall be mutually agreed upon by Seller and Purchaser. Prior to Closing, neither Purchaser nor Seller shall issue or make any subsequent press release or other public statement with respect to the transactions contemplated hereby without prior written approval of the other party, except as may be required by Law, provided that in any such case the disclosing party shall provide the non-disclosing party with adequate notice of any such proposed disclosure and a reasonable opportunity to comment thereon.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement, all as of the date first written above.

TIME WARNER INC.,

by	/s/ Robert Marcus
	Name:	Robert Marcus
	Title:	Senior Vice President of
Mergers & Acquisitions

WMG ACQUISITION CORP.,

by	/s/ Scott Sperling
	Name:	Scott Sperling
	Title:	President

APPENDIX A

Definitions

“Acquired Assets” means all assets, properties, Rights and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use by the Asset Sellers primarily in the conduct of the Warner Businesses, including those listed on Schedule 1.02(a) and any ownership interest held by any Share Seller or any Asset Seller in any Person listed on Schedule 3.06(c) of the Seller Disclosure Letter, other than (a) Excluded Assets and (b) equity interests in and assets of the Acquired Companies.

“Acquired Companies” means the Companies and all Subsidiaries of the Companies.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding, audit, contest, investigation or other action by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, following the Closing, none of Seller and its Subsidiaries, on the one hand, and Purchaser and its Affiliates (including the Warner Acquired Companies), on the other hand, shall be deemed to be Affiliates of each other.

“Artist Contract” means a Contract with an artist (for purposes of this Agreement, an “artist” includes a singer or musician) or other Person furnishing the services or works of an artist pursuant to which such artist is required to provide its (or such furnisher is required to provide the artist’s) exclusive services to the counterparty for the making or delivery of master Recordings.

“Asset Sellers” means Warner Communications Inc. and Warner Entertainment Japan Inc.

“Balance Sheets” means the unaudited combined balance sheets of the Warner Businesses as of August 31, 2003.

“Balance Sheet Date” means August 31, 2003.

“Cinram Agreement” means the Stock Purchase Agreement dated as of July 18, 2003, between Seller and Cinram International Inc., as amended from time to time, pursuant to which Seller (i) sold the Warner Music Group’s U.S. and European DVD and CD Manufacturing business and U.S. and German Physical Distribution operations, the Ivy Hill Manufacturing business and the Giant merchandising business to Cinram International Inc. and (ii) entered into long-term Contracts (including the Included Cinram Contracts) under which Cinram International Inc. shall provide Manufacturing and Physical Distribution services in the U.S. and Europe.

“Closing” means the closing of the purchase and sale of the Shares and the Acquired Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means (a) the Non-Disclosure Agreement dated September 30, 2003 between Seller and Thomas H. Lee Partners, L.P., (b) the Non-Disclosure Agreement dated October 3, 2003 between Seller and Edgar Bronfman, Jr., (c) the Non-Disclosure Agreement dated November 21, 2003 between Seller and Bain Capital Partners LLC and (d) the Non-Disclosure Agreement dated November 21, 2003 between Seller and Providence Equity Partners Inc.

“Contract” means any contract, arrangement, lease, license, indenture, agreement, commitment and any other legally binding arrangement, whether oral or written.

“control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by Contract or otherwise.

“Dormant Subsidiaries” means the Acquired Companies whose businesses are limited to the holding of licenses and similar passive activities.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind, other than (i) any obligation to accept returns of inventory in the ordinary course of business and (ii) in the case of Contracts entered into in the ordinary course in which Rights to Recordings or Musical Compositions are granted, any restrictions that temporarily limit the ability of the party granting such Rights to exploit such Rights itself or that limit the ability of the grantee to exploit such Rights.

“Environmental Law” means any applicable federal, state, local or foreign Law (including common Law), treaty, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, or any agreement with any Governmental Authority, relating to the environment, natural resources, the effect of the environment on human health and safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and relating to the Warner Businesses or the Acquired Companies.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means (a) all assets, properties, Rights and businesses, of every kind and description, wherever located, real personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use by Seller or any of its Affiliates (including any Acquired Company) other than those owned, leased, licensed, used or held for use primarily in the conduct of the Warner Businesses, (b) all patents owned, leased, licensed, used or held for use by Seller or any of its Subsidiaries, including the benefits of any patent cross-licenses, (c) the trademarks “Time”, “Warner”, “Warner Music”, the “W” shield, “Warner Bros.”, “Warner Bros. Records”, “Warner Bros. Publications”, “WB”, the “WB” shield, the design of the “Warner Chappell” shield (but not the “Warner Chappell” name) and related marks, subject to the Seller Trademark Licenses, (d) Seller’s minority investments in Columbia House Company, MusicNet, Inc., SWE Cable Radio Company (Music Choice U.S.) and Mozartian Company (Music Choice Europe), (e) Seller’s Rights under this Agreement and the Ancillary Agreements, (f) currency hedges or interest rate swaps undertaken by Acquired Companies, (g) interest on indebtedness, (h) Excluded Copyrights and (i) intercompany receivables other than ordinary course trade receivables.

“Excluded Copyrights” means the copyrights with respect to (a) Musical Compositions for which the Warner Music Publishing Business has paid royalties to Warner Bros. Studios since 1989 pursuant to an administration agreement between the Warner Music Publishing Business and Warner Bros. Studios and (b) Musical Compositions created as “works made for hire” for Warner Bros. Studios that are held in Acquired Companies and for which there has been no activity since 1989.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates (including any Acquired Company) or arising out of any Acquired Asset (a)(i) for indebtedness for borrowed money, (ii) relating to any receivables financing arrangement, (iii) relating to conditional or installment sales relating to purchased property (other than for trade payables accrued in the ordinary course of business), (iv) under capitalized lease obligations, and (v) guarantees of any of the foregoing of another of any Person other than an Acquired Company, (b) to the extent relating to or arising out of any Excluded Asset or any former businesses of the Acquired Companies (other than Recorded Music Businesses or Music Publishing Businesses), (c) to the extent relating to or arising out of the Cinram Agreement or the businesses sold to Cinram International Inc., other than Liabilities under the Included Cinram Contracts, (d) arising out of compliance by Seller with Sections 6.09 and 6.10, (e) arising out of currency hedges or interest rate swaps undertaken by Acquired Companies, (f) relating to intercompany payables other than ordinary course trade payables or (g) under the employment agreement executed November 21, 2003 and previously discussed between Seller and Purchaser, except that the Purchaser shall reimburse Seller for any salary and employee benefits (other than severance) earned by the employee party thereto for providing services to Purchaser or its Subsidiaries following the Closing. In addition, Liabilities retained or assumed by Seller under Article V, and Liabilities excluded from those that

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Purchaser is obligated to retain, assume or otherwise be responsible for under Article V, including Liabilities described in Section 5.01(c), shall be “Excluded Liabilities.”

“Governmental Authority” means any governmental authority, quasi-governmental authority, instrumentality, court, arbitrator, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, whether domestic, foreign or supranational or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hanna Barbera Copyrights” means the copyrights set forth on Schedule 6.17 of the Seller Disclosure Letter.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, which is regulated under any Environmental Law and any substance that could result in the imposition of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“include” and “including” (and words of similar import) shall be deemed to be followed by the phrase “without limitation.”

“Included Cinram Contracts” means the (i) US Manufacturing and Packing Agreement between Warner-Elektra-Atlantic Corporation (“WEA Corp.”) and Cinram Manufacturing, Inc. dated as of October 24, 2003, (ii) International Manufacturing and Packaging Agreement between WEA International Inc. (“WMI”) and Cinram GmbH dated as of October 24, 2003, (iii) US Pick, Pack and Shipping Services Agreement between WEA Corp and Cinram Distribution LLC dated as of October 24, 2003, (iv) International Pick, Pack and Shipping Services Agreement between WMI and Cinram GmbH dated as of October 24, 2003, (v) US Administrative Services Agreement between WEA Corp. and Cinram Manufacturing, Inc., Cinram Distribution LLC, Ivy Hill Corporation, Giant Merchandising, Inc. and Giant Merchandising dated as of October 24, 2003, (vi) International Administrative Services Agreement between Cinram GmbH and WMI dated as of October 24, 2003, and (vii) Security Agreement between Cinram Manufacturing, Inc., Cinram Distribution LLC and Cinram GmbH (as debtors) and WEA Corp. and WMI (as secured parties) dated as of October 24, 2003.

“Intellectual Property Rights” means all intellectual property rights, including, without limitation (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent

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application or applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuation, continuation-in-part, extensions and reexaminations), all improvements to the inventions disclosed in each such registration, patent or application, registered or applied for in the United States and all other nations throughout the world, and all Rights therein provided by bilateral or international treaties or conventions, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, whether or not registered, including all common Law Rights and all variations, derivations and combinations thereof, and registrations and applications for registration thereof in any product category, including all marks registered or applied for in the United States and all other nations throughout the world, and all Rights therein provided by bilateral or international treaties or conventions and all goodwill of the appurtenant business associated therewith, (iv) copyrights (registered or common Law) and copyrightable works and registrations and applications for registration thereof in the United States and all other nations throughout the world, including, but not limited to all derivative works, moral Rights, renewals, extensions, reversions or restorations of copyrights, now or hereafter provided by Law, regardless of the medium of fixation or means of expression, and all Rights therein provided by bilateral or international treaties or conventions, (v) computer software, including source code, object code, firmware, operating systems and specifications, data, databases, files, and documentation and other materials related thereto, (vi) trade secrets and confidential, technical and business information (including inventions, whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology, (including know-how), manufacturing and production processes and techniques, research and development information, formulae, formulations, recipes, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (ix) all Rights to obtain and Rights to apply for patents, and to register trademarks and copyrights, and (x) all Rights to sue at law or in equity and/or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Date” means November 30, 2003.

“Investors” means Thomas H. Lee Equity Fund V, L.P., Lexa Partners LLC, Bain Capital Fund VII, L.P., and Providence Equity Partners IV L.P.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means with respect to Seller or Purchaser, as the case may be, a particular fact or other matter that (a) with respect to Seller, Roger Ames, Les Bider, Kate Brown, Jos de Raaij, Spencer Hays, Dave Johnson, Nisha Kumar, Rob Marcus, Helen Murphy, Doug Phillips, Ed Pierson, Paul Robinson and Nick Thomas and (b) with respect to Purchaser, Edgar Bronfman, Jr. and Scott Sperling, in each case, is actually aware, following due inquiry, of or should know by virtue of his or her position as an officer of such party.

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“Law” means any Federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liabilities” means any and all indebtedness and other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

“Manufacturing” means packaging, pressing or otherwise manufacturing compact discs and DVDs and other forms of recorded music or music videos and printing cover material, inserts, point-of-purchase materials and artwork related thereto.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Warner Businesses or which materially impairs or delays the ability of Seller to consummate the Transactions other than any change, effect, event, occurrence or state of facts relating to or arising from (i) the economy in general, (ii) this Agreement or the Transactions or the public announcement thereof or (iii) the music industry in general, and not specifically relating to the Warner Businesses.

“Musical Composition” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages, whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

“Music Publishing Business” means the business of entering into agreements with composers, songwriters, lyricists, production companies or owners of Rights in Musical Compositions for the acquisition, creation, advertising, marketing, promotion, administration or other exploitation of Musical Compositions and exercising Rights under such agreements. Notwithstanding the foregoing, the Music Publishing Business shall not include:

(i)                                     the Recorded Music Business;

(ii)                                  the business of Manufacturing; or

(iii)                               the business of Physical Distribution.

“Music Publishing Contract” means a Contract with any Person who owns or controls Rights in Musical Composition(s) pursuant to which the administration rights and/or a copyright interest and/or an entitlement to an income stream in existing or future Musical Compositions are transferred by such Person to the counterparty. For purposes of clarification but not limitation, as used in this definition, “Person” includes songwriters, composers and lyricists and each of their respective estates, heirs and successors in interest.

“New Line Arrangements” means (a) the soundtrack Contract between Warner Music Group Inc. and New Line Cinema Corporation dated July 14, 2000 (including any soundtrack-specific licenses entered into pursuant thereto) and (b) the

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administration Contract between the Warner/Chappell Music, Inc. and New Line Cinema Corporation, dated as of November 4, 1998, as amended.

“Permitted Encumbrances” means (a) leases, subleases, licenses and similar occupancy agreements entered into in the ordinary course of the Warner Businesses and all other Encumbrances as are set forth in the Seller Disclosure Letter with respect to Section 3.13, (b) liens for Taxes, assessments and governmental charges or levies not yet due and payable, (c) Encumbrances imposed by applicable Law, (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (e) any Encumbrance or condition that may be shown by a current accurate survey or physical inspection of any property owned, leased, used or held for use by the Acquired Companies in the course of the Warner Businesses, easements, covenants and rights of way (each of record) and other similar restrictions of record that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies in the course of the Warner Businesses (to the extent conducted thereat), (f) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of the Acquired Companies and Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the Warner Businesses, (g) any Encumbrances the existence of which is referred to in the notes to the financial statements provided pursuant to Section 3.07(b), (h) zoning, building and other similar restrictions that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies in the course of the Warner Businesses (to the extent conducted thereat), (i) unrecorded easements, covenants, rights-of-way and other similar restrictions that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies in the course of the Warner Businesses (to the extent conducted thereat) and (j) as to any property leased by any of the Acquired Companies, any Encumbrance affecting the interest of the lessor thereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Physical Distribution” means distributing to “brick and mortar” or online stores that distribute recorded music or music videos in physical form to consumers (or to persons who sell to such stores), including warehousing, freight and pick, pack and ship arrangements, but excluding sales and marketing activities and electronic distribution.

“Post-Closing Tax Period” means any period beginning after the Closing Date and, in the case of a Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Interim Date Tax Period” means any period beginning after the Interim Date and, in the case of a Straddle Interim Period, the portion of such taxable period beginning after the Interim Date.

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“Pre-Closing Tax Period” means any period ending on (and including) or before the Closing Date and, in the case of a Straddle Period, the portion of such taxable period ending on (and including) the Closing Date.

“Pre-Interim Date Tax Period” means any period ending on (and including) or before the Interim Date and, in the case of a Straddle Interim Period, the portion of such taxable period ending on (and including) the Interim Date.

“Prime Rate” means the rate of interest equal to the “Prime Rate” as published by JPMorgan Chase Bank, calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

“Production/Label Contract” means a Contract with a production entity pursuant to which the production entity agrees to offer all of its or a certain number of its artists exclusively to the counterparty.

“Recorded Music Business” means the business of (a) acquiring, recording, producing, releasing, distributing, advertising, marketing, promoting, licensing, selling or otherwise exploiting (by whatever means, whether now known or hereafter developed) of Recordings in any media (now or hereafter known), the acquisition, administration and other exploitation of any and all other ancillary Rights with respect to the exploitations of Recordings and/or to the recorded music business (including merchandising, tour and tour support activities and film Rights) and (c) any and all other businesses or fields directly related to or arising out of any of the foregoing. Notwithstanding the foregoing, the Recorded Music Business shall not include:

(i)                                     the Music Publishing Business;

(ii)                                  the business of Manufacturing; or

(iii)                               the business of Physical Distribution;

provided, however, that the assets, properties, Rights and businesses set forth on Schedule 1.02(b) shall be deemed part of the Recorded Music Business.

“Recording” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of records or for any other exploitation of sound.

“Records” means Contracts, documents, books, records and files, including records and files stored on computer discs or tapes or any other storage medium.

“Rights” means any rights, title, interest or benefit of whatever kind or nature.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Employee Plans” means any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, U.S. multiemployer plans within the meaning of Section 3(37) of ERISA, each collective bargaining agreement, each severance and change-of-control plan, arrangement or policy, and each other plan, arrangement or contract providing for compensation, bonuses, profit-sharing, stock purchase, stock option, or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, or post-employment or retirement benefits, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any Warner Employee has any present or future right to benefits and which is maintained, administered or sponsored by or contributed to by Seller or any of its Subsidiaries (including the Acquired Companies) or Affiliates, but shall exclude Warner Employment Agreements. Any Seller Employee Plans that exclusively cover Warner Employees shall be referred to as the “Warner Employee Plans”, but Seller Employee Plans shall not include U.S. Social Security or Medicare.

“Share Sellers” means Warner Communications Inc., Warner Entertainment Japan Inc., Warner Music Newco Limited and Time Warner Limited.

“Significant Subsidiary” means (a) Atlantic Recording Corporation, Word Holdings LLC, Word Entertainment LLC, Warner-Elektra-Atlantic Corporation, Rhino Entertainment Company, Warner Music France S.A.S., Warner Music UK Limited, Warner Music Group Germany Holding GmbH, Warner Bros. Music International Inc., Warner Bros. Publications US Inc., New Chappell Inc., Warner Music Canada Ltd., Warner Music Nova Scotia ULC, Warner Music Holdings B.V. and (b) any other Subsidiary of the Companies for which the Warner Businesses’ direct and indirect proportionate share of the total revenues of such Subsidiary exceed 10% of the combined total revenue of the Warner Businesses. The Subsidiaries of the Companies meeting the thresholds set forth in clause (b) above are identified as Significant Subsidiaries in Schedule 3.06(b) of the Seller Disclosure Letter.

“Straddle Interim Period” means any taxable period that begins on or before, and ends after, the Interim Date.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Studio Arrangements” means the New Line Arrangements and the Warner Bros. Arrangements.

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“subpart F income” has the meaning ascribed to such term in Section 952 of the Code.

“Subsidiary” means, with respect to a Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person and (ii) any entity that does not have a board of directors or other Persons performing similar functions in which such Person beneficially owns more than 50% of the class of equity interests that has an unlimited entitlement to distributions upon liquidation of such entity.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), including by reason of membership in an affiliated, consolidated, combined, unitary or similar Tax group by Contract, indemnity or otherwise.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Liabilities” means all Liabilities of the Acquired Companies and all Assumed Liabilities, in each case other than Excluded Liabilities.

“Warner Bros. Arrangements” means (a) the Warner Sunset soundtrack Contract dated September 17, 1996 between Warner Music Group Inc. and Warner Sunset, a division of Warner Bros. Entertainment Inc. (the “Warner Sunset Soundtrack Contract”) and (b) the administration Contract between Warner Bros. Studio and Warner/Chappell Music, Inc., dated as of April 1, 1989 (the “Warner Bros. Administration Agreement”).

“Warner Employee” means any current or former officer or employee of, or consultant exclusively engaged by, an Acquired Company as of the Closing Date (including any individual who has received or provided notice of termination of employment) or any individual who works wholly or mainly in connection with the Acquired Assets sold on the Closing Date. Any reference herein to actively-employed Warner Employees shall include active exclusively-engaged consultants.

“Warner Employment Agreement” means any individual agreement or arrangement, including any amendments thereto, between Seller or any of its Subsidiaries (including the Acquired Companies), on the one hand, and a Warner Employee, on the other hand, to provide services in connection with the Warner Businesses, other than any agreement, arrangement or other document under any stock option or other equity plan of Seller or any of its Subsidiaries (including the Acquired Companies).

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“Warner Licensed Intellectual Property Rights” means (i) all Intellectual Property Rights relating to the Warner Businesses that are owned by a third party and licensed or sublicensed by either Seller or any of its Subsidiaries, as the case may be, and (ii) all Warner Owned Intellectual Property Rights licensed by a Acquired Company to any third party.

“Warner Music Publishing Business” means the Music Publishing Business conducted by Seller and its Subsidiaries under the overall divisional name “Warner Music Group”, which is the Music Business the financial performance of which is summarized under the line items and captions “Warner Music Group”, “Music Group” and “Music” in Seller’s most recent Form 10-K and 10-Q’s filed by Seller with the United States Securities and Exchange Commission, including “Warner Chappell”.

“Warner Owned Intellectual Property Rights” means all Intellectual Property Rights relating to the Warner Businesses that are owned by either Seller or any of its Subsidiaries, as the case may be.

“Warner Recorded Music Business” means the Recorded Music Business conducted by Seller and its Subsidiaries under the overall divisional name “Warner Music Group”, which is the Music Business the financial performance of which is summarized under the line items and captions “Warner Music Group”, “Music Group” and “Music” in Seller’s most recent Form 10-K and 10-Q’s filed by Seller with the United States Securities and Exchange Commission, including (a) the record labels business conducted by Seller under the names “Atlantic”, “Elektra” and “Warner Bros.” (and affiliated labels) and (b) the other assets, properties, rights and businesses set forth on Schedule 1.02(b).

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Term	Section

338(h)(10) Election	7.08(b)
338(h)(10) Election Allocation Amount	7.07(c)
338(h)(10) Amount	7.07(b)
338(h)(10) Acquired Companies	7.08(b)
Adjustment Items	6.15(b)
Adjustment Notice of Disagreement	6.15(b)
Adjustment Statement	6.15(a)
Agreement	Recitals
Allocation	7.07(b)
Ancillary Agreements	2.01(a)
Arbitrator	6.15(b)
Asset Value	5.01(b)
Assumed Liabilities	1.02(b)
Assumption Agreement	2.01(a)
breaching party	2.04
Closing Date	2.01
Closing Payment	1.03
Code	Recitals
Companies	1.01
DOJ	6.03(a)(ii)
Eligible Stockholders	Recitals
ERISA	Appendix A, Definition of Warner Employee Plans
Estimated Adjustment Statement	6.15(a)
Financing	4.06
Financing Commitments	4.06
Foreign Benefit Plans	3.18(f)
FTC	6.03(a)(ii)
Fundamental Representations	9.01
GAAP	3.07(a)
Indemnified Party	9.02(d)
Indemnifying Party	9.02(d)
Investors	4.08(b)
Leased Properties	3.13
Loss	9.02(a)
Material Contracts	3.10(t)

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Term	Section

Obligation Value	5.01(b)
Other Confidentiality Letters	6.12(b)
Outside Date	8.01(a)(ii)
Owned Properties	3.13
Property Taxes	9.04(d)
Purchase Price	1.03
Purchaser	Recitals
Purchaser Disclosure Letter	ARTICLE IV
Purchaser Indemnified Parties	9.02(a)
Purchaser Items	6.15(c)
Purchaser Services Agreement	2.01(a)
Purchaser Tax Act	9.04(a)
Representatives	6.12(a)
Seller	Recitals
Seller Disclosure Letter	ARTICLE III
Seller Items	6.15(c)
Seller Services Agreement	2.01(a)
Seller Trademark Licenses	2.01(a)
Shares	1.01
Tax Controversy	9.04(e)
Tax Proceeding	9.04(e)
Taxing Authority	Appendix A, Definition of Tax
Third Party Claims	9.02(d)
Trademark License Agreements	2.01(a)
Transfer Taxes	7.04
Transferred Employees	5.01(a)
waiving party	2.04
Warner Businesses	Recitals
Warner Permits	3.16
Warrant A	2.01(a)
Warrant B	2.01(a)
Warrants	2.01(a)
WBE Trademark License	2.01(a)
WCI Trademark License	2.01(a)

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SCHEDULE 1.01

Schedule of Shares

Entity	Class Name	Shares
Warner Music Group Inc.	Common Stock	100
Warner Bros. Records Inc.	Common Stock	75
Elektra Entertainment Group Inc.	Common Stock	100
WEA International Inc.	Class A Common	200
	Class B Common	4
Warner Special Products Inc.	Common Stock	100
Warner/Chappell Music, Inc.	Common Stock	1,000
WB Music Corp.	Common Stock	10
Warner-Tamerlane Publishing Corp.	Common Stock	10
W.B.M. Music Corp.	Common Stock	100
Vernon Music Corporation	Common Stock	100
WBM/House of Gold Music, Inc.	Common Stock	100
Chatham Music Corporation	Common Stock	100
NPP Music Corp.	Common Stock	1,000
Pepamar Corporation	Common Stock	50
WB Gold Music Corp.	Common Stock	100
Warner Chappell Music Group (Netherlands) B.V.	Shares	261
Warner Music Holdings Denmark A/S	Shares	10
Warner Music Finland OY	Shares	500
Chappell and Intersong Music Group (Germany) Inc.	Common Stock	1000
Warner Music Holdings Norway A/S	Shares	150
Warner Artists KK	Shares	23,000
Warner Music Japan KK	Shares	200
Warner Music International Services Ltd.	Ordinary Shares	209,486,691
Warner Chappell Music Group (U.K.) Limited	Shares	37,535,526
Divinestate Limited	Ordinary Shares	100

SCHEDULE 1.02(a)

Specified Warner Businesses Assets

The business of Warner Communications Inc. carried out under the names Nonesuch Records, Warner Bros. Music and The Warner Music Group.

The Recorded Music Business and the Music Publishing Business carried on by Warner Entertainment Japan Inc.

SCHEDULE 1.02(b)

Certain Warner Recorded Music Businesses

1.	The print business conducted by Celebration Hymnal, LLC in the U.S.

2.	The distribution business conducted by Word Entertainment Direct, LLC in the U.S.

3.	The distribution business conducted by Entertainment Distributors Company Pty. Ltd. in Australia.

4.	The manufacturing business conducted by Data Partnership in Australia.

5.	The manufacturing business conducted by WEA Retail Pty. Ltd. in Australia.

6.	The distribution business conducted by Hangtar Record Trading Ltd. in Austria.

7.	The IT service business conducted by Phononet in Germany.

8.	The wholesale record business conducted by Japan Record Sales Network Inc. in the Japan.

9.	The radio programs producer business conducted by FM Sounds Inc. in Japan.

10.	The distribution business conducted by WEB Distribution Services Sdn Bhd in Malaysia.

11.	The distribution business conducted by Record Service Benelux V.O.F. in the Netherlands.

12.	The distribution business conducted by Music Distribution Group Ltd. in New Zealand.

13.	The distribution business conducted by Muzyczne Centrum Dystrybucji Sp. z.o.o. in Poland.

14.	The distribution business conducted by The Entertainment Network in the U.K.

15.	The distribution business conducted by Japan Distribution System Inc. in Japan.

16.	The distribution business conducted wholly owned distribution centers in nine jurisdictions.

SCHEDULE 6.13(a)

Warner Bros. Synch License

A.                                   If any composition being transferred hereunder falls into one or more of the categories set forth in A(1), (2) and (3) below, then, to the extent of WCM’s interest, paragraph B. below shall apply to such composition:

(1)                                  If the composition has been used as theme music for, or is otherwise strongly associated with, one or more of the so-called Looney Tunes or Merry Melodies cartoons or cartoon properties, it being acknowledged that “The Merry Go Round Broke Down” and “Merrily We Roll Along” are two compositions that are examples thereof;

(2)                                  If the composition has been used as theme music for, or is otherwise strongly associated with, one or more of the so-called Hanna-Barbera cartoons or cartoon properties;

(3)                                  If the composition has been used as theme music for, or is otherwise strongly associated with, any other series of programs, animated or not, that is currently in production, or if not in production has at any time been in regular distribution, by Warner Bros. Entertainment Inc., its subsidiaries, or any predecessor in interest thereof This paragraph A.3. shall exclude WCM’s interest in a composition acquired by WCM from a writer, composer or other third party (unless such WCM acquisition agreement specifically commissioned the composition for theme music);

B.                                     The following shall apply to each composition within (A) above:

(1)                                  To the extent not inconsistent with any applicable underlying acquisition agreement, WBEI and its subsidiaries shall have a perpetual, royalty-free worldwide license, in all media now or hereafter known, to use the composition in existing and new audiovisual and other works in or based on the applicable series or group of properties (e.g., Looney Tunes, Hanna-Barbera).

(2)                                  Purchaser shall not have the right to, and will not, otherwise issue any synchronization license for the use of the composition in any film, television program, DVD or video and Purchaser shall not have the right to, and will not, otherwise license the composition as restricted in paragraph 1.A. of the administration agreement between WCM and WBEI’s publishing designees dated as of April 1, 1989, as amended.

(3)                                  Purchaser will, to the extent not inconsistent with any applicable underlying acquisition agreement, permit and facilitate the use of the composition, by WBEI and its subsidiaries, as the basis for copyright and trademark infringement actions pertaining to audiovisual works containing the composition. The preceding sentence shall further apply to any other compositions transferred hereunder which are contained in the applicable audiovisual work. The procedures by which that will be effected will be worked out by the parties in good faith.

C.                                     It is understood that the foregoing paragraphs supplement, and in no way limit, any other licenses or rights in any compositions heretofore or concurrently granted to WBEI, its subsidiaries, or any predecessor in interest thereof. By way of illustration, WBEI and its subsidiaries may continue to include in and use in connection with audiovisual works all compositions of any kind now contained therein.

SCHEDULE 6.13(b)

New Line Arrangements

New Line Records Arrangement

1.                                       Warner Music Group Inc. (“WMG”) shall continue to arrange for the manufacturing, printing and distribution of New Line Records product (a) on an exclusive basis throughout the U.S. via Alternative Distribution Alliance (“ADA”) and (b) on a “first look” basis throughout the world outside the U.S. via Warner Music International (“WMI”) for four years from the Closing Date (the “NLR Extended Term”); provided, that in no event shall the NLR Extended Term end prior to the expiration of the “NLC Extended Term” (as defined below). Thereafter, the NLR Extended Term shall be extended on a rolling one-year basis unless either party terminates on three-months’ prior written notice. The expiration of the NLR Extended Term shall be followed by a non-exclusive six-month sell-off period. With respect to one album in each year of the NLR Extended Term, New Line Records may elect to have the album distributed by Warner-Elektra-Atlantic Corporation (“WEA”) rather than ADA. The distribution fee and other charges retained by ADA (or WEA, as applicable) shall continue to be the same fees and charges retained by ADA (or WEA, as applicable) for the products of WMG’s wholly owned U.S. labels. The royalty paid by WMI for New Line Records product shall continue to be the same royalty paid by WMI for the products of WMG’s wholly owned U.S. labels. The foregoing shall be referred to as the “NLR Intercompany Arrangement.”

2.                                       New Line Records is currently the exclusive U.S. licensee for Warner Music Sweden’s “The Sounds.” New Line Records shall have the exclusive option to be the U.S. licensee for up to two more albums from “The Sounds.” New Line Records shall continue to pay WMI the same royalty paid to WMI by WMG’s wholly owned U.S. labels when New Line Records licenses the products of WMI. The term of WMI’s license is seven years from the U.S. release date of the last “The Sounds” album released by New Line Records.

New Line Cinema “First Look” Soundtrack Arrangement

1.                                       The term of the existing “first look” soundtrack agreement between New Line Cinema and WMG shall continue for four years from the Closing Date (the “NLC Extended Term”); provided, that in no event shall the NLC Extended Term end prior to the expiration of the NLR Extended Term. Thereafter, the NLC Extended Term shall be extended on a rolling one-year basis unless either party terminates on three-months’ prior written notice.

2.                                       The 2004 accounting to New Line Cinema for sales reported to WMG for fiscal 2003 (which is believed to be approximately $1.9 million) shall be paid through to New Line Cinema without regard to any right of recoupment or offset.

3.                                       WMG shall pay New Line an advance of $2 million in January 2004 and an additional advance of $1 million in January 2005. To the extent that the 2005 accounting to New Line Cinema for sales reported to WMG for fiscal 2004 exceeds $2 million, the excess shall be paid to New Line Cinema without regard to any right of recoupment or offset.

4.                                       Should WMG reject a particular soundtrack album under the “first look” arrangement, New Line Cinema shall have the option to release such soundtrack album on New Line Records under the NLR Intercompany Arrangement or New Line Cinema shall have the option to license such soundtrack album to any third-party record company in accordance with the terms of the existing arrangement.

5.                                       In each year of the NLC Extended Term, New Line Cinema shall have the right to “put” one album to WMG (i.e., cause one soundtrack album to be an “Accepted Soundtrack” (as such term is defined in the existing arrangement)) as long as the “Fixed Fee” (as such term is defined in the existing arrangement) in connection therewith does not exceed $375,000.

6.                                       For Accepted Soundtracks released in the future by a “Releasing Label” (as such term is defined in the existing arrangement) as an accommodation to New Line Cinema and provided that the Releasing Label is furnished with any information necessary to do so, the Releasing Label shall pay royalties to third-party royalty recipients.

7.                                       In paragraph 1(ii) of the existing arrangement, “143 Records” shall be deleted and “Lava Records LLC” added in its place and stead.

8.                                       For Accepted Soundtracks released from and after the Closing Date by a Releasing Label, WMG shall provide New Line Cinema with eight “gold albums” for each Accepted Soundtrack which is certified “gold” in the U.S. by the RIAA and four tickets to any Grammys show where an Accepted Soundtrack (or a master first contained on such album) has been nominated for a Grammy.

9.                                       The applicable Releasing Label shall provide New Line Cinema with promotional units of Accepted Soundtracks for cross marketing purposes and the cost of such units (i.e., manufacturing, shipping and handling expense) shall be deemed an “Expense” (as such term is defined in the existing arrangement). New Line Cinema shall indemnify WMG against any third-party liabilities (e.g., artist, mechanical and other union and royalty obligations) in connection with such units.

EXHIBIT A

Form of WBE Trademark License

EXHIBIT B

Form of WCI Trademark License

EXHIBIT C

Form of Seller Services Agreement

EXHIBIT D

Form of Purchaser Services Agreement

EXHIBIT E

Terms of Warrant A

EXHIBIT F

Terms of Warrant B

EXHIBIT G

Commitments

EXECUTION COPY

AMENDMENT AGREEMENT

Dated as of February 29, 2004

Between

TIME WARNER INC.

and

WMG ACQUISITION CORP.

AMENDMENT AGREEMENT dated as of February 29, 2004 (this “Agreement”), between TIME WARNER INC. (“Seller”) and WMG ACQUISITION CORP. (“Purchaser”).

WHEREAS Seller and Purchaser have entered into a Purchase Agreement dated as of November 24, 2003 (the “Purchase Agreement”) for the sale of the Warner Businesses by Seller to Purchaser;

WHEREAS Seller and Purchaser have agreed to make certain amendments to the Purchase Agreement and the attachments thereto; and

WHEREAS Seller and Purchaser have agreed to make certain amendments to the Seller Disclosure Letter;

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser agree as follows:

ARTICLE I

Agreement of the Parties

SECTION 1.01. Amendment to Purchase Agreement. Seller and Purchaser hereby amend the Purchase Agreement by:

(a)                                  inserting the words “a list setting forth the locations of the” at the beginning of Section 2.01(c)(vi);

(b)                                 inserting the words “and shall offer employment to each such individual who is employed in connection with the Acquired Assets sold on the Closing Date and whose name is provided to Purchaser prior to the Closing Date, in each case providing such employment” following the words “Warner Employee,” in the first sentence of Section 5.01(a);

(c)                                  inserting the words “or accept Purchaser’s offer of employment” following the words “so continue their employment” , deleting the word “shall” following the words “so continue their employment”, adding the words “later of the Closing Date or the date such offer is accepted” following the words “effective as of 12:00 A.M. on the” and deleting the words “date such employment continues,” following the words “effective as of 12:00 A.M. on the”, in each case in the third sentence of Section 5.01(a);

(d)                                 inserting the following at the end of Section 5.01(c):

“If, after the Closing Date, Seller is obligated to retain or assume any Liabilities under or relating to any non-qualified deferred compensation plan or arrangement covering one or more Transferred Employees or other current or former employees of the Acquired Companies, all or a portion of which Liabilities are directly or indirectly funded or supported by a grantor trust (as contemplated by Internal Revenue Service Revenue Procedure 92-64) or a similar trust or vehicle which is maintained by an Acquired Company as of November 30, 2003, then Seller and Purchaser shall cooperate to ensure that any rights of an Acquired Company under or to such trust or vehicle are transferred or assigned to Seller or Warner Communications Inc. prior to or as soon as practicable after the Closing Date.”;

(e)                                  inserting the words “other than the “special recognition” bonus or other bonus opportunities established by Seller between the date of this Agreement and Closing” immediately following the words “Closing Date” at the end of clause (i) of the sentence in Section 5.02(a);

(f)                                    inserting the following at the end of Section 5.02(a): “Any Time Warner obligation to provide a Transferred Employee who is terminated without cause within 18 months following the Closing Date with a week of salary per covered year of service, in addition to what then applicable WMG severance policies might otherwise require WMG to provide, or to provide a Transferred Employee with a ‘special recognition’ bonus (as announced in November, 2003), any increase in a severance obligation payable due to a Transferred Employee’s receipt of a ‘special recognition’ bonus shall constitute an Excluded Liability.”;

(g)                                 deleting the word “a” immediately following the word “purchasing” in Section 6.01(j)(1) and replacing it with “all or”;

(h)                                 deleting the words “Assumed Liabilities” from the title of Section 6.09 and replacing them with “Excluded Liabilities”;

(i)                                     inserting the words “(other than Stale Checks); provided, however, that the amount of such cash shall be reduced by $5,103,900.32;” at the end of Section 6.15(a)(i);

(j)                                     deleting the second sentence of Section 6.15(d) and replacing it with the following:

“If, following determination of the Adjustment Items in connection with an Adjustment Statement, the total value of the Purchaser Items, less any amount paid by Seller to Purchaser at the Closing pursuant to Section 6.15(c), exceeds the total value of the Seller Items, less any amount paid by Purchaser to Seller at the Closing pursuant to Section 6.15(c), then Seller shall pay or cause to be paid to Purchaser or its designee an amount equal to the amount by which the total value of Purchaser Items less any amount paid by Seller to Purchaser at the Closing pursuant to Section 6.15(c), exceeds the total value of the Seller Items, less any amount paid by Purchaser to Seller at the Closing pursuant to Section 6.15(c).”;

(k)                                  inserting the following as a new Section 6.15(g):

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“(g)                           The amounts payable under this Section 6.15 shall be paid in cash in U.S. dollars. Any amounts payable under this Section 6.15 that are referenced in a currency other than U.S. dollars, shall be converted into U.S. dollars with reference to the U.S. dollar exchange rate as against such currency as quoted on Bloomberg on November 28, 2003.”;

(l)                                     in Section 7.03, inserting the parenthetical “(including, but not limited to, a claim for refund of Italian withholding Taxes by Warner Music Group France SAS)” immediately after “and in any other matter relating to Taxes” and deleting “and (b)” and replacing it with “, (b)”;

(m)                               inserting the following at the end of Section 7.03:

“and (c) by submitting documents reasonably requested by the other party to claim a refund of, exemption from or reduction in the rate of Tax and/or capital duty that would otherwise be imposed on payments made pursuant to the Restructuring and by promptly forwarding to the other party, upon request, receipts of any Tax paid on such party’s behalf or that would otherwise affect the Taxes payable by such party.”;

(n)                                 deleting “Within 60 days after the Closing Date” at the beginning of the first sentence of Section 7.07(c) and replacing it with “Within 120 days after the Closing Date”;

(o)                                 inserting the words “or that treats the Restructuring in a manner inconsistent with the terms of the Step Plan” immediately following the words “of this Agreement” at the end of the last sentence in Section 7.07(d);

(p)                                 deleting the first sentence of Section 7.08(b) and replacing it with the following:

“At Purchaser’s request, Seller shall join Purchaser in timely making an election (each, a “338(h)(10) Election”) under Section 338(h)(10) of the Code (and any comparable provisions of any state or local Law) with respect to the acquisition by Purchaser of all U.S. Acquired Companies (other than NVC International, Inc and its wholly-owned Subsidiaries and J. Ruby Productions, Inc.) (collectively, the “338(h)(10) Acquired Companies”).”;

(q)                                 inserting a reference to (i) paragraphs “(a) and (b)” immediately following the reference to Section “6.11” and (ii) paragraph “(a)” immediately after the reference to Section “6.12” at the end of Section 9.02(f);

(r)                                    inserting the words “(other than U.S. federal, state or local income Taxes)” immediately after the words “indemnify Purchaser for Taxes” in the second line of Section 9.07;

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(s)                                  deleting the definition of Asset Sellers in Appendix A and replacing it with the following:

““Asset Sellers” means Warner Communications Inc.”;

(t)                                    deleting the words “and (i)” from the Definition of Excluded Assets in Appendix A and replacing them with the following:

“; (i) loans and extensions of credit to Cinram International Inc. or its Affiliates; and (j)”;

(u)                                 deleting “of another” from clause (v), adding the words “and Section 5.02(a)” following the words “in Section 5.01(c)” in the last sentence, and adding the words “including, without limitation, any severance liability or other Liability arising from a breach of the Warner Employment Agreements primarily by reason of Seller’s handling of its Liabilities with respect to any non-qualified deferred compensation plan as described in Section 5.01(c),” following the words “Section 5.02(a),” in the last sentence, in each case, of the definition of Excluded Liabilities in Appendix A;

(v)                                 inserting the following definition after the definition of Significant Subsidiary in Appendix A:

““Stale Checks” means any checks issued by, or for the account of, the Warner Businesses prior to January 1, 2002 and not presented for payment prior to the Closing Date.”

(w)                               changing the amount of ordinary shares of Warner Music International Services Ltd. held by the Seller from 209,486,691 to 129,832,709 in Schedule 1.01;

(x)                                   deleting the row referring to NPP Music Corp. in Schedule 1.01; and

(y)                                 changing the amount of common stock of Chappell and Intersong Music Group (Germany) Inc. from 1000 to 172.5 in Schedule 1.01.

SECTION 1.02. Amendment to Seller Disclosure Letter. Seller and Purchaser agree to amend the Seller Disclosure Letter by:

(a)                                  deleting Section 3.01 and replacing it with Exhibit A to this Agreement;

(b)                                 deleting Subsection 3.06(b) and replacing it with Exhibit B to this Agreement;

(c)                                  changing the amount of ordinary shares of Warner Music International Services Ltd. held by the Seller from 209,486,691 to 129,832,709 in Section 3.05;

(d)                                 deleting the row referring to NPP Music Corp. in Section 3.05;

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(e)                                  changing the amount of common stock of Chappell and Intersong Music Group (Germany) Inc. from 1000 to 172.5 in Section 3.05;

(f)                                    deleting “Tonika Musik-Verlag Kaempfert Schacht OHG (Germany) - 50% owned by Musikverlag Intersong GmbH & Co. KG” and replacing it with “Tonika Musik-Verlag Kaempfert Schacht OHG (Germany) - 25% owned by Musikverlag Intersong GmbH & Co. KG” in Subsection 3.06(c);

(g)                                 deleting “Japan Record Sales Network Inc. (Japan) - 3.7% owned by Warner Entertainment Japan Inc.” from Subsection 3.06(c);

(h)                                 deleting “FM Sounds Inc. (Japan) - 1.5% owned by Warner Entertainment Japan Inc.” from Subsection 3.06(c);

(i)                                     deleting “Japan Distribution System, Inc. (Japan) - 10% owned by Warner Entertainment Japan Inc.” from Subsection 3.06(c);

(j)                                     deleting “Lombardo Music, Inc. (New York) - 50% owned by Warner Communications Inc.” from Subsection 3.06(c);

(k)                                  deleting “New World Music Company Ltd. (CA) - 50% owned by Warner Communications Inc.” from Subsection 3.06(c);

(1)                                  deleting “Rodart Music Corporation (New York) - 50% owned by Warner Communications Inc.” from Subsection 3.06(c);

(m)                               deleting “Shubert Music Publishing Corporation (New York) - 50% owned by Warner Communications Inc.” from Subsection 3.06(c); and

SECTION 1.03. U.K. Pension Participation. Seller and Purchaser agree that certain Seller Employee Plans in the United Kingdom shall continue coverage following the Closing with respect to certain Transferred Employees, as described in Exhibit C to this Agreement.

SECTION 1.04. U.S. Welfare Plan Coordination. Exhibit D to this Agreement sets forth certain agreements between Seller and Purchaser with respect to coordination of U.S. welfare benefit plan participation by employees of Purchaser following the Closing Date.

SECTION 1.05. Defined Benefit Pension Liability Calculations. Seller and Purchaser agree that the Obligation Value, Asset Value and related Liability amounts to be determined pursuant to Section 5.01(b) shall be made using the methodology described in Exhibit E to this Agreement.

SECTION 1.06. Columbia House. For the avoidance of doubt, Seller and Purchaser hereby expressly agree that any Liabilities arising out of, relating to or resulting from any investment or ownership interest, directly or indirectly, of Seller or any of its Affiliates at any time in The Columbia House Company or any related entities

5

that carry on, or that carried on, the Columbia House business (collectively, the “Columbia House Entities”) shall be “Excluded Liabilities”, including any Liabilities arising out of, relating to or resulting from all items disclosed in item 7 of Subsection 3.10(k) of the Seller Disclosure Letter or otherwise arising out of, relating to or resulting from the acquisition or disposition of all or any portion of any such investment or ownership interest; provided, however, that Liabilities arising out of, relating to or resulting from music licensing agreements entered into by the Warner Businesses with the Columbia House Entities, which music licensing agreements Seller represents are not the subject of any current or threatened litigation between Seller or any of its Affiliates and any Columbia House Entity, shall not be covered by this Section 1.06.

SECTION 1.07. Interest Rebate. From and including February 27, 2004 to but excluding March 1, 2004, interest shall accrete on the Closing Payment at a rate equal to 50% of the Prime Rate.

SECTION 1.08. Stale Checks. Seller shall reimburse Purchaser for all amounts paid by the Warner Businesses in respect of Stale Checks presented for payment after the Closing Date.

SECTION 1.09. Ratification. Seller and Purchaser agree that, except as specifically modified by this Agreement, all the provisions of the Purchase Agreement are hereby ratified and confirmed to be in full force and effect. This Agreement shall be effective upon execution by the parties hereto as of the date of such execution. Upon the effectiveness of this Agreement, all references in the Purchase Agreement to the Agreement shall be deemed to be references to the Purchase Agreement as amended and supplemented by this Agreement.

ARTICLE II

Miscellaneous Provisions

SECTION 2.01. Defined Terms. All terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 2.02. Amendments. (a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any Right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other Right, power or privilege. The Rights and remedies herein provided shall be cumulative and not exclusive of any Rights or remedies provided by Law.

SECTION 2.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof;

6

provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 2.04. Enforcement; Expenses of Litigation. (a) Each party hereby consents to the exclusive jurisdiction of any New York state or United States Federal court sitting in the City of New York with respect to disputes arising out of this Agreement.

(b)                                 Except as set forth in Section 9.02 of the Purchase Agreement, there are not any intended third party beneficiaries of any provision of this Agreement.

(c)                                  Upon final and non-appealable judgment by a court of competent jurisdiction with respect to any disputes arising out of this Agreement, the party against which judgment has been entered shall reimburse the prevailing party for all reasonable fees and expenses incurred in connection with the defense or prosecution, as the case may be, of such dispute.

SECTION 2.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 2.06. Assignment. Neither this Agreement nor any of the Rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either party without the prior written consent of the other party other than with respect to security interests arising out of the Financing. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Purchaser may assign all or a portion of its rights hereunder to one or more Affiliates, provided that no such assignment shall relieve Purchaser of any obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 2.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 2.08. Further Assurances. Prior to and after the Closing, each of the parties shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the Transactions.

SECTION 2.09. Severability. If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or Law, or

7

public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

SECTION 2.10. Captions. The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement, all as of the date first written above.

TIME WARNER INC.,
by

/s/ Robert Marcus
Name:	Robert D. Marcus
Title:	Senior Vice President

WMG ACQUISITION CORP.,
by

/s/ Scott Sperling
Name:	Scott Sperling
Title:	President

EXHIBIT A

Section 3.01

Organization

Share Sellers:

Warner Communications Inc. (Delaware)
Warner Entertainment Japan Inc. (Japan)
Warner Music Newco Limited (United Kingdom)
Time Warner Limited (United Kingdom)

Asset Sellers:

Warner Communications Inc. (Delaware)

Acquired Companies:

Recorded Music:		Music Publishing:

1.	Warner Music Group Inc. (Delaware)	1.	Warner/Chappell Music, Inc. (Delaware)
2.	Warner Bros. Records Inc. (Delaware)	2.	Eleksylum Music Inc. (Delaware)
3.	WEA Inc. (Delaware)	3.	E/A Music Inc. (Delaware)
4.	Tommy Boy Music Inc. (New York)	4.	Warner Bros. Music International Inc. (Delaware)
5.	Warner-Elektra-Atlantic Corporation (New York)	5.	Warner Bros. Publications US Inc. (New York)
6.	Warner Music Distribution Inc. (Delaware)	6.	New Chappell Inc. (Delaware)
7.	Atlantic Recording Corporation (Delaware)	7.	WB Music Corp. (California)
8.	Elektra Entertainment Group Inc. (Delaware)	8.	Warner-Tamerlane Publishing Corp. (California)
9.	Elektra/Chameleon Ventures Inc. (Delaware)	9.	W.B.M. Music Corp. (Delaware)
10.	WEA International Inc. (Delaware)	10.	Foster Frees Music Inc. (California)
11.	Warner Special Products Inc. (Delaware)	11.	Mixed Bag Music, Inc. (New York)
12.	Warner Custom Music Corp. (California)	12.	WBM/House of Gold Music, Inc. (Delaware)
13.	Elektra Group Ventures Inc. (Delaware)	13.	Pepamar Music Corp. (New York)
14.	WMG Management Services Inc. (Delaware)	14.	Vernon Music Corporation (New York)
15.	Big Beat Records Inc. (Delaware)	15.	WB Gold Music Corp. (Delaware)
16.	The Rhythm Method Inc. (Delaware)	16.	McGuffin Music Inc. (Delaware)
17.	Warner Music SP Inc. (Delaware)	17.	CRK Music Inc. (Delaware)
18.	Warner Music Discovery Inc. (Delaware)	18.	Warprise Music Inc. (Delaware)
19.	London-Sire Records Inc. (Delaware)	19.	T-Boy Music LLC (New York)
20.	Warner Strategic Marketing Inc. (Delaware)	20.	T-Girl Music LLC (New York)

21.	WEA Management Services Inc. (Delaware)	21.	Warner Domain Music Inc. (Delaware)
22.	Warner Music Bluesky Holding Inc. (Delaware)	22.	Warner Alliance Music Inc. (Delaware)
23.	WMG Trademark Holding Company LLC (Delaware)	23.	Warner Songs, Inc. (Delaware)
24.	WBR/Ruffnation Ventures Inc. (Delaware)	24.	Warner Sojourner Music Inc. (Delaware)
25.	WBR/Sire Ventures, Inc. (Delaware)	25.	Warner Brethren Inc. (Delaware)
26.	Sire Records Limited (UK)	26.	Cota Music, Inc. (New York)
27.	Rainmaker Productions Limited (UK)	27.	Bute Sound LLC (Delaware)
28.	SR/MDM Venture Inc. (Delaware)	28.	Foz Man Music LLC (Delaware)
29.	WBR/QRI Venture Inc. (Delaware)	29.	Octa Music, Inc.
30.	Penalty Records LLC (New York)	30.	Unichappell Music, inc. (Delaware)
31.	WBR Management Services Inc. (Delaware)	31.	Jadar Music Corp. (Delaware)
32.	Lava Trademark Holding Company LLC (Delaware)	32.	WBPI Holdings LLC (Delaware)
33.	Big Tree Recording Corporation (Delaware)	33.	Summy-Birchard Inc. (Wyoming)
34.	Atlantic/MRII, Inc. (Delaware)	34.	A.P. Schmidt Company (Delaware)
35.	Inside Job, Inc. (New York)	35.	LEM America, Inc. (Delaware)
36.	Rhino Entertainment Company (Delaware)	36.	Sea Chime Music, Inc. (California)
37.	Atlantic/MR Ventures Inc. (Delaware)	37.	Wide Music, Inc. (California)
38.	Atlantic/143 LLC (Delaware)	38.	Warner Chappell Music Argentina SAIC (Argentina)
39.	WEA Europe Inc. (Delaware)	39.	Chappell & Intersong Music Group (Australia) Ltd. (Delaware)
40.	Warner Music Argentina S.A. (Argentina)	40.	Warner/Chappell Music Australia Pty. Ltd. (Australia)
41.	Warner Music Australia Pty. Ltd (Australia)	41.	Chappell & Co. (Australia) Pty. Ltd. (Australia)
42.	Warner Music Manufacturing Australia Pty. Ltd. (Australia)	42.	Warner/Chappell Pty. Limited (Australia)
43.	WEA Retail Pty. Ltd. (Australia)	43.	Warner/Chappell Musikverlag Gesellschaft mbH (Austria)
44.	Warner Music Austria GesmbH (Austria)	44.	Aberbach (Wien) Gesellschaft m.b.H. (Austria)
45.	Warner Music Slovakia s.r.o. (Slovakia)	45.	Siegel & Hochmuth Verlagsgesellschaft m.b.H. (Austria)
46.	Warner Music Czech Republic S.R.O. (Czech Republic)	46.	Step Two Musikverlag Gesellschaft m.b.H. (Austria)
47.	Magneoton Kft (Hungary)	47.	Fechter Verlag KG (Austria)
48.	Warner Music Hungary Kft (Hungary)	48.	Gloria Musikverlag Kommanditigesellschaft (Austria)
49.	Warner Music Benelux S.A./N.V. (Belgium)	49.	Herman Schneider Musikalien-u Vuhnenverlags KG (Austria)
50.	Warner Music Brasil Ltda (Brazil)	50.	Intersong USA Inc.(Delaware)
51.	Warner Music Nova Scotia ULC. (Canada)	51.	Warner/Chappell Music Belgium N.V. (Belgium)

2

52.	Warner Music Canada Ltd. (Canada)	52.	Warner Chappell Music Group (Netherlands) B.V.
53.	1294084 Ontario Inc. (Canada)(in liquidation)	53.	Intersong Primavera N.V. (Belgium)
54.	Warner Music Canada Holdings Ltd. (Canada)(in liquidation)	54.	Babel Music N.V. (Belgium)
55.	Warner Music International Services Canada Ltd. (Canada)	55.	Muziekuitgeverij Artemis B.V. (Netherlands)
56.	Warner Music Chile S.A. (Chile)	56.	Warner/Chappell Edicoes Musicais Ltda. (Brazil)
57.	Warner Music Hong Kong Ltd. (Hong Kong)	57.	Warner/Chappell Music Canada Ltd. (Canada)
58.	Warner Music China (H.K.) Ltd. (Hong Kong)	58.	Warner Chappell Music Publishing Chile Ltda. (Chile)
59.	Warner Music Colombia S.A. (Colombia)	59.	Warner Music Group Germany Holding GmbH (Germany)
60.	WEA Records Ltd. (Cyprus)	60.	Warner/Chappell Music GmbH & Co KG (Germany)
61.	Warner Music Holdings Denmark A/S (Denmark)	61.	Warner Chappell Music s.r.o. Czech (Czech Republic)
62.	Warner Music Denmark A/S (Denmark)	62.	Chappell/Warner Music GrnbH & Co K.G.
63.	Warner Music Finland OY (Finland)	63.	Chappell and Intersong Music Group (Germany) Inc. (Delaware)
64.	Warner Music Greece S.A. (Greece)	64.	Warner Music Group Germany GmbH (Germany)
65.	Warner Music Ireland Ltd. (Ireland)	65.	Warner/Chappell Music Scandinavia AB (Sweden)
66.	Warner Music (Northern Ireland) Ltd. (U.K.)	66.	Megasong Publishing A/S (Denmark)
67.	Warner Music Holdings B.V. (The Netherlands)	67.	Warner/ Chappell Music Finland OY (Finland)
68.	Warner Music France S.A.S. (France)	68.	Warner Chappell Music France S.A.S. (France)
69.	Editions Costallat S.A.S. (France)	69.	Bajca Music, Inc. (New York)
70.	Warner Music Group France S.à.r.l. (France)	70.	Woodchuck Music Inc. (New York) (status being determined)
71.	Warner Music France SNC (France)	71.	Mino Music S.A.S. (France)
72.	Pt. Warner Music Indonesia (Indonesia)	72.	Chappell und Co. GmbH & Co KG (Germany)
73.	Warner Music Group Italy Srl (Italy)	73.	Neue Welt Musikverlag GmbH & Co KG (Germany)
74.	Warner Music Italia Srl (Italy)	74.	Hanseatic Musikverlag GmbH & Co KG (Germany)
75.	Warner Music Korea Ltd. (South Korea)	75.	Kanguruh Musikverlag GmbH & Co KG (Germany)
76.	Warner Music (Malaysia) Sdn Bhd (Malaysia)	76.	Musikverlag Intersong GmbH & Co KG (Germany)

3

77.	Rap Music Sdn Bhd (Malaysia)	77.	Eldorado Musikverlag GmbH (Germany)
78.	Warner Music Mexico, S.A. de C.V. (Mexico)	78.	Warner/Chappell Music OZ s.r.o. (Czech Republic)
79.	Aulecar, S.A. de C.V. (Mexico)	79.	Warner/Chappell Music Poland Sp. z.o.o. (Poland)
80.	Peerless-MCM, S.A. de C.V. (Mexico)	80.	Warner/Chappell Music Hong Kong Ltd. (Hong Kong)
81.	Warner Music Benelux B.V. (Netherlands)	81.	Warner Chappell Music Greece Ltd (Greece)
82.	Record Service Benelux VOF (Netherlands)	82.	Warner/Chappell Music Hungary Kft (Hungary)
83.	Warner Music Netherlands Distribution B.V. (Netherlands)	83.	NC Hungary Holdings Inc. (Delaware)
84.	Warner Music New Zealand Ltd. (New Zealand)	84.	Warner Chappell Music ltaliana SrL (Italy)
85.	Warner Music Holdings Norway A/S (Norway)	85.	Blue Team Music Edizioni Musicali S.r.L. (Italy)
86.	Warner Music Norway A/S (Norway)	86.	C.P. Music SRL (Italy)
87.	Warner Music Peru S.R.L. (Peru)	87.	Edizioni Musicali B. & W. Italia SRL (Italy)
88.	Warner Music Philippines Inc. (Philippines)	88.	Edizioni Chappell S.R.L. (Italy)
89.	Warner Music Poland Sp. z.o.o. (Poland)	89.	Fortissimo Gruppo Editoriale SRL (Italy)
90.	Warner Music Latina Inc. (Delaware)	90.	Fonit Cetra Music Publishing S.r.L. (Italy)
91.	Warner Music Singapore Pte. Ltd. (Singapore)	91.	Warner Bros. Music SrL (Italy)
92.	Warner Bros. Music (Italy) SrL (Italy)	92.	Warner/Chappell Music Japan K.K. (Japan)
93.	Warner Music Spain SA (Spain)	93.	Warner/Chappell Music Korea Inc. (South Korea)
94.	Warner Music Portugal Lda. (Portugal)	94.	Warner Chappell Music (Malaysia) Sdn Bhd (Malaysia)
95.	Finandisco S.A. (Spain)	95.	Editora de Music WEA, S.A. de C.V. (Mexico)
96.	DRO East/West, S.A. (Spain)	96.	Warner/Chappell Music Mexico S.A. de C.V. (Mexico)
97.	Warner Music Sweden AB	97.	R.S.O. Publishing B.V. (Netherlands)
98.	Metronome Records AB (Sweden)	98.	Warner Bros. Music Holland B.V. (Netherlands)
99.	Warner Music (Switzerland) AG (Switzerland)	99.	Warner Chappell Music Holland B.V. (Netherlands)
100.	Energetic Records AG (Switzerland)	100.	Warner/Chappell Music Norway A/S (Norway)
101.	Warner Music Taiwan Ltd. (Taiwan)	101.	Warner/Chappell Music Philippines, Inc (Philippines)

4

102.	Warner Music (Thailand) Ltd. (Thailand)	102.	Warner/Chappell Music Spain S.A. (Spain)
103.	Warner Music International Services Ltd. (U.K.)	103.	Ediciones Musicales Warner Bros. S.A. (Spain)
104.	WMIS Limited (U.K.)	104.	Vortex Music, S.L. (Spain)
105.	Tommy Boy Music Ltd. (U.K.)	105.	Warner/Chappell Music Portugal S.L. (Spain)
106.	Warner Music UK Limited (U.K.)	106.	We Are Music Inc. (Delaware)
107.	A&E Records Limited f/k/a/ Mushroom Records (UK) Limited (U.K.)	107.	WEA Latina Musica Inc. (Delaware)
108.	Flying Nun (U.K.) Limited (U.K.)	108.	Warner/Chappell Music Singapore Pte. Ltd. (Singapore)
109.	Radarscope Records Ltd. (U.K.)	109.	Nordic Songs AB (Sweden)
110.	Fungus Records Limited f/k/a Infectious Records Limited (U.K.)	110.	AB Nordiska Musikforlaget (Sweden)
111.	Coalition Recordings International Limited (U.K.)	111.	Chappell Nordiska AB (Sweden)
112.	Magnet Records Ltd. (U.K.)	112.	Intersongforlagen AB (Sweden)
113.	NVC International Inc. (Delaware)	113.	Ehrding & Lofvenholm AB (Sweden)
114.	FFRR Records Limited (U.K.)	114.	Notservice AB (Sweden)
115.	Divinestate Limited (U.K.)	115.	Warner/Chappell Music Denmark A/S (Sweden)
116.	FFRR Music Limited (U.K.)	116.	You-You Music S.A.S. (France)
117.	London Records 90 Limited (U.K.)	117.	Editions Et Productions Theatrales Chappell SA (France)
118.	Laurel Records Limited (U.K.)	118.	Editions Chappell S.A.R.L. (Switzerland)
119.	J Ruby Productions, Inc. (California)	119.	Editions Claude Carrere S.A.S. (France)
120.	Anxious Records Limited (U.K.)	120.	Warner/Chappell Music Hong Kong Ltd. (Hong Kong)
121.	China Records Ltd. (U.K.)	121.	Wamer/Chappell Music (Thailand) Co. Ltd. (Thailand)
122.	Warner Music Venezuela C.A. (Venezuela)	122.	Warner Chappell Music Group (UK) Limited (U.K.)
123.	NVC Holdings Ltd. (U.K.)	123.	Warner/Chappell Music Limited (U.K.)
124.	Arts International Ltd. (U.K.)	124.	Warner/Chappell UK Limited (U.K.) (Dormant)
125.	Portreeve, Ltd. (U.K.)	125.	Warner/Chappell Music Publishing Limited (U.K.) (Dormant)
126.	The National Video Corporation Ltd. (U.K.)	126.	Dizzy Heights Music Publishing Ltd. (U.K.)
127.	Allied Arts International Ltd. (U.K.)	127.	Glissando Music Ltd. (U.K.)
128.	Warner Vision Vertriebs GmbH (Germany)	128.	Ascherberg, Hopwood & Crew Limited (U.K.)
129.	Word Holdings LLC (Delaware)	129.	Burlington Music Company Limited (U.K.)

5

130.	Word Entertainment LLC (Tennessee)	130.	Chappell Music Limited (U.K.)
131.	Word Music, LLC (Tennessee)	131.	Intersong Music Limited (U.K.)
132.	Wordspring Music LLC (Tennessee)	132.	Throat Music Limited (U.K.)
133.	Dayspring Music, LLC (Tennessee)	133.	Warner/Chappell Artemis Music Ltd. (U.K.)
134.	Word Entertainment Direct, LLC (Tennessee)	134.	Warner/Chappell North America Limited (U.K.)
135.	Alternative Distribution Alliance (New York)	135.	Warner/Chappell Ltd. (U.K.)
136.	Lava Records LLC (Delaware)	136.	Chappell-Morris Limited (U.K.)
137.	Warner Artists KK (Japan)	137.	International Music Publications Limited (U.K.)
138.	Warner Music Japan KK (Japan)	138.	Express Music Limited (U.K.)
139.	Warner Music UK Property Limited (U.K.)	139.	IMP Retail 10 Ltd. (U.K.)
140.	Peerless, S.A. de C.V. (Mexico)	140.	IMP Retail 11 Ltd. (U.K.)
141.	Fermont Limited (Hong Kong)	141.	Magnet Music Limited (U.K.)
142.	WEA Latina Services Puerto Rico Inc. (Puerto Rico)	142.	Palace Music Company (U.K.)
143.	Fonomusic, S.A. (Spain)	143.	Berna Music Inc. (California)
144.	Distrimusic, S.A. (Spain)	144.	CPP/Belwin, Inc. (Delaware)
145.	Pentamusic, S.L. (Spain)	145.	Warner/Chappell Music (Services) Inc. (New Jersey)
		146.	FHK, Inc. (Tennessee)
		147.	Fiddleback Music Publishing Company, Inc. (Delaware)
		148.	Revelation Music Publishing Corporation (New York)
		149.	Tri-Chappell Music Inc. (Delaware)
		150.	Chappell Music Company Inc. (Delaware)
		151.	Rick’s Music Inc. (Delaware)
		152.	Rightsong Music Inc. (Delaware)
		153.	Cafe Americana Inc. (Delaware)
		154.	Rodra Music Inc. (California)
		155.	Walden Music Inc. (New York)
		156.	Super Hype Publishing Inc. (New York)
		157.	Cotillion Music Inc. (Delaware)
		158.	Tommy Valando Publishing Group (Delaware)
		159.	Chatham Music Corporation (New York)
		160.	Dorella Music Inc. (New York)
		161.	Ediciones Musicales Sagitorio S.L. (Spain)
		162.	Editorial Musical America Toda S.L. (Spain)

6

163.	Twins Ediciones Musicales, S.A. (Spain)
164.	Bubbles Music Limited (U.K.) (dormant)
165.	Warner/Chappell Music International Limited (U.K.)

7

EXHIBIT B

Subsection 3.06(b)

* Indicates that entity is a Significant Subsidiary.

Recorded Music:		Music Publishing:

1.	WEA Inc. (Delaware) (100% by Warner Music Group Inc.)	1.	Eleksylum Music Inc. (Delaware) (100% by Elektra Entertainment Group Inc.)
2.	Tommy Boy Music Inc. (New York) (100% by Warner Bros. Records Inc.)	2.	E/A Music Inc. (Delaware) (100% by Elektra Entertainment Group Inc.)
3.	Warner-Elektra-Atlantic Corporation (New York) (100% by Warner Bros. Records Inc.)*	3.	Warner Bros. Music International Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)*
4.	Warner Music Distribution Inc. (Delaware) (100% by Warner Music Group Inc.)	4.	Warner Bros. Publications US Inc. (New York) (100% by Warner Bros. Music International)*
5.	Atlantic Recording Corporation (Delaware) (100% by Warner Bros. Records Inc.)*	5.	New Chappell Inc. (Delaware) (100% by Warner Bros. Publications US Inc.)*
6.	Elektra/Chameleon Ventures Inc. (Delaware) (100% by Elektra Entertainment Group Inc.)	6.	Foster Frees Music Inc. (California) (100% by Warner-Tamerlane Publishing Corp.)
7.	Warner Custom Music Corp. (California) (100% by Warner Special Products Inc.)	7.	Mixed Bag Music, Inc. (New York) (100% by Warner-Tamerlane Publishing Corp.)
8.	Elektra Group Ventures Inc. (Delaware) (100% by Warner Music Group Inc.)	8.	McGuffin Music Inc. (Delaware) (100% by Big Beat Records Inc.)
9.	WMG Management Services Inc. (Delaware) (100% by Warner Music Group Inc.)	9.	CRK Music Inc. (Delaware) (100% by Big Beat Records Inc.)
10.	Big Beat Records Inc. (Delaware) (100% by Warner Music Group Inc.)	10.	Warprise Music Inc. (Delaware) (100% by Warner Bros. Records Inc.)
11.	The Rhythm Method Inc. (Delaware) (100% by Warner Music Group Inc.)	11.	T-Boy Music LLC (New York) (100% by Tommy Boy Music, Inc.)
12.	Warner Music SP Inc. (Delaware) (100% by Warner Music Group Inc.)	12.	T-Girl Music LLC (New York) (100% by Tommy Boy Music, Inc.))
13.	Warner Music Discovery Inc. (Delaware) (100% by Warner Music Group Inc.)	13.	Warner Domain Music Inc. (Delaware) (100% by Warner Bros. Records Inc.)
14.	London-Sire Records Inc. (Delaware) (100% by Warner Music Group Inc.)	14.	Warner Alliance Music Inc. (Delaware) (100% by Warner Bros. Records Inc.)

15.	Warner Strategic Marketing Inc. (Delaware) (100% by Warner Music Group Inc.)	15.	Warner Songs, Inc. (Delaware) (100% by Warner Bros. Records Inc.)
16.	WEA Management Services Inc. (Delaware) (100% by Warner Music Group Inc.)	16.	Warner Sojourner Music Inc. (Delaware) (100% by Warner Bros. Records Inc.)
17.	Warner Music Bluesky Holding Inc. (Delaware) (100% by Warner Music Group Inc.)	17.	Warner Brethren Inc. (Delaware) (100% by Warner Bros. Records Inc.)
18.	WMG Trademark Holding Company LLC (Delaware) (100% by Warner Music Group Inc.)	18.	Cota Music, Inc. (New York) (100% by Atlantic Recording Corporation)
19.	WBR/Ruffnation Ventures Inc. (Delaware) (100% by Warner Bros. Records Inc.)	19.	Bute Sound LLC (Delaware) (100% by Atlantic/143 LLC)
20.	WBR/Sire Ventures, Inc. (Delaware) (100% by Warner Bros. Records Inc.)	20.	Foz Man Music LLC (Delaware) (100% by Atlantic/ 143 LLC)
21.	Sire Records Limited (UK) (100% by WBR/Sire Ventures Inc.)	21.	Octa Music, Inc. (100% by Atlantic Recording Corporation)
22.	Rainmaker Productions Limited (UK) (100% by Sire Records Limited)	22.	Unichappell Music, Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
23.	SR/MDM Venture Inc. (Delaware) (100% by WBR/Sire Ventures Inc.)	23.	Jadar Music Corp. (Delaware) (100% by Warner/Chappell Music, Inc.)
24.	WBR/QRI Venture Inc. (Delaware) (100% by Warner Bros. Records Inc.)	24.	WBPI Holdings LLC (Delaware) (100% by Warner Bros. Publications US Inc.)
25.	Penalty Records LLC (New York) (100% by Tommy Boy Music, Inc.)	25.	Summy-Birchard Inc. (Wyoming) (100% by Warner/Chappell Music, Inc.)
26.	WBR Management Services Inc. (Delaware) (100% by Warner Bros. Records Inc.)	26.	A.P. Schmidt Company (Delaware) (100% by Summy-Birchard Inc.)
27.	Lava Trademark Holding Company LLC (Delaware) (100% by Atlantic Recording Corporation)	27.	LEM America, Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
28.	Big Tree Recording Corporation (Delaware) (100% by Atlantic Recording Corporation)	28.	Sea Chime Music, Inc. (California) (100% by LEM America, Inc.)
29.	Atlantic/MRII, Inc. (Delaware) (100% by Atlantic Recording Corporation)	29.	Wide Music, Inc. (California) (100% by LEM America, Inc.)
30.	Inside Job, Inc. (New York) (100% by Atlantic Recording Corporation)	30.	Warner Chappell Music Argentina SAIC (Argentina) (98% by New Chappell Inc.; 2% by Warner/Chappell Music, Inc.)
31.	Rhino Entertainment Company (Delaware) (100% by Atlantic Recording Corporation)*	31.	Chappell & Intersong Music Group (Australia) Ltd. (Delaware) (100% by New Chappell Inc.)
32.	Atlantic/MR Ventures Inc. (Delaware) (100% by Atlantic Recording Corporation)	32.	Warner/Chappell Music Australia Pty. Ltd. (Australia) (100% by Chappell & Intersong Music Group (Australia) Ltd.)

2

33.	Atlantic/143 LLC (Delaware) (100% by Atlantic Recording Corporation)	33.	Chappell & Co. (Australia) Pty. Ltd. (Australia) (100% by Warner/Chappell Music Australia Pty. Ltd.)
34.	WEA Europe Inc. (Delaware) (100% by WEA International Inc.)	34.	Warner/Chappell Pty. Limited (Australia) (100% by Chappell & Co. (Australia) Pty. Ltd.)
35.	Warner Music Argentina S.A. (Argentina) (99.9999% by WEA International Inc.; 0.0001% by WEA Europe Inc.)	35.	Warner/Chappell Musikverlag Gesellschaft mbH (Austria) (100% by New Chappell Inc.)
36.	Warner Music Australia Pty. Ltd (Australia) (100% by WEA International Inc.)	36.	Aberbach (Wien) Gesellschaft m.b.H. (Austria) (100% by Warner/Chappell Musikverlag Gesellschaft mbH)
37.	Warner Music Manufacturing Australia Pty. Ltd. (Australia) (100% by Warner Music Australia Pty. Ltd.)	37.	Siegel & Hochmuth Verlagsgesellschaft m.b.H. (Austria) (100% by Warner/Chappell Musikverlag Gesellschaft mbH)
38.	WEA Retail Pty. Ltd. (Australia) (100% by Warner Music Australia Pty. Ltd.)	38.	Step Two Musikverlag Gesellschaft m.b.H. (Austria) (100% by Warner/Chappell Musikverlag Gesellschaft mbH)
39.	Warner Music Austria GesmbH (Austria) (100% by WEA International Inc.)	39.	Fechter Verlag KG (Austria) (100% by Warner/Chappell Musikverlag Gesellschaft mbH)
40.	Warner Music Slovakia s.r.o. (Slovakia) (100% by Warner Music Austria GesmbH)	40.	Gloria Musikverlag Kommanditigesellschaft (Austria) (100% by Warner/Chappell Musikverlag Gesellschaft mbH)
41.	Warner Music Czech Republic S.R.O. (Czech Republic) (100% by Warner Music Austria GesmbH)	41.	Herman Schneider Musikalien-u Vuhnenverlags KG (Austria) (100% by Warner/Chappell Musikverlag Gesellschaft mbH)
42.	Magneoton Kft (Hungary) (100% by Warner Music Austria GesmbH)	42.	Intersong USA Inc.(Delaware) (100% by Warner/Chappell Music, Inc.)
43.	Warner Music Hungary Kft (Hungary) (100% by Warner Music Austria GesmbH)	43.	Warner/Chappell Music Belgium N.V. (Belgium) (99.76% by New Chappell Inc.; 0.24% by Intersong USA Inc.)
44.	Warner Music Benelux S.A./N.V. (Belgium) (100% by WEA International Inc.)	44.	Intersong Primavera N.V. (Belgium) (99.94% by Warner/Chappell Music Belgium N.V.; 0.04% by Muziekuitgeverij Artemis B.V.; 0.02% by Babel Music N.V.)

3

45.	Warner Music Brasil Ltda (Brazil) (10% by Warner Communications Inc.; 90% by WEA International Inc)	45.	Babel Music N.V. (Belgium) (99.68% by Intersong Primavera N.V.; 0.32% by Muziekuitgeverij Artemis B.V.)
46.	Warner Music Nova Scotia ULC (Canada) (100% by Warner Music Canada Ltd.)*	46.	Muziekuitgeverij Artemis B.V. (Netherlands) (100% by Warner Chappell Music Group (Netherlands) B.V.)
47.	Warner Music Canada Ltd. (Canada) (62.63% by WEA International Inc.; 37.37% by New Chappell Inc.)*	47.	Warner/Chappell Edicoes Musicais Ltda. (Brazil) (90% by New Chappell Inc.; 10% by Warner/Chappell Music, Inc.)
48.	1294084 Ontario Inc. (Canada)(in liquidation) (100% by Warner Music Canada Ltd.)	48.	Warner/Chappell Music Canada Ltd. (Canada) (100% by New Chappell Inc.)
49.	Warner Music Canada Holdings Ltd. (Canada)(in liquidation) (100% by Warner Music Canada Ltd.)	49.	Warner Chappell Music Publishing Chile Ltda. (Chile) (99% by New Chappell Inc.; 1% by Warner Chappell Music Argentina SAIC)
50.	Warner Music International Services Canada Ltd. (Canada) (100% by WEA International Inc.)	50.	Warner Music Group Germany Holding GmbH (Germany) (67.1% by Chappell and Intersong Music Group (Germany) Inc.; 32.6% by Chappell/Warner Music GmbH & Co. KG; 0.3% by Warner Music Group Germany GmbH)*
51.	Warner Music Chile S.A. (Chile) (50% by WEA Europe Inc.; 50% by WEA International Inc.)	51.	Warner/Chappell Music GmbH & Co KG (Germany) (100% by Warner Music Group Germany Holding GmbH)
52.	Warner Music Hong Kong Ltd. (Hong Kong) (50% by WEA Europe Inc.; 50% by WEA International Inc.)	52.	Warner Chappell Music s.r.o. Czech (Czech Republic) (100% by Warner/Chappell Music GmbH & Co KG)
53.	Warner Music China (H.K.) Ltd. (Hong Kong) (50% by WEA Europe Inc.; 50% by WEA International Inc.)	53.	Chappell/Wamer Music GmbH & Co K.G. (95.5% by Chappell and Intersong Music Group (Germany) Inc.; 0.5% by Warner Music Group Germany GmbH)
54.	Warner Music Colombia S.A. (Colombia) (5% by WEA Europe Inc.; 95% by WEA International Inc.)	54.	Warner Music Group Germany GmbH (Germany) (100% by New Chappell Inc.)
55.	WEA Records Ltd. (Cyprus) (100% by WEA International Inc.)	55.	Warner/Chappell Music Scandinavia AB (Sweden) (100% by Warner Bros. Music International Inc.)

4

56.	Warner Music Denmark A/S (Denmark) (100% by Warner Music Holdings Denmark A/S)	56.	Megasong Publishing A/S (Denmark) (100% by Warner/Chappell Music Denmark A/S)
57.	Warner Music Greece S.A. (Greece) (100% by WEA International Inc.)	57.	Warner Chappell Music France S.A.S. (France) (100% by Warner Music France S.A.S.)
58.	Warner Music Ireland (Ltd.) (50% by Warner Music UK Limited; 50% by WEA International Inc.)	58.	Bajca Music, Inc. (New York) (100% by Warner Chappell Music France S.A.S.)
59.	Warner Music (Northern Ireland) Ltd. (U.K.) (50% by WEA International Inc; 50% by Warner Music Ireland Ltd.)	59.	Woodchuck Music Inc. (New York) (100% by Warner Chappell Music France S.A.S.) (status being determined)
60.	Warner Music Holdings B.V. (The Netherlands) (100% Common Stock by Warner Music Nova Scotia; 100% “A” Preferred Shares by New Chappell Inc.; 100% “B” Preferred Shares by WEA International Inc.)*	60.	Mino Music S.A.S. (France) (100% by Warner Chappell Music France S.A.S.)
61.	Warner Music France S.A.S. (France) (100% by Warner Music Holdings B.V.)*	61.	Chappell und Co. GmbH & Co KG (Germany) (100% by WARNER MUSIC Group Germany Holding GmbH)
62.	Editions Costallat S.A.S. (France) (100% by Warner Music France S.A.S.)	62.	Neue Welt Musikverlag GmbH & Co KG (Germany) (100% by Warner/Chappell Music GmbH & Co KG)
63.	Warner Music Group France S.á.r.l. (France) (99.9993% by Warner Music France S.A.S.; 0.0007% by Editions Costallat S.A.S.)	63.	Hanseatic Musikverlag GmbH & Co KG (Germany) (100% by Warner/Chappell Music GmbH & Co KG)
64.	Warner Music France SNC (France) (77.348% by Warner Music France S.A.S.; 22.652% by Editions Costallat)	64.	Kanguruh Musikverlag GmbH & Co KG (Germany) (99% by Hanseatic Musikverlag GmbH & Co. KG; 1% by Musikverlag Intersong GmbH & Co. KG)
65.	Pt. Warner Music Indonesia (Indonesia) (10% by WEA Europe Inc.; 90% by WEA International Inc.)	65.	Musikverlag Intersong GmbH & Co KG (Germany) (100% by Warner/Chappell Music GmbH & Co KG)
66.	Warner Music Group Italy Srl (Italy) (100% by Warner Music Group France S.á.r.l.)	66.	Eldorado Musikverlag GmbH (Germany) (100% by Musikverlag Intersong GmbH & Co KG)
67.	Warner Music Italia Srl (Italy) (99% by Warner Music Group Italy Srl; 1% by Warner Music Holdings B.V.)	67.	Warner/Chappell Music OZ s.r.o. (Czech Republic) (100% by Warner/Chappell Music GmbH & Co KG)
68.	Warner Music Korea Ltd. (South Korea) (100% by WEA International Inc.)	68.	Warner/Chappell Music Poland Sp. z.o.o. (Poland) (100% by Warner/Chappell Music GmbH & Co KG)

5

69.	Warner Music (Malaysia) Sdn Bhd (Malaysia) (100% by WEA International Inc.)	69.	Warner/Chappell Music Hong Kong Ltd. (Hong Kong) (100% by Warner/Chappell Music, Inc.)
70.	Rap Music Sdn Bhd (Malaysia) (100% by Warner Music (Malaysia) Sdn Bhd)	70.	Warner Chappell Music Greece Ltd (Greece) (90% by New Chappell Inc.; 10% by Warner/Chappell Music, Inc.)
71.	Warner Music Mexico, S.A. de C.V. (Mexico) (99.9937% by Aulecar S.A. de C.V.; 0.0007% by WEA Europe Inc.)	71.	Warner/Chappell Music Hungary Kft (Hungary) (98% by New Chappell Inc.; 2% by NC Hungary Holdings Inc.)
72.	Aulecar, S.A. de C.V. (Mexico) (99.9998% by WEA International Inc.; 0.0002% by WEA Europe Inc.)	72.	NC Hungary Holdings Inc. (Delaware) (100% by New Chappell Inc.)
73.	Peerless-MCM, S.A. de C.V. (Mexico) (99.9953% by Aulecar S.A. de C.V.; 0.00047% by Warner Music Mexico S.A. de C.V.)	73.	Warner Chappell Music Italiana SrL (Italy) (100% by Warner Music Group Italy Srl)
74.	Warner Music Benelux B.V. (Netherlands) (100% by Time Warner Holdings B.V.)	74.	Blue Team Music Edizioni Musicali S.r.L. (Italy) (100% by Warner Chappell Music Italiana SrL)
75.	Record Service Benelux VOF (Netherlands) (100% by Warner Music Netherlands Distribution B.V.)	75.	C.P. Music SRL (Italy) (100% by Warner Chappell Music Italians SrL)
76.	Warner Music Netherlands Distribution B.V. (Netherlands) (100% by Warner Music Benelux B.V.)	76.	Edizioni Musicali B. & W. Italia SRL (Italy) (100% by Warner Chappell Music Italiana SrL)
77.	Warner Music New Zealand Ltd. (New Zealand) (100% by WEA International Inc.)	77.	Edizioni Chappell S.R.L. (Italy) (100% by Warner Chappell Music Italiana SrL)
78.	Warner Music Norway A/S (Norway) (100% by Warner Music Holdings Norway A/S)	78.	Fortissimo Gruppo Editoriale SRL (Italy) (100% by Warner Chappell Music Italiana SrL)
79.	Warner Music Peru S.R.L. (Peru) (99.9942% by WEA International Inc.; 0.0058% by WEA Europe)	79.	Fonit Cetra Music Publishing S.r.L. (Italy) (90% by Warner Chappell Music Italiana Sri; 10% by Warner Bros. Music SrL)
80.	Warner Music Philippines Inc. (Philippines) (100% by WEA International Inc.)	80.	Warner Bros. Music SrL (Italy) (100% by Warner Chappell Music Italiana SrL)
81.	Warner Music Poland Sp. z.o.o. (Poland) (5% by WEA Europe Inc.; 95% by WEA International Inc.)	81.	Warner/Chappell Music Japan K.K. (Japan) (100% by New Chappell Inc.)
82.	Warner Music Latina Inc. (Delaware) (100% by WEA International)	82.	Warner/Chappell Music Korea Inc. (South Korea) (100% by Warner/Chappell Music, Inc.)

6

83.	Warner Music Singapore Pte. Ltd. (Singapore) (100% by WEA International Inc.)	83.	Warner Chappell Music (Malaysia) Sdn Bhd (Malaysia) (100% by Warner Music (Malaysia) Sdn Bhd)
84.	Warner Bros. Music (Italy) SrL (Italy) (100% by Warner Chappell Music Italiana SrL)	84.	Editora de Music WEA, S.A. de C.V. (Mexico) (51% by Aulecar S.A. de C.V.; 48.4% by WEA International Inc.; 0.6% by WEA Europe Inc.)
85.	Warner Music Spain SA (Spain) (99.96% by WEA International Inc.; 0.04% by WEA Europe Inc.)	85.	Warner/Chappell Music Mexico S.A. de C.V. (Mexico) (93% by New Chappell Inc.; 1% by Warner/Chappell Music, Inc.; 4% by Rick’s Music Inc.; 1% by Intersong U.S.A., Inc.; 1% by Jadar Music Corp.)
86.	Warner Music Portugal Lda. (Portugal) (98.667% by WEA International Inc.; 0.667% by Warner	86.	R.S.O. Publishing B.V. (Netherlands) (100% by Muziekuitgeverij Artemis B.V.)
87.	Music Spain SA; 0.667% by WEA Europe Inc.) Finandisco S.A. (Spain) (100% by	87.	Warner Bros. Music Holland B.V. (Netherlands) (100% by Muziekuitgeverij Artemis B.V.)
88.	Warner Music Spain S.A.) DRO East/West, S.A. (Spain) (100% by Warner Music Spain S.A.)	88.	Warner Chappell Music Holland B.V. (Netherlands) (100% by Muziekuitgeverij Artemis B.V.)
89.	Warner Music Sweden AB (100% by WEA International Inc.)	89.	Warner/Chappell Music Norway A/S (Norway) (100% by Warner/Chappell Music Scandinavia AB)
90.	Metronome Records AB (Sweden) (100% by Warner Music Sweden AB)	90.	Warner/Chappell Music Philippines, Inc (Philippines) (100% by Warner/Chappell Music Inc.)
91.	Warner Music (Switzerland) AG (Switzerland) (97% by WEA International Inc.; 1% by Paul-Rene Albertini; 1% by Dr. Adriano Vigano; 1% by Chris Wepfer)	91.	Warner/Chappell Music Spain S.A. (Spain) (100% by New Chappell Inc.)
92.	Energetic Records AG (Switzerland) (100% by Warner Music (Switzerland) AG)	92.	Ediciones Musicales Warner Bros. S.A. (Spain) (99.9% by Ediciones Musicales Sagitorio S.L; 0.1% by Vortex Music, S.L.)
93.	Warner Music Taiwan Ltd. (Taiwan) (100% WEA International Inc.)	93.	Vortex Music, S.L. (Spain) (98% by Warner/Chappell Music Spain S.A.; 2% by Ediciones Musicales Warner Bros. S.A.)
94.	Warner Music (Thailand) Ltd. (Thailand) (100% by WEA International Inc.)	94.	Warner/Chappell Music Portugal S.L. (Spain) (90% by Warner/Chappell Music Spain S.A.; 10% by Vortex Music S.L.)

7

95.	WMIS Limited (U.K.) (100% by Warner Music International Services Ltd.)	95.	We Are Music Inc. (Delaware) (100% by Warner Music Latina Inc.)
96.	Tommy Boy Music Ltd. (U.K.) (100% by Warner Music International Services Ltd.)	96.	WEA Latina Musica Inc. (Delaware) (100% by Warner Music Latina Inc.)
97.	Warner Music UK Limited (U.K.) (100% by Warner Music International Services Ltd.)*	97.	Warner/Chappell Music Singapore Pte. Ltd. (Singapore) (100% by Warner/Chappell Music, Inc.)
98.	A&E Records Limited f/k/a/ Mushroom Records (UK) Limited (U.K.) (100% by Warner Music UK Limited)	98.	Nordic Songs AB (Sweden) (100% by Warner/Chappell Music Scandinavia AB)
99.	Flying Nun (U.K.) Limited (U.K.) (100% by A&E Records Limited f/k/a/ Mushroom Records (UK) Limited)	99.	AB Nordiska Musikforlaget (Sweden) (100% by Warner/Chappell Music Scandinavia AB)
100.	Radarscope Records Ltd. (U.K.) (100% by Warner Music UK Limited)	100.	Chappell Nordiska AB (Sweden) (100% by Warner/Chappell Music Scandinavia AB)
101.	Fungus Records Limited f/k/a Infectious Records Limited (U.K.) (100% by A&E Records Limited f/k/a/ Mushroom Records (UK) Limited)	101.	Intersongforlagen AB (Sweden) (100% by Warner/Chappell Music Scandinavia AB)
102.	Coalition Recordings International Limited (U.K.) (100% by Warner Music UK Limited)	102.	Ehrling & Lofvenholm AB (Sweden) (100% by AB Nordiska Musikforlaget)
103.	Magnet Records Ltd. (U.K.) (100% by Warner Music UK Limited)	103.	Notservice AB (Sweden) (100% by Warner/Chappell Music Scandinavia AB)
104.	NVC International Inc. (Delaware) (100% by WEA International)	104.	Warner/Chappell Music Denmark A/S (Sweden) (100% by Warner/Chappell Music Scandinavia AB)
105.	FFRR Records Limited (U.K.) (100% by Divinestate Limited)	105.	You-You Music S.A.S. (France) (100% by Warner Chappell Music France S.A.S.)
106.	FFRR Music Limited (U.K.) (100% by Divinestate Limited)	106.	Editions Et Productions Theatrales Chappell SA (France) (99% owned by Warner Chappell Music France S.A.S)
107.	London Records 90 Limited (U.K.) (100% by Divinestate Limited)	107.	Editions Chappell S.A.R.L. (Switzerland) (90% by Warner Chappell Music France S.A.S.; 10% by Editions Et Productions Theatrales Chappell SA)
108.	Laurel Records Limited (U.K.) (100% by London Records 90 Limited)	108.	Editions Claude Carrere S.A.S. (France) (100% by Warner Chappell Music France S.A.S.)
109.	J Ruby Productions, Inc. (California) (100% by London Records 90 Limited)	109 .	Warner/Chappell Music Hong Kong Ltd. (Hong Kong) (100% by Warner/Chappell Music, Inc.)

8

110.	Anxious Records Limited (U.K.) (100% Warner Music UK Limited)	110.	Warner/Chappell Music (Thailand) Co. Ltd. (Thailand) (100% by Warner/Chappell Music, Inc.)
111.	China Records Ltd. (U.K.) (100% Warner Music UK Limited)	111.	Warner/Chappell Music Limited (U.K.) (100% by Warner Chappell Music Group (UK) Limited)
112.	Warner Music Venezuela C.A. (Venezuela) (100% by WEA International)	112.	Warner/Chappell UK Limited (U.K.) (Dormant) (100% by Warner/Chappell Music Limited)
113.	NVC Holdings Ltd. (U.K.) (100% by NVC International Inc.)	113.	Warner/Chappell Music Publishing Limited (U.K.) (Dormant) (100% by Warner/Chappell Music Limited)
114.	Arts International Ltd. (U.K.) (100% by NVC Holdings Ltd.)	114.	Dizzy Heights Music Publishing Ltd. (U.K.) (100% by Warner/Chappell Music Limited)
115.	Portreeve, Ltd. (U.K.) (100% by NVC Holdings Ltd.)	115.	Glissando Music Ltd. (U.K.) (100% by Warner/Chappell Music Limited)
116.	The National Video Corporation Ltd. (U.K.) (100% by NVC Holdings Ltd.)	116.	Ascherberg, Hopwood & Crew Limited (U.K.) (99.9994% by Warner/Chappell Music International Limited; 0.0006% by Warner/Chappell Overseas Holdings Limited)
117.	Allied Arts International Ltd. (U.K.) (100% by National Video Corporation Ltd.)	117.	Burlington Music Company Limited (U.K.) (50% by Warner/Chappell Music International Limited; 50% by Warner/Chappell Overseas Holdings Limited)
118.	Word Holdings LLC (Delaware) (80% by Warner Music Group Inc.)*	118.	Chappell Music Limited (U.K.) (99% by Warner/Chappell Music International Limited; 1% by Warner/Chappell Overseas Holdings Limited)
119.	Word Entertainment LLC (Tennessee) (100% by Word Holdings LLC)*	119.	Intersong Music Limited (U.K.) (99.95% by Warner/Chappell Music International Limited; 0.05% by Warner/Chappell Overseas Holdings Limited)
120.	Word Music Group LLC (Tennessee) (100% by Word Holdings LLC)	120.	Throat Music Limited (U.K.) (99.75% by Warner/Chappell Music International Limited; 0.25% by Warner/Chappell Overseas Holdings Limited)
121.	Word Music, LLC (Tennessee) (100% by Word Music Group LLC)	121.	Warner/Chappell Artemis Music Ltd. (U.K.) (99.75% by Warner/Chappell Music International Limited; 0.25% by Warner/Chappell Overseas Holdings Limited)

9

122.	Wordspring Music LLC (Tennessee) (100% by Word Music Group LLC)	122.	Warner/Chappell North America Limited (U.K.) (100% by Warner/Chappell Music International Limited)
123.	Dayspring Music, LLC (Tennessee) (100% by Word Music Group LLC)	123.	Warner/Chappell Ltd. (U.K.) (100% by Warner/Chappell Music International Limited)
124.	Word Entertainment Direct, LLC (Tennessee (1% by Word Music Group LLC; 99% by Word Entertainment LLC)	124.	Chappell-Morris Limited (U.K.) (100% by Warner/Chappell Music International Limited)
125.	Alternative Distribution Alliance (New York) (90% by Warner Music Distribution Inc.; 10% by Sub Pop Records)	125.	International Music Publications Limited (U.K.) (100% by Warner/Chappell Music Limited)
126.	Lava Records LLC (Delaware) (51% by Atlantic Recording Corporation)	126.	Express Music Limited (U.K.) (100% by International Music Publications Limited)
127.	Warner Vision Vertriebs GmbH (Germany) (51% by Warner Music Group Germany Holding GmbH)	127.	IMP Retail 10 Ltd. (U.K.) (100% by International Music Publications Limited)
128.	Warner Music UK Property Limited (U.K.) (99.9999% by Warner Music UK Limited; 0.0001% by FC Nominees Limited)	128.	IMP Retail 11 Ltd. (U.K.) (100% by International Music Publications Limited)
129.	Peerless, S.A. de C.V. (Mexico) (99.9999% by Aulecar, S.A. de C.V.; 0.0001% by Warner Music Mexico, S.A. de C.V.)	129.	Magnet Music Limited (U.K.) (100% by Warner/Chappell Music Limited)
130.	Fermont Limited (Hong Kong) (100% by Warner Music Hong Kong Ltd.)	130.	Palace Music Company (U.K.) (100% by Burlington Music Company Limited)
131.	WEA Latina Services Puerto Rico Inc. (Puerto Rico) (100% by Warner Music Latina Inc.)	131.	Berna Music Inc. (California) (100% by Warner/Chappell Music, Inc.)
132.	Fonomusic, S.A. (Spain) (100% by Finandisco S.A.)	132.	CPP/Belwin, Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
133.	Distrimusic, S.A. (Spain) (100% by Finandisco S.A.)	133.	Warner/Chappell Music (Services) Inc. (New Jersey) (100% by Warner/Chappell Music, Inc.)
134.	Pentamusic, S.L. (Spain) (100% by Finandisco S.A.)	134.	FHK, Inc. (Tennessee) (100% by Warner/Chappell Music, Inc.)
		135.	Fiddleback Music Publishing Company, Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
		136.	Revelation Music Publishing Corporation (New York) (100% by Warner/Chappell Music, Inc.)

10

137.	Tri-Chappell Music Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
138.	Chappell Music Company Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
139.	Rick’s Music Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
140.	Rightsong Music Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
141.	Cafe Americana Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
142.	Rodra Music Inc. (California) (100% by Warner/Chappell Music, Inc.)
143.	Walden Music Inc. (New York) (100% by Warner/Chappell Music, Inc.)
144.	Super Hype Publishing Inc. (New York) (100% by Warner/Chappell Music, Inc.)
145.	Cotillion Music Inc. (Delaware) (100% by Warner/Chappell Music, Inc.)
146.	Tommy Valando Publishing Group (Delaware) (100% by Warner/Chappell Music, Inc.)
147.	Dorella Music Inc. (New York) (52% by Warner/Chappell Music, Inc.)
148.	Ediciones Musicales Sagitorio S.L. (Spain) (99.775% by Warner/Chappell Music Spain)
149.	Editorial Musical America Toda S.L. (Spain) (50% by Warner/Chappell Music Spain S.A.; 25% by Warner/Chappell Music GmbH & Co KG)
150.	Twins Ediciones Musicales, S.A. (Spain) (98.2014% by Warner/Chappell Music Spain S.A.)
151.	Bubbles Music Limited (U.K.) (90.9% by Warner Chappell Music Group (U.K.)) (dormant)
152.	Warner/Chappell Music International Limited (U.K.) (99% by Warner Chappell Music Group (UK) Limited; 1% by Warner/Chappell Overseas Holdings Limited)

11

EXHIBIT C

Subject to the following two sentences, Time Warner Limited (“TW Limited”) as principal employer to the TWUK Plan shall permit the continued participation of the UK Companies in the TWUK Plan in respect of those employees of Warner Music UK Limited, Warner Music International Services Limited, Warner Chappell Music Limited, Tommy Boy Music Limited and The Entertainment Network Limited (the “UK Companies”) who are members immediately prior to Closing (“Relevant Employees”). Continued participation shall include continued coverage for Life Insurance and Permanent Health Insurance (“PHI”) coverage as currently provided to Relevant Employees. Continued participation shall be for a period of up to 12 months from Closing or such shorter period as shall be agreed between TW Limited and the UK Companies (such agreement not to be unreasonably withheld by TW Limited) (the “Participation Period”), and shall be conditional on the approval of the Inland Revenue and the following terms:

1.                                       the prompt payment by the UK Companies (on such date or dates as the trustees require) of contributions in respect of the Relevant Employees as are from time to time members of the TWUK Plan at the rate of 16.3% of pensionable salaries. It is the intention that this contribution rate shall be reviewed (on actuarial advice) following receipt by the TWUK Plan, TW Limited or Purchaser of any sums pursuant to Section 5.01(b) of the Purchase Agreement. The contribution rate set forth in this paragraph does not include the cost of Life Insurance and PHI coverage which shall be paid in addition and at the rates applicable in respect of the Relevant Employees immediately prior to closing;

2.                                       the UK Companies shall not do or omit to do any act or thing whereby the approval of the TWUK Plan as an exempt approved scheme would or might be prejudiced;

3.                                       no right, power or discretion conferred on the UK Companies as participating employers in the TWUK Plan shall be exercised except on such terms (whether as to payment of additional contributions or otherwise) as TW Limited may determine;

4.                                       there shall be no increase in the remuneration of any of the Relevant Employees during the Participation Period above the rate assumed in the most recent actuarial valuation in respect of the TWUK Plan, except on such terms as to the payment of additional contributions as TW Limited shall require;

5.                                       there shall be no announcement or communication with the Relevant Employees in respect of the TWUK Plan without obtaining the prior consent of TW Limited (such consent not to be unreasonably withheld);

6.                                  the UK Companies shall provide or procure to be provided on demand such information relating to participation as is reasonably required by TW, the TWUK Plan or the actuary to the TWUK Plan;

7.                                       the UK Companies shall comply in all other respects with the provisions of the TWUK Plan applicable to them as participating employers;

8.                                       the UK Companies shall act in accordance with any direction of TW Limited in respect of any nomination, notification or other action required of or permitted by the UK Companies under Pensions Act 1995; and

9.                                       the UK Companies shall cease to have employer (as opposed to member-nominated) representation on the board of trustees of the TWUK Plan and shall cooperate in all respects with regard to the resignation or removal of existing representative trustees.

2

EXHIBIT D

With respect to coordination of U.S. welfare benefit plan participation by employees of Purchaser following the Closing Date, Seller and Purchaser agree as follows:

1.                                                                                                               Pursuant to the provisions of Section 5.02(e) of the Purchase Agreement and the Seller Administrative Services Agreement dated as of November 24, 2003 between Seller and Purchaser (“Seller ASA”), during a transition period, not to extend beyond December 31, 2004, Purchaser will establish, or participate in, as set forth below, welfare benefit plans for its employees.

2.                                                                                                               The plans will be established as follows (and detailed in Appendix A hereof):

a.                                       Medical, dental, vision, prescription drugs, mental/substance abuse – Purchaser will establish cloned plans substantially identical to Seller’s plans;

b.                                      Disability (short-term and long-term) – Any employees who have incurred disability before the Closing Date will remain covered by Seller’s plans. Purchaser will establish cloned plans substantially identical to Seller’s plans and will be covered by separate insurance policies;

c.                                       Basic and Group Universal Life Insurance, AD&D, Business Travel Accident, Living Needs Benefit – Purchaser’s employees will participate in Seller’s plans, but parallel insurance policies will be maintained for Purchaser’s employees. In no event shall Purchaser be required to pay premium rates for such parallel insurance policies with respect to each covered individual in excess of the rate being paid for similar coverage for Seller’s employees (and their covered dependents) at such time.

3.                                                                                                               Seller will be responsible for administering all of the above plans pursuant to the Seller ASA, including establishing separate contracts with third party vendors where required and assisting Purchaser in its compliance with applicable reporting and disclosure requirements.

4.                                                                                                               Purchaser may discontinue the arrangements set forth above with respect to any or all of such plans upon three months advance written notice to Seller.

Appendix A

Plan for Cloning of or Continued Participation In Seller (“TW”) U.S. Welfare Plans Effective as of Closing Date

Benefit Plan	Form of Insurance	3rd Party Administrator	Post-Closing Administrator	Post-Closing Plan for Warner Employees (TW Cloned Plan; TW Plan Continuation)
Medical (AOLTW Group Health Plan)	Fully-insured	Oxford POS	TW	Payment of actual monthly premium.
	Fully-insured	HMOs in Various States(1)	TW	Payment of actual monthly premium.
	Self-insured	United Healthcare POS	TW

WMG to clone plan. TW to administer under existing structure (including 3rd party administrative contract). Payments made by WMG for claims based on payment of monthly reimbursements using a premium equivalent rate with a year-end true-up and TW administrative fee. Any employee claims incurred prior to Closing are submitted to TW plan.

	Self-insured	United Healthcare Indemnity	TW	Same as above.
	Self-insured	United Healthcare EPO	TW	Same as above.
	Self-insured	Aetna POS	TW	Same as above.
	Self-insured	Aetna EPO	TW	Same as above.
Prescription (AOLTW Group Health Plan)	Self-insured	Medco Health	TW	Same as above.
Vision (AOLTW Group Health Plan)	Self-Insured	Vision Service Plan	TW	Same as above.
Mental / Substance Abuse (AOLTW Group Health Plan)	Self-Insured	United Behavioral Health	TW	Same as above.
Dental (AOLTW PPO Dental Program)	Self-Insured	Met Life PPO	TW	Same as above.
LTD (AOLTW LTD Plan)(2)	Fully-Insured	Unum Provident	TW

WMG to clone plan. TW to administer under existing structure. TW and WMG to jointly negotiate with insurer for issuance of separate contract for WMG. Any employee claims for disability incurred prior to Closing are the responsibility of the TW plan.

(1)                                  Following HMOs offered by various WMG Companies: BC/BS Alabama; Health Net HMO (CA); Kaiser HMO (CA) (Northern CA) (Southern CA) (GA) (Mid-Atlantic) (MD); BC/BS Healthoptions HMO (FL); Vantage Health Plan (LA); Harvard Pilgrim Health Plan HMO (MA) (NH) (VT) (RI); Health Alliance Plan HMO (MI); Medica Health Plan HMO (MN); Mohawk Valley Physicians MVP HMO (Sullivan and Ulster Counties) (NY, NJ, CT) (Upstate NY); HMO Blue Utica-Watertown (Upstate NY); Bluechoice HMO (Rochester); Univera HMO (Jamestown/Fredonia) (Upstate NY); Bluepoint HMO (Central NY) (Upstate NY); Anthem BC/BS (OH); Penn State Geisinger HMO (PA); First Priority BC/BS HMO and POS (PA); Human Austin HMO (TX); Scott & White Houston HMO (TX); HMO Blue Houston (TX); HMO Blue El Paso (TX); Network Health Plan (WI).

Benefit Plan	Form of Insurance	3rd Party Administrator	Post-Closing Administrator	Post-Closing Plan for Warner Employees (TW Cloned Plan; TW Plan Continuation)
STD	Fully-Insured (NY); Self- Insured (Outside NY)	Zurich	TW	Same as LTD.
Basic Life Insurance (Prudential)(3)	Fully-Insured	Marsh@Work Solutions	TW	Continued Warner Employee participation in TW plan. TW and WMG to jointly negotiate parallel insurance policies for WMG at same rates. TW to administer under existing structure.
AD&D (Zurich)(4)	Fully-Insured	Marsh@Work Solutions	TW	Same as above.
Business Travel Accident (Zurich)(5)	Fully-Insured	Marsh@Work Solutions	TW	Same as above.
Living Needs Benefit (Prudential)(6)	Fully-Insured	Marsh@Work Solutions	TW	Same as above.
Group Universal Life (Prudential)(7)	Fully-Insured	Marsh@Work Solutions	TW	Same as above.
FSA (AOLTWFSA Plan)	Self-Insured	FlexBen Corporation	WMG	WMG / Mercer establish WMG plan.
Transportation Reimbursement Account (TRA)	Self-Insured	FlexBen Corporation	WMG	WMG / Mercer establish WMG plan.

(2)                                  60% of compensation up to $400,000.

(3)                                  2 times compensation; maximum benefit $1,000,000. Prior to 1/1/02, Company provided 3 times salaries (between $100,000 - $199,000) and 4 times salaries ($200,000 or greater) and maximum benefit of $1,000,000; employees whose benefit would have decreased are grandfathered in benefit.

(4)                                  2 times compensation; maximum benefit $1,000,000.

(5)                                  2 times compensation; maximum benefit $100,000. Effective 1/1/04, maximum benefit $1,000,000.

(6)                                  Up to 50% of life insurance amount; maximum benefit $250,000. Benefit may become payable due to terminal illness with 6 month or less life expectancy.

(7)                                  Employee-paid supplemental coverage.

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EXHIBIT E

With respect to the “PBO” calculations referenced in Section 5.01(b) of the Purchase Agreement, Seller and Purchaser agree as follows:

1.                                                                                       Process for determining the Obligation Value and the Asset Value.

Punter Southall (“Seller’s Actuary”) shall determine the Obligation Value and the Asset Value referenced in Section 5.01(b) of the Purchase Agreement, in accordance with the terms of Appendix A hereof. Mercer Human Resource Consulting, Inc. (“Purchaser’s Actuary), shall review such calculations. If the Seller’s Actuary and the Purchaser’s Actuary do not agree on the numerical result of such calculation, then the dispute shall be resolved by an independent actuary mutually satisfactory to both Seller and Purchaser (the “Third-Party Actuary”). A reasoned written determination by the Third-Party Actuary shall be conclusive as to the amount of the Obligation Value and the Asset Value. The cost of the Seller’s Actuary shall be paid by the Seller, the cost of the Purchaser’s Actuary shall be paid by the Purchaser, and the cost of the Third-Party Actuary shall be divided equally between the Seller and Purchaser.

2.                                                                                       Payments.

a.                                       Seller shall pay Purchaser the amount, if any, by which the Obligation Value minus the Asset Value exceeds $25 million; and

b.                                      Purchaser may, at its option, pay Seller, in full discharge of its obligations in respect of any Seller Employee Plan that is not a Warner Employee Plan (a “Non-Warner Employee Plan”), an amount, if any, equal to the excess of the Obligation Value of the Non-Warner Employee Plans over the Asset Value of the Non-Warner Employee Plans. If such option is elected, then any liability related to or arising out of any such Non-Warner Employee Plan shall, after such payment is made, be treated as an Excluded Liability under the Agreement; if such option is not elected, then any such liability shall not be treated as an Excluded Liability under the Agreement. For the avoidance of doubt, Seller and Purchaser acknowledge that, following the Closing, Purchaser shall have no right or claim to assets of funded, defined benefit Seller Employee Plans that are not Warner Employee Plans, except with respect to any such plan in which Warner Employees continue to participate following the Closing, to the extent such participation results in any legal rights with respect to such plan assets, including, without limitation, a claim for benefits under such plan that is satisfied by Purchaser and not by such plan.

3.                                                                                       Timing.

The timing of such determination and payments shall comply with the schedule set forth in Appendix B hereto.

Appendix A

Appendix A sets forth the actuarial assumptions and methodology, along with the process for carrying out the actuarial valuations of the pension arrangements outside the U.S. in order to determine the payment due, if any, under Section 5.01(b) of the Purchase Agreement.

Process

1.                                       Plans to be valued – Appendix C, as may be supplemented by communications between the parties which are delivered on or prior to March 1, 2004, contains a true and complete list of all plans, programs, or other arrangements that provide a defined benefit for Warner Employees under Seller Employee Plans, including, without limitation, all funded and unfunded pension plans, commitments or promises to individuals to provide defined benefits (whether funded or unfunded), retirement indemnities, fully insured plans and government mandated arrangements sponsored by the Company, etc. (the “Plans”).

2.                                       Currency – The $25 million stipulated in the Purchase Agreement is quoted in US$. The obligations and fair market value of assets for the arrangements outside the U.S. will be determined first in local currency. The results as of the Closing Date shall be converted to a US$ equivalent using the exchange rates published in the Wall Street Journal on the business day following the Closing Date.

3.                                       Individual Participant Data – Seller shall make reasonable efforts to supply Purchaser’s Actuary, within 30 days after the Closing Date, individual participant data and all relevant assumptions and methods in sufficient detail in order to enable Purchaser’s Actuary to verify the results of the actuarial valuations of the Plans to be performed by the Seller’s Actuary. In any event, Seller shall supply such data by the earlier of (a) the 60th day after the Closing Date or (b) the date Seller’s Actuary is supplied such information. The Seller will also supply the latest actuarial valuation report for each of the Warner Employee Plans when such individual participant data is supplied to Seller.

4.                                       Valuation Methods – The liabilities shall be calculated on a PBO basis in accordance with FAS No. 87. The value assets shall be the fair market value of assets on the Closing Date. If, for any reason, the value of the assets held under an insurance contract cannot be valued as of the Closing Date, the value of the assets as of the Closing Date shall be estimated to be the value of assets as of the most recent valuation date (valuation from the insurance company) adjusted with expected investment results and interim cash flow from the valuation date to the Closing Date.

5.                                       Assumptions – The calculation of PBO with respect to each Plan shall be based on actuarial assumptions and methods (a) determined in accordance with FAS No. 87 to the extent used by Seller in its audited financial statements determined as of December 31, 2003 or (b) disclosed to Seller prior to the Closing Date. If any of the assumptions and methods with respect to the Plans are not so used or disclosed in this statement, assumptions shall be developed on a consistent basis in accordance with FAS No. 87. The Seller shall provide a complete list of these assumptions prior to the Closing Date.

6.                                       Allocation of Assets – For funded arrangements sponsored by the Seller, the assets of such Plans attributable to the Warner Employees (as defined in the Purchase Agreement) shall be based on a pro-rata share of the PBO attributable to Warner Employees compared to the PBO of the whole plan.

7.                                       No Interest Adjustment – Payments under Section 5.01 from the Seller to the Purchaser or Purchaser to the Seller shall not accrue interest.

2

Appendix B

Timing

8.                                       Closing Date – Seller and Purchaser to agree to the process, timeline and assumptions.

9.                                       21 Days Following Closing Date – The Seller provides a complete list of the Plans that provide defined benefit arrangements outside the U.S. (including a copy of the provisions of such Plans) as requested under paragraph 1 of Appendix A hereto unless otherwise previously supplied by the Seller.

10.                                 30 Days Following Closing Date –

a.          Seller and Purchaser to agree to the Plans to be valued.

b.         The Seller to supply individual participant data to enable Purchaser’s Actuary to verify the results of the actuarial valuations of the Plans performed by the Seller’s Actuary.

c.          The Seller to supply the latest actuarial valuation report for each of the Plans.

11.                                                                            60 Days Following Closing Date – Seller’s Actuary completes its actuarial valuations of all the defined benefit obligations. Seller and Purchaser actuaries exchange information by that date, including test lives for purposes of verifying the calculations.

12.                                                                            90 Days Following Closing Date – Purchaser’s Actuary completes its review and analysis of the actuarial valuation results performed by the Seller’s Actuary. Comments are shared by this date.

13.                                                                            120 Days Following Closing Date – Purchaser and Seller agree to the determination of the Obligation Value. In the event that agreement cannot be reached and such disagreement remains unresolved by this date, then the dispute shall be resolved in accordance with paragraph 1 (“Process for determining the Obligation Value and the Asset Value”) of this agreement (Exhibit E).

Appendix C

Seller Employee Plans (Including Warner Employee Plans) that Provide a Defined Benefit for Warner Employees

Warner Music International Plans

Country	Name of plan	Type of Plan	Notes
Austria	Warner Music Austria Pension Plan	defined benefit
Canada	Warner Music Canada Ltd. Executive Supplemental Retirement Agreements	defined benefit
Germany	WEA Pension Plan	defined benefit
Ireland	Warner Music Ireland Ltd Pension & Life Assurance Scheme	defined benefit
Italy	PREVINDAI	defined benefit	state plan
Japan	EPF (Tokyo Jitsugyo Employees Pension Plan)	defined benefit
Norway	Warner Music Norway	defined benefit
Phillippines	Warner Music Phillippines Employees Welfare Retirement Scheme	defined benefit
Taiwan	Warner Music Taiwan Retirement Plan	defined benefit	state plan
UK	Time Warner UK Pension Plan	defined benefit

Warner/Chappell International Plan

Germany	Versorgungsordnung der Firma Warner/Chappell Music GmbH Germany	defined benefit
Italy	PREVINDAI	defined benefit	state plan
Netherlands	NV OHRA Pensioenverzekeringen	DB and DC	DB for one employee only
Spain	SEGURO COLECTIVO FLEXIPENSION DE MAPFRE VIDA	defined benefit	No employees covered and there is no leaving service benefit